UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a 12

INTEGER HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Stockholder:
On August 2, 2026, Integer Holdings Corporation, a Delaware corporation (referred to as “ITGR”) entered into an Agreement and Plan of Merger (referred to as the “merger agreement”), by and among ITGR, Armstrong Parent, Inc., a Delaware corporation (referred to as “Parent”), and Armstrong Bidco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (referred to as “Merger Sub”). Pursuant to the merger agreement, and upon the terms and subject to the conditions therein, Merger Sub will merge with and into ITGR (referred to as the “merger”), with ITGR surviving the merger as a wholly owned subsidiary of Parent (referred to as the “surviving corporation”). Parent and Merger Sub are each affiliates of investment funds managed by one or more subsidiaries of KKR & Co. Inc. (referred to as the “KKR Parent Company”) and its subsidiaries. KKR Parent Company is a leading global investment firm. The respective boards of directors of ITGR and Parent have unanimously approved the merger agreement and the merger.
Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, you will be entitled to receive, for each share of common stock, par value $0.001 per share, of ITGR (referred to as an “ITGR common stock”) that you own immediately prior to the effective time of the merger, $127.00 in cash without interest (referred to as the “merger consideration”). The merger consideration represents an approximately 51.8% premium over the unaffected price of ITGR common stock of $83.67, which was the closing trading price on April 29, 2026, the last trading day prior to ITGR’s announcement of a strategic review.
The ITGR board of directors has unanimously (i) determined that it is in the best interest of ITGR and the ITGR stockholders, and declared it advisable, that ITGR enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved the execution and delivery of the merger agreement by ITGR, the performance by ITGR of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted for consideration by ITGR stockholders entitled to vote thereon at a meeting thereof and (iv) resolved to recommend adoption of the merger agreement to the ITGR stockholders.
At the special meeting of ITGR stockholders described in the accompanying proxy statement (referred to as the “special meeting”), you will be asked to approve the merger agreement proposal and to vote on other merger-related matters. The ITGR board of directors unanimously recommends that ITGR stockholders vote “FOR” the merger agreement proposal and “FOR” each of the other proposals described in the accompanying proxy statement.
Your vote is very important regardless of the number of shares of ITGR common stock that you own. Parent and ITGR cannot complete the merger without the approval of the merger agreement proposal by ITGR stockholders holding at least a majority of the shares of ITGR common stock outstanding and entitled to vote thereon at the close of business on September 8, 2026, the record date for the special meeting. The failure of any ITGR stockholder to vote will have the same effect as a vote against the approval of the merger agreement proposal. Whether or not you plan to participate in the special meeting, ITGR urges you to submit a proxy in advance of the special meeting to have your shares voted by using one of the methods described in the accompanying proxy statement. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. You must provide voting instructions by filling out the voting instruction card in order for your shares to be voted.
More information about Parent, ITGR, the special meeting, the merger and the other proposals for consideration at the special meeting is contained in the accompanying proxy statement. Please carefully read the entire proxy statement and the annexes and documents included in, or incorporated by reference into, the proxy statement.
If you have any questions or need assistance voting your shares of ITGR common stock, please contact Georgeson LLC (referred to as “Georgeson”), ITGR’s proxy solicitor, by calling toll-free at (888) 790-2738.

On behalf of the ITGR board of directors, thank you for your continued support.
Sincerely,

Donald J. Spence
Chairman of the Board
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated September 14, 2026 and is first being mailed to ITGR stockholders on or about September 14, 2026.

Integer Holdings Corporation
5830 Granite Parkway
Plano, Texas 75024
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 21, 2026
Dear Stockholder:
This is a notice that the special meeting of stockholders of Integer Holdings Corporation (referred to as “ITGR”) will be held on October 21, 2026, beginning at 9:00 a.m., Central Time (such meeting is referred to as the “special meeting”). The special meeting will be a completely virtual, live audio webcast meeting of stockholders and will be held for the following purposes:
1.
to adopt the Agreement and Plan of Merger, dated as of August 2, 2026 (such agreement, as it may be amended from time to time, is referred to as the “merger agreement” and the transactions contemplated thereby, including the merger, the “transactions”), by and among ITGR, Armstrong Parent, Inc. (referred to as “Parent”), and Armstrong Bidco, Inc., a wholly owned subsidiary of Parent (referred to as “Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into ITGR (referred to as the “merger”), with ITGR surviving the merger and becoming a wholly owned subsidiary of Parent (referred to as the “merger agreement proposal”);

2.
to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or become payable to ITGR’s named executive officers that is based on or otherwise relates to the transactions (referred to as the “merger-related compensation proposal”); and

3.
to approve the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal at the time of the special meeting (referred to as the “adjournment proposal”).

The proxy statement of which this notice is a part (a) incorporates important business and financial information about ITGR, Parent and Merger Sub from other documents that ITGR has filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) and that are contained in or incorporated by reference into this proxy statement and (b) provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting, including the proposals listed above. Please refer to the accompanying proxy statement, including the merger agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying proxy statement for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire proxy statement carefully before voting. The ITGR board of directors has unanimously (i) determined that it is in the best interest of ITGR and the ITGR stockholders, and declared it advisable, that ITGR enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved the execution and delivery of the merger agreement by ITGR, the performance by ITGR of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted for consideration by ITGR stockholders entitled to vote thereon at a meeting thereof and (iv) resolved to recommend adoption of the merger agreement to the ITGR stockholders.
The ITGR board of directors unanimously recommends that ITGR stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
The ITGR board of directors has fixed the close of business on September 8, 2026, as the record date for determination of ITGR stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof (referred to as the “record date”). Only holders of record of ITGR common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.

Under Delaware law, holders of ITGR common stock who do not vote in favor of the merger agreement proposal will have the right to seek appraisal and obtain payment in cash for the fair value of their shares of ITGR common stock, as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they strictly comply with the procedures prescribed by Delaware law. These procedures are summarized in the section titled “Appraisal Rights of ITGR Stockholders” in the accompanying proxy statement. In addition, the text of Section 262 of the General Corporation Law of the State of Delaware is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.
The merger cannot be completed unless the merger agreement proposal is approved by the affirmative vote, virtually or by proxy, of holders of at least a majority of the outstanding shares of ITGR common stock entitled to vote thereon.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) attend the special meeting virtually, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a quorum is present, your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on the other proposals.
Whether or not you expect to participate in the special meeting, ITGR urges you to submit a proxy to have your shares voted as promptly as possible either: (1) via the internet at www.proxyvote.com (see proxy card for instructions); (2) by telephone by calling (800) 690-6903 (see proxy card for instructions); or (3) by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in “street name” by a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Any stockholder of record participating in the special meeting may vote even if such stockholder has returned a proxy card. However, if your shares are held in “street name” you must obtain a “legal proxy” from the bank, brokerage firm or other nominee to vote at the special meeting.
ITGR stockholders of record as of September 8, 2026 will be able to participate in the special meeting by visiting www.virtualshareholdermeeting.com/ITGR2026SM and entering the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials. If you would like to view the special meeting materials via the internet, please visit www.proxyvote.com.
If you have any questions about the special meeting, the merger, the proposals or the accompanying proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of ITGR common stock, you should contact:
Integer Holdings Corporation
Attention: General Counsel and Corporate Secretary
5830 Granite Parkway, Suite 1150
Plano, Texas 75024
(214) 618-5243

or

Georgeson LLC
51 West 52nd Street, 6th Floor
New York, NY 10019
Call: (888) 790-2738
Email: integerholdings@georgeson.com
By order of the ITGR board of directors,

Lindsay K. Blackwood
General Counsel and Corporate Secretary
Dated: September 14, 2026
Plano, Texas

Integer Holdings Corporation

5830 Granite Parkway
Plano, Texas 75024
INTEGER HOLDINGS CORPORATION
PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS

v

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this proxy statement and the documents incorporated by reference into this proxy statement and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by ITGR stockholders at the special meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement, including the annexes, and the documents to which you are referred. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section titled “Where You Can Find More Information.”
All references to “ITGR” in this proxy statement refer to Integer Holdings Corporation, a Delaware corporation, including in some cases, its subsidiaries; all references to “Parent” refer to Armstrong Parent, Inc., a Delaware corporation; all references to “Merger Sub” refer to Armstrong Bidco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent incorporated for the sole purpose of consummating the merger; all references to “ITGR common stock” refer to the common stock of ITGR, $0.001 par value; all references to the “ITGR board of directors” refer to the board of directors of ITGR; all references to the “merger” refer to the merger of Merger Sub with and into ITGR with ITGR surviving as a wholly owned subsidiary of Parent; all references to the “transactions” refer to the transactions contemplated by the merger agreement, including the merger; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of August 2, 2026, as may be amended from time to time, by and among ITGR, Parent and Merger Sub. ITGR, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

THE COMPANIES
Integer Holdings Corporation
Integer Holdings Corporation is one of the largest medical device contract development and manufacturing organizations in the world, serving the cardio and vascular, neuromodulation, and cardiac rhythm management markets. As a strategic partner of choice, ITGR advances the goals of its medical device customers through industry-leading engineering and manufacturing, with a relentless commitment to quality, service, and innovation. ITGR’s brands include Greatbatch Medical and Lake Region Medical. ITGR’s primary customers include large, multi-national original equipment manufacturers and their affiliated subsidiaries. ITGR common stock trades on the New York Stock Exchange (referred to as “NYSE”) under the symbol “ITGR.” The principal executive offices of ITGR are located at 5830 Granite Parkway, Plano, Texas 75024, and its telephone number is (214) 618-5243.
Armstrong Parent, Inc.
Armstrong Parent, Inc. is a Delaware corporation, and was formed on July 30, 2026 solely for the purpose of engaging in the transactions contemplated by the merger agreement and other documents or agreements executed and delivered in connection with the merger agreement. Upon the completion of the merger, ITGR will be a wholly owned subsidiary of Parent. Parent is an affiliate of investment funds managed by one or more subsidiaries of KKR & Co. Inc. (referred to as the “KKR Parent Company”) and its subsidiaries (KKR Parent Company and its subsidiaries, referred to as the “KKR Group”). The registered office of Parent is located at 4001 Kennett Pike, Suite 302, Wilmington, New Castle County, Delaware 19807 and its telephone number is (302) 731-1612.
Armstrong Bidco, Inc.
Armstrong Bidco, Inc. is a Delaware corporation and a wholly owned subsidiary of Parent, and was formed on July 30, 2026, solely for the purpose of engaging in the transactions contemplated by the merger agreement and other documents or agreements executed and delivered in connection with the merger agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist with ITGR continuing as the surviving corporation. Merger Sub is an affiliate of investment funds managed by one or more subsidiaries of the KKR Group. The registered office of Merger Sub is located at 4001 Kennett Pike, Suite 302, Wilmington, New Castle County, Delaware 19807 and its telephone number is (302) 731-1612.

THE MERGER AND MERGER AGREEMENT
A copy of the merger agreement is attached as Annex A to this proxy statement. ITGR encourages you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section titled “The Merger Agreement.”
Effects of the Merger (see page 27)
Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with Delaware law, Merger Sub will merge with and into ITGR, with ITGR surviving the merger and becoming a wholly owned subsidiary of Parent.
Merger Consideration (see page 27)
At the effective time of the merger (the “effective time”), each share of ITGR common stock issued and outstanding immediately prior to the effective time (other than ITGR common stock (i) held by ITGR as a treasury share or owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the effective time, (ii) held by any subsidiary of ITGR immediately prior to the effective time (the shares referred to in clauses (i) and (ii) are referred to as “excluded shares”) and (iii) held by any person who is entitled to demand, and has properly and validly demanded, appraisal in respect of such ITGR common stock pursuant to applicable law (the shares referred to in clause (iii) are referred to as “dissenting shares”)) will be entitled to receive: $127.00 in cash, without interest (referred to as the “merger consideration”).
For additional information on the consideration ITGR stockholders will receive in connection with the merger, see the section titled “The Merger Agreement—Effect of the Merger on ITGR Common Stock.”
Treatment of ITGR Equity Awards (see page 55)
Outstanding ITGR equity awards will generally be treated as follows: (i) vested restricted stock unit (referred to as a “RSU”) awards and 50% (assessed on a tranche-by-tranche basis) of unvested RSU awards will be canceled in exchange for a cash amount based on the merger consideration and paid as soon as practicable following the closing of the merger, and the remaining 50% of unvested RSUs will be converted into a deferred cash award based on the merger consideration that vests and is paid based on the original RSU award’s vesting conditions (with certain termination protections); (ii) performance stock unit (referred to as a “PSU”) awards for which the performance period is completed but that have not yet been settled will be canceled in exchange for a cash amount equal to the merger consideration based on actual performance, and PSU awards with open performance periods will be converted into a cash amount based on the merger consideration assuming the greater of target and actual performance, with 50% (assessed on a tranche-by-tranche basis) of such amount being paid as soon as practicable following the closing of the merger and the remaining 50% of such amount vesting and being paid based on the original PSU award’s service vesting conditions (with certain termination protections and without regard to any performance conditions); and (iii) each stock option will be vested and canceled in exchange for a cash amount equal to the excess (if any) of the merger consideration over the applicable exercise price of such stock option.
For additional information on the treatment of ITGR equity awards in connection with the merger, see the section titled “The Merger Agreement—Treatment of ITGR Equity Awards.”
ITGR’s Reasons for the Merger; Recommendation of the ITGR Board of Directors (see page 33)
At its August 2, 2026 meeting held to evaluate the merger, the ITGR board of directors unanimously (i) determined that it is in the best interest of ITGR and the ITGR stockholders, and declared it advisable, that ITGR enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved the execution and delivery of the merger agreement by ITGR, the performance by ITGR of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted for consideration by ITGR stockholders entitled to vote thereon at a meeting thereof and (iv) resolved to recommend adoption of the merger agreement to the ITGR stockholders.
The ITGR board of directors unanimously recommends that ITGR stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
In evaluating the merger and the merger agreement and arriving at its determination, the ITGR board of directors consulted with ITGR’s senior management, ITGR’s financial advisor, Goldman Sachs & Co. LLC (referred to as

“Goldman Sachs”), and ITGR’s outside legal counsel, Davis Polk & Wardwell LLP (referred to as “Davis Polk”), and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to ITGR and ITGR stockholders, as described in more detail in the section titled “The Merger (Proposal 1)—ITGR’s Reasons for the Merger; Recommendation of the ITGR Board of Directors.”
Opinion of ITGR’s Financial Advisor (see page 39)
Goldman Sachs rendered its opinion to the ITGR board of directors that, as of August 2, 2026, and based upon and subject to the factors and assumptions set forth therein, the $127.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of ITGR common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated August 2, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the ITGR board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of ITGR common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between ITGR and Goldman Sachs, ITGR has agreed to pay Goldman Sachs a transaction fee of approximately $85.7 million (which includes a discretionary incentive fee approved by the ITGR board of directors prior to the execution of the merger agreement), all of which is contingent upon consummation of the merger.
For additional information, see the section titled “The Merger (Proposal 1)—Opinion of ITGR’s Financial Advisor.”
Financing of the Merger (see pages 51 and 69)
Parent intends to fund the cash portion of the merger consideration with proceeds from new debt and equity financing together with cash on hand. Concurrently with the entry into the merger agreement, (i) Merger Sub entered into a debt commitment letter (referred to as the “debt commitment letter”), pursuant to which certain financial institutions (referred to as the “lenders”) have committed to provide to Merger Sub up to (a) $2,100,000,000 aggregate principal amount under a senior secured term loan facility and (b) $350,000,000 aggregate principal amount under a senior secured revolving credit facility and (ii) Parent entered into an equity commitment letter (referred to as the “equity commitment letter” and, the equity commitment letter and the debt commitment letter together referred to as the “commitment letters”), pursuant to which KKR Core II Holding Company LLC (referred to as “KKR Core”) has committed to contribute an aggregate amount of $3,825,000,000 to Parent. The obligations of the lenders to provide debt financing under the debt commitment letter and KKR Core to provide equity financing under the equity commitment letter are subject to certain customary conditions, including (a) the execution and delivery of definitive documentation with respect to such financing in accordance with such commitment letter and (b) the consummation of the merger in all material respects in accordance with the terms and conditions of the merger agreement. The receipt of the equity financing by Parent and the debt financing by Merger Sub is not a condition to either Parent’s or Merger Sub’s obligations to complete the merger. For more information about the financing of the merger, see the sections titled “The Merger (Proposal 1)—Financing of the Merger” and “The Merger Agreement—Financing of the Merger.”
Material U.S. Federal Income Tax Consequences of the Merger (see page 86)
The receipt of cash in exchange for ITGR common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the ITGR common stock surrendered in exchange.
Except in certain specific circumstances described below and under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” a Non-U.S. Holder (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections with the United States.
The U.S. federal income tax consequences described above may not apply to all holders of ITGR common stock. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the merger to you.
Regulatory Clearances and Approvals Required for the Merger (see pages 52 and 70)
The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”) and certain other applicable antitrust and foreign direct investment laws, which prevent ITGR and Parent from completing the merger until required information and materials are furnished to the relevant regulators, including the Antitrust Division of the Department of Justice (referred to as the “DOJ”) and the Federal Trade Commission (referred to as the “FTC”), and the necessary approvals are received, or the relevant waiting periods are terminated or expire. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties may also choose to voluntarily re-start the initial 30-calendar-day waiting period by following certain prescribed procedures. After the expiration of the initial waiting period (or the re-started initial waiting period), the Antitrust Division of the DOJ or the FTC may issue a Request for Additional Information and Documentary Material (referred to as a “second request”). If a second request is issued, the parties may not complete the merger until they substantially comply with the second request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier, or the parties commit not to close for some additional period of time. ITGR and Parent submitted the requisite notification and report forms under the HSR Act on August 31, 2026, and the waiting period will expire on September 30, 2026 at 11:59 p.m., Eastern Time, unless it is extended by request for additional information or terminated earlier or if ITGR and Parent pull and refile or commit not to close for some additional period of time.
For more information about regulatory clearances relating to the merger, see the sections titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.”
Although the parties expect that the required regulatory clearances will be obtained, the parties cannot assure you that regulatory clearance will be timely obtained or obtained at all or that the granting of regulatory clearance will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. Any such additional conditions could result in the conditions to the merger not being satisfied.
Expected Timing of the Merger (see pages 66, 70 and 52)
Parent and ITGR are working to complete the merger as soon as practicable and currently expect the merger to be completed by the end of 2026, subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of customary closing conditions, including, but not limited to, the adoption of the merger agreement by the affirmative vote of at least a majority of the outstanding shares of ITGR common stock, the expiration or termination of the waiting period under the HSR Act and approval under certain other applicable antitrust and foreign direct investment laws. Neither Parent nor ITGR can predict the actual date on which the merger will be completed because completion is subject to certain closing conditions beyond each party’s control, and it is possible that such conditions could result in the merger being completed earlier or later or not being completed at all. See the sections titled “The Merger Agreement—Efforts to Obtain Regulatory Clearances,” “The Merger Agreement—Conditions to the Merger,” and “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger.”
Conditions to the Merger (see page 70)
In addition to the approval of the adoption of the merger agreement in accordance with the General Corporation Law of the State of Delaware (referred to as the “DGCL”), and the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act and required approvals under certain other applicable antitrust and foreign direct investment laws of certain jurisdictions, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of certain other customary conditions, including the following: (i) the absence of any order issued by any governmental authority (whether temporary, preliminary or permanent) of competent jurisdiction, or applicable law prohibiting, rendering illegal or enjoining the consummation of the merger; (ii) each party’s performance of and compliance with its covenants, obligations and agreements contained in the merger agreement in all material respects; (iii) no ITGR material adverse effect (as defined below) having occurred since the date of the merger agreement; and (iv) the accuracy of the representations and warranties of the parties in the merger agreement (subject to customary materiality qualifiers). The merger is not subject to any financing condition.
See the section titled “The Merger Agreement—Conditions to the Merger.”
No Solicitation of Other Offers by ITGR (see page 63)
As more fully described in this proxy statement and in the merger agreement, and subject to certain exceptions, ITGR has agreed not to solicit alternative acquisition proposals, engage in discussions with third parties regarding alternative acquisition proposals or change its recommendation in favor of the merger to its stockholders.
In the event ITGR receives a bona fide offer, inquiry, proposal or indication of interest from a third party with respect to an acquisition proposal that did not result from a material breach of ITGR’s non-solicitation obligations prior to obtaining its stockholders’ approval for the merger agreement proposal and the ITGR board of directors determines in good faith, after consultation with outside counsel and a financial advisor, that such acquisition proposal is or is reasonably likely to result in a superior proposal, ITGR may provide information to, and engage in discussions and negotiations with, the person making the acquisition proposal, subject to complying with notice requirements and other specified conditions. For more information on what constitutes a superior proposal, see the section titled “The Merger Agreement—No Solicitation of Other Offers by ITGR.”
Prior to obtaining approval for the merger agreement proposal from ITGR stockholders, the ITGR board of directors has the right, in connection with (a) the receipt of a superior proposal or (b) an intervening event to change its recommendation in favor of the merger or, in the case of a superior proposal, to terminate the merger agreement, in each case, subject to complying with notice requirements and other specified conditions (including giving Parent the opportunity to propose changes to the merger agreement in response to such superior proposal or intervening event, as applicable), if the ITGR board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be (in the case of a superior proposal) or would be reasonably likely to be (in the case of an intervening event) inconsistent with its fiduciary duties under Delaware law. For more information on what constitutes an intervening event, see the section titled “The Merger Agreement—Change of Recommendation; Match Rights.”
Change of Recommendation; Match Rights (see page 64)
Under the merger agreement, under certain circumstances and subject to certain requirements, including as described in this section, the ITGR board of directors is entitled to make an adverse recommendation change prior to receipt of stockholder approval of the merger agreement, if the ITGR board of directors determines in good faith, after consultation with outside legal counsel and a financial advisor, that an acquisition proposal is a superior proposal, or in response to an intervening event, if the ITGR board of directors determines, after consultation with outside legal counsel, that the failure to take such action would be (in the case of a superior proposal) or would be reasonably likely to be (in the case of an intervening event) inconsistent with its fiduciary duties under Delaware law; provided that:
•
ITGR notifies Parent in writing at least five business days before taking such action that ITGR intends to take such action, which notice specifies the reasons for the adverse recommendation change (a) in the case of a superior proposal, including the identity of the person making such acquisition proposal and the material terms and conditions thereof or (b) in the case of an intervening event, a reasonably detailed description of the facts and circumstances relating to such intervening event. With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the form, amount or timing of payment of consideration proposed to be received by ITGR stockholders as a result of such superior proposal), ITGR must again comply with the obligations described in this bullet, except the applicable five business day period will be replaced with three business days; and

•
ITGR has negotiated in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of the merger agreement as Parent may propose, and after such notice period, the ITGR board of directors will have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Parent that, if accepted by ITGR, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure of the ITGR board of directors to make such adverse recommendation change would be (in the case of a superior proposal) or would be reasonably likely to be (in the case of an intervening event) inconsistent with its fiduciary duties under applicable law or, in the case of a superior proposal, after consultation with outside legal counsel and a financial advisor, that such acquisition proposal continues to constitute a superior proposal.

In the event that the ITGR board of directors is permitted to change its recommendation with respect to the merger agreement following the receipt of an acquisition proposal that it determines to be a superior proposal, ITGR may also terminate the merger agreement to enter into a definitive written agreement for such superior proposal if, concurrently with such termination, ITGR pays to Parent the fee required to be paid to Parent as described in the section titled “The Merger Agreement—Termination Fees and Expenses” and ITGR shall have complied in all material respects with the obligations described in this section.
Termination of the Merger Agreement (see page 71)
Among other customary circumstances, Parent or ITGR may terminate the merger agreement if:
•
the merger has not been consummated on or before 5:00 p.m. Eastern time on May 2, 2027 (referred to as the “outside date”); however, the right to terminate the merger agreement described herein will not be available to any party who is in breach of, or has breached, its obligations under the merger agreement, where such breach has primarily caused or resulted in the failure of the closing of the merger to occur on or before the outside date;

•
any applicable order, writ, injunction, judgment or decree of any governmental authority (referred to as an “order”) issued by any governmental authority of competent jurisdiction rendering illegal, or restraining, enjoining or otherwise prohibiting the consummation of the merger and such order has become final and nonappealable; provided that, at the time at which such person would otherwise exercise such termination right, the material breach by such person (and, in the case of Parent, Merger Sub’s) of its (or their) obligations under the merger agreement has not been the primary cause of, or resulted in, the events specified in this bullet; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the ITGR stockholders have not adopted the merger agreement.
ITGR may terminate the merger agreement in other circumstances, including to enter into a definitive agreement with respect to a superior proposal, if Parent fails to consummate the merger by the outside date when it is otherwise required to do so or in response to certain breaches of the merger agreement by Parent or Merger Sub, subject to a cure period. Parent may also terminate the merger agreement in other circumstances, including in response to an adverse recommendation change by the ITGR board of directors, a failure to obtain the approval by ITGR stockholders to adopt the merger agreement proposal by the outside date or at the special meeting or certain breaches of the merger agreement by ITGR, subject to a cure period.
See the section titled “The Merger Agreement—Termination of the Merger Agreement.”
Termination Fees and Expenses (see page 73)
ITGR must pay Parent a termination fee of $154,000,000 (referred to as the “ITGR termination fee”) if the merger agreement is terminated in certain circumstances, including as a result of ITGR entering into a written definitive agreement concerning a superior proposal or an adverse recommendation change. In addition, if the merger agreement is terminated under certain specified circumstances, including failure to obtain approval by ITGR stockholders of the merger agreement proposal at the special meeting, failure to consummate the merger by the outside date at a time when ITGR stockholder approval has not been obtained, or certain breaches of the merger agreement by ITGR, subject to a cure period, and a bona fide acquisition proposal had been publicly announced or publicly disclosed and not publicly withdrawn or otherwise abandoned within the required period, and within 12 months following such termination either an acquisition proposal is consummated or ITGR enters into a definitive agreement providing for the consummation of an acquisition proposal, then ITGR must pay Parent the ITGR termination fee concurrently with such consummation or entry into such definitive agreement.

Parent must pay ITGR a termination fee of $307,000,000 (referred to as the “Parent termination fee”) if the merger agreement is terminated in certain circumstances, including as a result of Parent’s failure to consummate the merger by the outside date when its conditions to closing have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied by actions taken at the closing of the merger, are then capable of being satisfied if the closing of the merger were to occur on such date) or certain breaches of the merger agreement by Parent or Merger Sub (in each case, without giving effect to any notice requirement or cure period or right set forth therein). All other expenses relating to the merger will generally be paid by the party incurring the expense, except Parent will pay all fees, costs and expenses incurred in connection with the regulatory undertaking obligations of the parties. In no event will either ITGR or Parent be obligated to pay the termination fee on more than one occasion.
In connection with the merger agreement, KKR Core entered into a limited guarantee (referred to as the “limited guarantee”) providing for the payment of (i) the Parent termination fee in the event the Parent termination fee becomes payable in accordance with the terms of the merger agreement and (ii) any reimbursement or collections related to ITGR’s enforcement of the Parent termination fee up to an aggregate amount, including the Parent termination fee, of $313,000,000.
See the section titled “The Merger Agreement—Termination Fees and Expenses.”
Remedies; Maximum Liability (see page 74)
The merger agreement provides that, except in the case of fraud or any material breach of the merger agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of the merger agreement (referred to as “willful breach”), upon the valid termination of the merger agreement under circumstances where a termination fee is payable by ITGR, Parent’s right to receive payment of such termination fee will be the sole and exclusive remedy of Parent and Merger Sub arising out of or relating to the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, neither Parent nor Merger Sub will seek to obtain any recovery, judgment or damages of any kind against ITGR or any of ITGR’s subsidiaries or any of their respective former, current or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.
In addition, the merger agreement provides that, except in the case of fraud or willful breach of the merger agreement, upon the valid termination of the merger agreement under circumstances where the Parent termination fee, as applicable, is payable by Parent, ITGR’s right to receive payment of the Parent termination fee, as applicable, will be the sole and exclusive remedy of ITGR in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, ITGR will not seek to obtain any recovery, judgment or damages of any kind against Parent or any of Parent’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives or any of Parent’s financing sources or certain related parties of such financing sources in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.
See the section titled “The Merger Agreement—Remedies; Maximum Liability.”
Specific Performance (see page 74)
The merger agreement provides that the parties will be entitled to an injunction or injunctions or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the merger agreement, limited guarantee and/or the equity commitment letter, or to enforce specifically the performance of the terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.
In no event will Parent or ITGR be entitled to receive both (x) a grant of specific performance which results in the consummation of the closing contemplated by the merger agreement and (y) payment of the ITGR or Parent Termination Fee, as applicable.
See the section titled “The Merger Agreement—Specific Performance.”

No Recourse (see page 75)
The merger agreement provides that any claims or causes of action related to the merger agreement may only be made against Parent, Merger Sub, KKR Core and their affiliates and their respective former, current or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or representatives that are expressly parties to the merger agreement.
See the section titled “The Merger Agreement—No Recourse.”
Appraisal Rights of ITGR Stockholders (see pages 52 and 78)
ITGR stockholders who do not vote in favor of approval of the merger agreement proposal, who continuously hold their shares of ITGR common stock and who otherwise strictly comply with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of ITGR common stock, as determined by the Delaware Court of Chancery, if the merger is completed, in lieu of receiving the merger consideration in respect of such shares. The “fair value” of your shares of ITGR common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. ITGR stockholders who wish to exercise the right to seek an appraisal of their shares must advise ITGR by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the merger agreement proposal and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of ITGR common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights.
The text of Section 262 of the DGCL is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, ITGR stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.
See the section titled “The Merger Agreement—Effect of the Merger on ITGR Common Stock—Shares of Dissenting Stockholders” and “Appraisal Rights of ITGR Stockholders.”
ITGR Special Meeting (see page 9)
Purposes of the Special Meeting
At the special meeting, ITGR stockholders will be asked to vote upon the following proposals:
•	the merger agreement proposal;
•	the merger-related compensation proposal; and
•	the adjournment proposal.
Record Date
The record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting is September 8, 2026. Only ITGR stockholders who held shares of record as of the close of business on the record date are entitled to receive notice of and vote at the special meeting and any adjournment or postponement of the special meeting, and only as long as such shares remain outstanding on the date of the special meeting. ITGR’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.
Required Vote
•
Proposal 1—The Merger Agreement Proposal. The affirmative vote of holders of at least a majority of the outstanding shares of ITGR common stock entitled to vote thereon is required to approve the merger agreement proposal.

•
Proposal 2—The Merger-Related Compensation Proposal. The affirmative vote of a majority of the votes cast by holders of shares of ITGR common stock present virtually or represented by proxy at the special meeting at which a quorum is present and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

•
Proposal 3—The Adjournment Proposal. The affirmative vote of a majority of the votes cast by holders of shares of ITGR common stock present virtually or represented by proxy at the special meeting and entitled to vote on the adjournment proposal is required to approve the adjournment proposal.

See the section titled “The Special Meeting—Required Vote; Treatment of Abstentions and Failure to Vote.”
Interests of ITGR’s Directors and Executive Officers in the Merger (see page 46)
ITGR’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of ITGR stockholders generally. These interests include, among others, equity award vesting, retention payments and potential severance payments and benefits under employment or severance protection agreements, and rights to ongoing indemnification and insurance coverage. The ITGR board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the approval of the merger agreement by the ITGR stockholders. See the section titled “The Merger (Proposal 1)—Interests of ITGR’s Directors and Executive Officers in the Merger.”
Directors’ and Officers’ Indemnification and Insurance (see pages 10 and 68)
Under the merger agreement, for a period of six years after the effective time, Parent must, and must cause the surviving corporation to, indemnify and hold harmless to the fullest extent permitted by applicable law and the organizational documents of ITGR or its subsidiaries, the present and former directors, officers, employees and agents of ITGR and its subsidiaries and their respective successors and heirs from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of acts or omissions prior to the effective time.
In addition, for a period of six years following the effective time, Parent is required to maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of the date of the merger agreement.
At or prior to the effective time, ITGR (or if Parent elects, Parent) will (or if ITGR is unable to, Parent will cause the surviving corporation to) purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under ITGR’s existing policies as of the date of the merger agreement, with a one-time cost not in excess of 400% of the last aggregate annual premium paid by ITGR for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, the surviving corporation must purchase a policy with the greatest coverage available for a cost not exceeding such amount.
See the section titled “The Merger (Proposal 1)—Interests of ITGR’s Directors and Executive Officers in the Merger—Indemnification and Insurance” and “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”
Market Prices of ITGR Common Stock (see page 77)
The merger consideration of $127.00 per share represents a premium of approximately 51.8% over ITGR’s unaffected share price of ITGR common stock of $83.67, which was the closing price on April 29, 2026, the last trading day prior to ITGR’s public announcement of a strategic review. The closing price of ITGR common stock on the NYSE on September 11, 2026, the most recent practicable date prior to the date of this proxy statement, was $126.00 per share. You are encouraged to obtain the current market price of ITGR common stock in connection with voting your shares of ITGR common stock.

QUESTIONS AND ANSWERS
The following are some questions that you, as an ITGR stockholder, may have regarding the merger and the special meeting and the answers to those questions. ITGR urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement.
Q:	What is the purpose of the special meeting?
A:	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:
1.	A proposal to adopt the merger agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement”;
2.
A proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or become payable by ITGR to its named executive officers that is based on or otherwise relates to the transactions, discussed under the sections titled “The Merger (Proposal 1)—Interests of ITGR’s Directors and Executive Officers in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)”; and

3.
A proposal to approve the adjournment of the special meeting to a later date, including if necessary or appropriate to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement at the time of the special meeting which is further described in the section titled “Vote on Adjournment (Proposal 3)”.

Q:	Where and when is the special meeting?
A:
The special meeting will be held on October 21, 2026, beginning at 9:00 a.m., Central Time (with log-in beginning at 8:45 a.m., Central Time), unless postponed to a later date. The special meeting will be a virtual only meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/ITGR2026SM. You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting. Because the special meeting is completed virtually and being conducted via live webcast, stockholders will not be able to attend the meeting in person. You can view the special meeting materials via the internet at www.proxyvote.com.

Q:	How does the ITGR board of directors recommend that I vote on the proposals?
A:	The ITGR board of directors unanimously recommends that ITGR stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
Q:	How does the per share merger consideration compare to the market price of ITGR common stock prior to announcement of the strategic review?
A:
The merger consideration of $127.00 per share represents a premium of approximately 51.8% over ITGR’s unaffected share price, which was the closing price on April 29, 2026, the last trading day prior to ITGR’s public announcement of a strategic review. The closing price of ITGR common stock on the NYSE on September 11, 2026, the most recent practicable date prior to the date of this proxy statement, was $126.00 per share. You are encouraged to obtain the current market price of ITGR common stock in connection with voting your shares of ITGR common stock.

Q:	What will happen in the merger?
A:
Pursuant to the merger agreement, Merger Sub will merge with and into ITGR, with ITGR surviving the merger as a wholly owned subsidiary of Parent. After the merger, ITGR common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and, as a result, ITGR will no longer be a publicly held company.

Q:	Who will own ITGR after the merger?
A:	Immediately following the merger, ITGR will be a wholly owned subsidiary of Parent.
Q:	What will I receive in the merger?
A:
Upon the terms and subject to the conditions of the merger agreement, at the effective time, you will be entitled to receive, for each share of ITGR common stock (other than excluded shares and dissenting shares) that you hold, $127.00 in cash, without interest. Certain shares of ITGR common stock subject to stock-based awards will be treated in the manner described under the heading “The Merger (Proposal 1)—Interests of ITGR’s Directors and Executive Officers in the Merger.”

Q:	What will happen in the merger to ITGR equity awards?
A:
Outstanding ITGR equity awards will generally be treated as follows: (i) vested RSU awards and 50% (assessed on a tranche-by-tranche basis) of unvested RSU awards will be canceled in exchange for a cash amount based on the merger consideration and paid as soon as practicable following the closing of the merger, and 50% of unvested RSUs will be converted into a deferred cash award based on the merger consideration that vests and is paid based on the original RSU award’s vesting conditions (with certain termination protections); (ii) PSU awards for which the performance period is completed but that have not yet been settled will be canceled in exchange for a cash amount equal to the merger consideration based on actual performance, and PSU awards with open performance periods will be converted into a cash amount based on the merger consideration assuming the greater of target and actual performance, with 50% (assessed on a tranche-by-tranche basis) of such amount being paid as soon as practicable following the closing of the merger and the remaining 50% of such amount vesting and being paid based on the original PSU award’s service vesting conditions (with certain termination protections and without regard to any performance conditions); and (iii) each stock option will be vested and canceled in exchange for a cash amount equal to the excess (if any) of the merger consideration over the applicable exercise price of such stock option and paid as soon as practicable following the closing of the merger.

For additional information on the treatment of ITGR equity awards in connection with the merger, see the section titled “The Merger Agreement—Treatment of ITGR Equity Awards.”
Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of ITGR common stock?
A:
Yes. ITGR stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the sections titled “The Merger (Proposal 1)—Appraisal Rights of ITGR Stockholders” and “Appraisal Rights of ITGR Stockholders.” In addition, the text of Section 262 of the DGCL is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:	What vote is required to adopt the merger agreement?
A:	The votes required for each proposal are as follows:
1.
Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of at least a majority of the outstanding shares of ITGR common stock entitled to vote thereon is required to approve the merger agreement proposal.

2.
Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of a majority of the votes cast by holders of shares of ITGR common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

3.
Proposal 3—The Adjournment Proposal: The affirmative vote of a majority of the votes cast by holders of shares of ITGR common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal.

As of September 8, 2026, the record date, ITGR directors and executive officers, as a group, owned and were entitled to vote 293,965 shares of ITGR common stock, which includes restricted and performance shares in amounts as permitted per the grant agreements, or approximately 0.86% of the outstanding shares of ITGR common stock. ITGR currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement, although none of them are obligated to do so.
Q:	Do any of ITGR’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?
A:
In considering the recommendation of the ITGR board of directors with respect to the merger agreement proposal, you should be aware that ITGR’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of ITGR stockholders generally. The ITGR board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the ITGR stockholders. See “The Merger (Proposal 1)—Interests of ITGR’s Directors and Executive Officers in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2).”

Q:	When do you expect the merger to be completed?
A:
In order to complete the merger, ITGR must obtain stockholder approval of the merger agreement proposal described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger by the end of 2026, although neither party can assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	What conditions must be satisfied to complete the merger?
A:
In addition to the stockholder approval described above, the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act and approval of the merger under certain other applicable antitrust and foreign direct investment laws, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of certain other customary conditions, including the following: (i) the absence of any order issued by any governmental authority (whether temporary, preliminary or permanent) of competent jurisdiction, or applicable law prohibiting, rendering illegal or enjoining the consummation of the merger; (ii) each party’s performance of and compliance with its covenants, obligations and agreements contained in the merger agreement in all material respects; (iii) no ITGR material adverse effect (as defined below) having occurred since the date of the merger agreement; and (iv) the accuracy of the representations and warranties of the parties in the merger agreement (subject to customary materiality qualifiers). The merger is not subject to any financing conditions.

Q:
Why am I being asked to consider and act upon a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or become payable by ITGR to its named executive officers that is based on or otherwise relates to the transactions?

A:
Section 14A of the Exchange Act requires ITGR to seek an advisory (non-binding) vote to approve any agreements or understandings and compensation that will or may be paid or become payable by ITGR to its named executive officers that is based on or otherwise relates to the transactions. Approval of this proposal by ITGR stockholders is not required to complete the merger.

Q:	Do you expect the merger to be taxable to ITGR stockholders?
A:
The receipt of cash in exchange for ITGR common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the ITGR common stock surrendered in exchange.

Except in certain specific circumstances described below and under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections with the United States.

The U.S. federal income tax consequences described above may not apply to all holders of ITGR common stock. See the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the merger to you.
Q:	Who is entitled to vote at the special meeting?
A:
Only ITGR stockholders who held shares of record as of the close of business on September 8, 2026, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. ITGR’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date. Participating stockholders who log on to the special meeting using their unique 16-digit control number will also be able to examine the stockholder list during the special meeting by following the instructions provided on the meeting website at www.virtualshareholdermeeting.com/ITGR2026SM.

Q:	Who may attend the special meeting?
A:
Only stockholders as of the close of business on September 8, 2026, or their duly appointed proxies, and invited guests of ITGR may attend the meeting. “Street name” holders (those whose shares are held through a bank, brokerage firm or other nominee) who wish to vote at the special meeting must obtain a proxy, executed in their favor, from their bank, brokerage firm or other nominee giving them the right to vote their shares at the special meeting.

Q:	Who is soliciting my vote?
A:
The ITGR board of directors is soliciting your proxy, and ITGR will bear the cost of soliciting proxies. Georgeson has been retained to assist with the solicitation of proxies. Georgeson will be paid a solicitation fee of approximately $30,000. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of ITGR common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Georgeson or, without additional compensation, by certain of ITGR’s directors, officers and employees.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares of ITGR common stock will be represented and voted at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.

Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your shares of ITGR common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of ITGR common stock is called a “proxy card.”

Q:	How do I vote if my shares are registered directly in my name?
A:
If you are a stockholder of record, you may vote virtually at the special meeting or vote by proxy using one of the methods described below. Whether or not you plan to participate in the meeting, you are urged to vote by proxy to ensure your vote is counted. You may still participate in the special meeting and vote virtually even if you have already voted by proxy.

•
To vote via the internet, submit your proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 10:59 p.m., Central Time, on October 20, 2026, the day before the special meeting.

•
To vote by telephone, submit your proxy by using a touch-tone telephone at (800) 690-6903. Telephone voting is available 24 hours a day and will be accessible until 10:59 p.m., Central Time, on October 20, 2026, the day before the special meeting.

•
To vote using the proxy card, simply complete, sign, date and return the enclosed proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. ITGR stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting. If you return your signed proxy card to ITGR before the special meeting, ITGR will vote your shares as you direct.

•
To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/ITGR2026SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to attend the meeting, you are urged to vote by proxy, whether by internet, by telephone or by mail, to ensure your vote is counted. You may still attend the meeting virtually and vote your shares, even if you have already voted by proxy. If you later decide to vote at the special meeting, your proxy prior to the special meeting will be revoked; however, attending the special meeting will not revoke your written, internet or telephone proxy, as the case may be, unless you specifically request revocation or cast a ballot at the special meeting. Please choose only one method to cast your vote by proxy. You are encouraged to vote over the internet, which is a convenient, cost-effective and reliable alternative compared to returning a proxy card by mail.
Q:	How do I vote if my shares are held in the name of my broker (street name)?
A:
If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of ITGR common stock. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

In accordance with the rules of the NYSE, your bank, brokerage firm or other nominee can vote your shares of ITGR common stock on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and you do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy to be voted on at the special meeting are considered “non-routine” matters. Accordingly, if you are a beneficial holder and you do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of ITGR common stock at the special meeting, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals at the special meeting. If you are a beneficial holder, ITGR strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
Q:	Can I change my vote after I submit my proxy?
A:
Yes. You can change or revoke your proxy at any time before the final vote at the special meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;
•
You may deliver a written notice prior to the special meeting (or any adjournment or postponement thereof) that you are revoking your proxy to Integer Holdings Corporation, Attention: General Counsel and Corporate Secretary, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024; or

•	You may attend and vote at the virtual special meeting (or any adjournment or postponement thereof).
If your shares are held by your bank, brokerage firm or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.
If you have questions about how to vote or change your vote, please contact Georgeson LLC (referred to as “Georgeson”), the firm assisting ITGR in the solicitation of proxies, toll-free at (888) 790-2738.

Q:	What happens if I sell my shares of ITGR common stock after the record date but before the special meeting?
A:
If you transfer your shares after the record date but before the special meeting, you will retain the right to vote such shares at the special meeting, but you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q:	What happens if I sell my shares of ITGR common stock after the special meeting but before the effective time?
A:
If you transfer your shares after the special meeting but before the effective time, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q:	Should I send in my stock certificates now?
A:
No. Please do not send in your ITGR stock certificates with your proxy. After the merger is completed, the paying agent will send you instructions for exchanging ITGR stock certificates for the consideration to be received in the merger. See the section titled “The Merger Agreement—Exchange and Payment Procedures.”

Q:	How many shares must be present to constitute a quorum for the meeting?
A:
Holders of a majority of the total number of issued shares of ITGR common stock as of the record date and entitled to vote at the special meeting must be present or represented by proxy at the special meeting to constitute a quorum for the transaction of business at the special meeting. If you fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of ITGR common stock will not be counted towards a quorum. “Broker non-votes” will not be treated as present for purposes of determining whether a quorum is present. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum.

Q:	What if I abstain from or fail to vote or submit a proxy?
A:
If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. An abstention will have the same effect as a vote “AGAINST” the merger agreement proposal but will have no effect on the merger-related compensation proposal or the adjournment proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote over the internet, by mail, by telephone or by attendance virtually at the special meeting?
A:
If you are a registered stockholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance virtually at the special meeting, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are a beneficial owner of shares held in “street name” by your bank, brokerage firm or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than from ITGR. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted. To vote virtually at the special meeting, you must obtain a “legal proxy” from your bank, brokerage firm or other nominee.

If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the merger agreement proposal, it will have the same effect as a vote “AGAINST” such proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the merger-related compensation proposal or the adjournment proposal, it will have no effect on the outcome of such proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).

Q:	What is a broker non-vote?
A:
A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of those shares. Broker non-votes count toward a quorum only if at least one proposal is presented with respect to “routine” matters to which the bank, brokerage firm or other nominee has discretionary authority. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters, and, therefore, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the merger agreement proposal, but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?
A:
You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your ITGR common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.

Q:	Who will count the votes?
A:	A representative from Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as the inspector of election.
Q:	Can I participate if I am unable to attend the special meeting?
A:	If you are unable to attend the virtual special meeting, you may participate by completing, signing, dating and returning your proxy card or by voting over the internet, by telephone or by mail.
Q:	Where can I find the voting results of the special meeting?
A:
ITGR intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that ITGR files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?
A:
If the merger agreement is not adopted by ITGR stockholders or if the merger is not completed for any other reason, ITGR stockholders will not receive any consideration for their shares of ITGR common stock in connection with the merger. Instead, ITGR will remain an independent public company, ITGR common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and ITGR will continue to file periodic reports with the SEC. Under certain specific circumstances, ITGR is required to pay Parent the ITGR termination fee, and under certain other specific circumstances, Parent is required to pay ITGR the Parent termination fee, as applicable. See the section titled “The Merger Agreement—Termination Fees and Expenses.”

Q:	How can I obtain additional information about ITGR?
A:
ITGR will provide copies of this proxy statement and its most recent Annual Report on Form 10-K, without charge to any stockholder who makes a written request to the General Counsel and Corporate Secretary at Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. ITGR’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of ITGR’s website at https://investor.integer.net/overview/default.aspx. ITGR’s website address is provided as an inactive textual reference only. The information provided on or accessible through ITGR’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to ITGR’s website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?
A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

ITGR and some brokers may be householding ITGR’s proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or ITGR that they or ITGR will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or ITGR if you are a stockholder of record. You can notify ITGR by sending a written request to Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, Attention: General Counsel and Corporate Secretary, or calling (214) 618-5243. Stockholders who share a single address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy by notifying ITGR at the telephone or address set forth in the prior sentence. In addition, ITGR will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request. If you would like to view the special meeting materials via the internet, please visit www.proxyvote.com.
Q:	Whom should I contact if I have any questions?
A:
If you have any questions about the special meeting, the merger, the proposals or this proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of ITGR common stock, you should contact:

Integer Holdings Corporation
Attention: General Counsel and Corporate Secretary
5830 Granite Parkway, Suite 1150
Plano, Texas 75024
(214) 618-5243

or

Georgeson LLC
51 West 52nd Street, 6th Floor
New York, NY 10019
Call Toll Free: (888) 790-2738
Email: integerholdings@georgeson.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts but reflect ITGR’s current beliefs, expectations or intentions regarding future events. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the transactions contemplated by the merger agreement, including: the expected time period to consummate the merger, opportunities and anticipated future performance. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of ITGR, that could cause actual results to differ materially from those expressed in such forward-looking statements.
You can identify these statements and other forward-looking statements in this document by words such as “may,” “will,” “should,” “can,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work,” “continue,” “target,” “poised,” “advance,” “drive,” “aim,” “forecast,” “approach,” “seek,” “schedule,” “position,” “pursue,” “progress,” “budget,” “outlook,” “trend,” “guidance,” “commit,” “on track,” “objective,” “goal,” “strategy,” “opportunity,” “ambitions,” “aspire” and similar expressions, and variations or negative of such terms or other variations thereof. Words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements are based on current expectations and beliefs of management and current market trends and conditions.
These forward-looking statements involve risks and uncertainties that are outside of ITGR’s control and may cause actual results to differ materially from those contained in forward-looking statements. These risks and uncertainties include, among others, risks and uncertainties relating to:
•	the expected timing and likelihood of completion of the merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the merger;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;
•	the possibility that ITGR stockholders may not approve the merger;
•	the outcome of any legal proceedings related to the merger;
•	the risk that the parties may not be able to satisfy the conditions to the merger in a timely manner or at all;
•	the risk that any announcements relating to the merger could have adverse effects on the market price of ITGR’s common stock;
•	the ability to consummate the merger on a timely basis or at all;
•	the risk of unforeseen or unknown liabilities;
•	the risk of potential litigation relating to the merger that could be instituted against ITGR or its directors and/or officers;
•
the risk that the merger and its announcement could have an adverse effect on ITGR’s business relationships and business generally, including the ability of ITGR to maintain relationships with customers, suppliers and other business partners, to retain and hire key personnel, and on its operating results and business generally;

•	difficulties in retaining and hiring key personnel and employees due to the merger;
•	the risk of unexpected future capital expenditures;
•
the risk associated with third-party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the merger which are not waived or otherwise satisfactorily resolved;

•	risks related to diversion or disruption of management time from ongoing business operations due to the merger;
•	Parent’s ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the merger;

•
the impact of public health crises, such as pandemics and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets;

•	cyber-attacks, information security and data privacy;
•
global political and economic conditions, including tariffs, trade wars, wars, acts of war and armed conflicts, rising interest rates, the impact of inflation and challenges in manufacturing and the global supply chain; and

•
events and trends on a national, regional and global scale in the medical device manufacturing industry and other target markets and those of a political, economic, business, competitive and regulatory nature.

ITGR cautions that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in ITGR’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All the forward-looking statements made by ITGR contained or incorporated by reference in this proxy statement and all subsequent written and oral forward-looking statements concerning ITGR, the merger or other matters attributable to ITGR or any person acting on its behalf are expressly qualified in their entirety by the cautionary statement above.
If any of these risks materialize or any of ITGR’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that ITGR presently does not know of or that ITGR currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect ITGR’s expectations, plans or forecasts of future events and views as of the date of this proxy statement. ITGR anticipates that subsequent events and developments will cause ITGR’s assessments to change. However, while ITGR may elect to update these forward-looking statements at some point in the future, ITGR specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing ITGR’s assessments as of any date subsequent to the date of this proxy statement. Accordingly, undue reliance should not be placed upon the forward-looking statements.

THE COMPANIES
Integer Holdings Corporation
Integer Holdings Corporation is one of the largest medical device contract development and manufacturing organizations in the world, serving the cardio and vascular, neuromodulation and cardiac rhythm management markets. As a strategic partner of choice, ITGR advances the goals of its medical device customers through industry-leading engineering and manufacturing, with a relentless commitment to quality, service and innovation. ITGR’s brands include Greatbatch Medical and Lake Region Medical. ITGR’s primary customers include large, multi-national original equipment manufacturers and their affiliated subsidiaries. ITGR common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “ITGR.” The principal executive offices of ITGR are located at 5830 Granite Parkway, Plano, Texas 75024, and its telephone number is (214) 618-5243.
Armstrong Parent, Inc.
Armstrong Parent, Inc. is a Delaware corporation, and was formed on July 30, 2026 solely for the purpose of engaging in the transactions contemplated by the merger agreement and other documents or agreements executed and delivered in connection with the merger agreement. Upon the completion of the merger, ITGR will be a wholly owned subsidiary of Parent. Parent is an affiliate of the KKR Group. The registered office of Parent is located at 4001 Kennett Pike, Suite 302, Wilmington, New Castle County, Delaware 19807 and its telephone number is (302) 731-1612.
Armstrong Bidco, Inc.
Armstrong Bidco, Inc. is a Delaware corporation and a wholly owned subsidiary of Parent, and was formed on July 30, 2026, solely for the purpose of engaging in the transactions contemplated by the merger agreement and other documents or agreements executed and delivered in connection with the merger agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist with ITGR continuing as the surviving corporation. Merger Sub is an affiliate of the KKR Group. The registered office of Merger Sub is located at 4001 Kennett Pike, Suite 302, Wilmington, New Castle County, Delaware 19807 and its telephone number is (302) 731-1612.

THE SPECIAL MEETING
General
This proxy statement is first being mailed on or about September 14, 2026, and constitutes notice of the special meeting in conformity with the requirements of the DGCL and ITGR’s bylaws.
This proxy statement is being provided to ITGR stockholders as part of a solicitation of proxies by the ITGR board of directors for use at the special meeting of ITGR stockholders and at any adjournments or postponements of such special meeting. This proxy statement provides ITGR stockholders with information about the special meeting and should be read carefully in its entirety.
Date, Time and Place of the Special Meeting
The special meeting will be held on October 21, 2026, beginning at 9:00 a.m., Central Time, unless postponed to a later date, via live audio webcast at www.virtualshareholdermeeting.com/ITGR2026SM. To virtually participate in the special meeting, visit such website and enter the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting.
Purposes of the Special Meeting
At the special meeting, ITGR stockholders will be asked to vote upon the following proposals:
•
Proposal 1—The Merger Agreement Proposal: the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement” of this proxy statement and a copy of which is attached to this proxy statement as Annex A;

•
Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or become payable by ITGR to its named executive officers that is based on or otherwise relates to the transactions, which is further described in the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of ITGR’s Directors and Executive Officers in the Merger”;

•
Proposal 3—The Adjournment Proposal: the proposal to approve the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal at the time of the special meeting, which is further described in the section titled “Vote on Adjournment (Proposal 3).”

Only the approval of the merger agreement proposal is required for completion of the merger. ITGR will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof.
Recommendation of the ITGR Board of Directors
At a special meeting of the ITGR board of directors held on August 2, 2026, the ITGR board of directors unanimously (i) determined that it is in the best interest of ITGR and the ITGR stockholders, and declared it advisable, that ITGR enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved the execution and delivery of the merger agreement by ITGR, the performance by ITGR of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted for consideration by ITGR stockholders entitled to vote thereon at a meeting thereof and (iv) resolved to recommend adoption of the merger agreement to the ITGR stockholders.
Accordingly, the ITGR board of directors unanimously recommends that ITGR stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
ITGR stockholders should carefully read this proxy statement, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Virtual Participation at Special Meeting
The special meeting will be a completely virtual meeting of stockholders conducted via live audio webcast through the website described above under the heading “Date, Time and Place of the Special Meeting.”
ITGR will have technicians ready to assist ITGR stockholders with any technical difficulties they may have accessing the virtual meeting. If ITGR stockholders encounter any difficulties accessing the virtual meeting or during the meeting time, ITGR stockholders should navigate to www.virtualshareholdermeeting.com/ITGR2026SM, where a phone number for IT support will be posted.
Outstanding Shares as of the Record Date
As of the record date, there were 33,997,068 shares of ITGR common stock outstanding and owned by ITGR stockholders (i.e., excluding shares of ITGR common stock held in treasury by ITGR), held by approximately 49 holders of record. Each share of ITGR common stock is entitled to one vote on each matter considered at the special meeting.
Stockholders may request an appointment to inspect a complete list of stockholders entitled to vote at the special meeting for any purpose germane to the special meeting at ITGR’s principal executive offices located at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, during ordinary business hours within 10 days prior to the special meeting.
Record Date; Stockholders Entitled to Vote
The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is September 8, 2026. Only holders of ITGR common stock as of the close of business on the record date are entitled to receive notice of, and vote at, the special meeting or any adjournment or postponement thereof. ITGR’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.
Quorum and Broker Non-Votes
Holders of a majority of the total number of issued and outstanding shares of ITGR common stock as of the record date and entitled to vote at the special meeting must be present or represented by proxy at the special meeting to constitute a quorum for the transaction of business at the special meeting. If you fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of ITGR common stock will not be counted towards a quorum. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed. If the special meeting is postponed or adjourned, it will not affect the ability of holders of record of ITGR common stock as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.
Banks, brokerage firms and other nominees who hold shares in “street name” for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. When a broker does not receive instructions from a beneficial owner on how to vote shares with respect to a “non-routine” matter, a “broker non-vote” occurs. “Broker non-votes” will not be treated as present for purposes of determining whether a quorum is present. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters.
Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) participate in the special meeting or (2) have voted via the internet, by telephone or by properly submitting a proxy card or voting instruction card by mail.
Required Vote; Treatment of Abstentions and Failure to Vote
The votes required for each proposal are as follows:
Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of at least a majority of the outstanding shares of ITGR common stock entitled to vote thereon is required to approve the merger agreement proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee to vote with respect to the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal.

Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of a majority of the votes cast by holders of shares of ITGR common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal. If you mark “ABSTAIN” on your proxy, it will have no effect on the merger-related compensation proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the merger-related compensation proposal, it will have no effect on the merger-related compensation proposal (assuming a quorum is present).
Proposal 3—The Adjournment Proposal: The affirmative vote of a majority of the votes cast by holders of shares of ITGR common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal, including if necessary to solicit additional proxies for the adoption of the merger agreement. If you mark “ABSTAIN” on your proxy, it will have no effect on the adjournment proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.
An abstention occurs when a stockholder attends a meeting, either by attendance virtually or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Abstentions will have the effect of a vote “AGAINST” the merger agreement proposal but will have no effect on the merger-related compensation proposal or the adjournment proposal.
If you are a registered stockholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance virtually at the special meeting, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are the record owner of your shares and you fail to vote, it will have the same effect as a vote “AGAINST” the merger agreement proposal but will have no effect on the outcome of the merger-related compensation proposal or the adjournment proposal.
Shares and Voting of ITGR’s Directors and Executive Officers
As of the record date, ITGR directors and executive officers, as a group, owned and were entitled to vote 293,965 shares of ITGR common stock, which includes restricted and performance shares in amounts as permitted per the grant agreements, or approximately 0.86% of the outstanding shares of ITGR common stock. ITGR currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement, although none of the directors and executive officers are obligated to do so.
How to Vote or Have Your Shares Voted
ITGR stockholders of record may vote their shares of ITGR common stock or submit a proxy to have their shares of ITGR common stock voted at the special meeting in one of the following ways:
•
Internet: ITGR stockholders may submit their proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 10:59 p.m., Central Time, on October 20, 2026, the day before the special meeting.

•
Telephone: ITGR stockholders may submit their proxy by using a touch-tone telephone at (800) 690-6903. Telephone voting is available 24 hours a day and will be accessible until 10:59 p.m., Central Time, on October 20, 2026, the day before the special meeting.

•
Mail: ITGR stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. ITGR stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting.

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To Vote Virtually at the Special Meeting: To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/ITGR2026SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to participate in the special meeting, ITGR urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the internet, prior to the special meeting to ensure that your shares of ITGR common stock will be represented and voted at the special meeting if you are unable to participate.

The ITGR board of directors has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of ITGR stockholders. If you are a stockholder of record and you authorize these proxy holders to vote your shares of ITGR common stock with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a stockholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted on a proposal, these proxy holders will vote your shares on such proposals as the ITGR board of directors recommends. If any other matter properly comes before the special meeting, these proxy holders will vote on that matter in their discretion.
If, as of the record date, your shares of ITGR common stock are registered directly in your name with the transfer agent of ITGR, Computershare Shareholder Services, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to ITGR or to a third party to vote at the special meeting.
If, as of the record date, your shares were held in an account at a bank, brokerage firm or other nominee, you are the beneficial owner of shares held in “street name,” and, for the purposes of this proxy statement, a beneficial owner, and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. If you are a beneficial owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.
In accordance with the rules of the NYSE, your bank, brokerage firm or other nominee may generally vote on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters. Accordingly, if you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of ITGR common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the merger agreement proposal but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, that a quorum is present). If you are a beneficial holder, ITGR strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
If you are a beneficial owner, you are invited to participate in the special meeting; however, you may not vote your shares at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.
Revocation of Proxies
ITGR stockholders of record may revoke their proxies at any time prior to the voting at the special meeting in any of the following ways:
•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy;
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delivering a signed, written notice of revocation that is received prior to the polls closing at the special meeting (or any adjournment or postponement thereof), which is dated later than the date of the proxy and states that the proxy is revoked, to Integer Holdings Corporation, Attention: General Counsel and Corporate Secretary, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024; or

•	participating in and voting during the virtual special meeting. Participation in the virtual special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.
ITGR beneficial owners may change their voting instruction only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this proxy statement is being delivered to holders of ITGR common stock residing at the same address, unless such holders of ITGR common stock have notified ITGR of their desire to receive multiple copies of this proxy statement.

ITGR will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any holder of ITGR common stock residing at an address to which only one copy of this proxy statement was mailed. Requests for additional copies should be directed to ITGR by mail at Integer Holdings Corporation, Attention: General Counsel and Corporate Secretary, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024 or by calling (214) 618-5243 or to ITGR’s proxy solicitor, Georgeson, by calling toll-free at (888) 790-2738 or by email at integerholdings@georgeson.com.
Shares Held in Name of Broker
If your shares are held by your bank, brokerage firm or other nominee, often referred to as held in “street name,” you will receive a form from your bank, brokerage firm or other nominee seeking instruction as to how your shares should be voted. You should contact your bank, brokerage firm or other nominee with questions about how to provide or revoke your instructions.
Tabulation of Votes
A representative from Broadridge will serve as the inspector of election.
Solicitation of Proxies
ITGR will pay for the proxy solicitation costs related to the special meeting. In addition to sending and making available these materials, some of ITGR’s directors, officers and employees may solicit proxies in person by contacting ITGR stockholders by telephone or over the Internet. ITGR stockholders may also be solicited by press releases issued by ITGR, postings on ITGR’s websites and advertisements in periodicals. None of ITGR’s directors, officers or employees will receive additional compensation for their solicitation services. ITGR has engaged Georgeson to assist in the solicitation of proxies for the special meeting. ITGR estimates that it will pay Georgeson a fee of approximately $30,000. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party may solicit proxies for ITGR. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of ITGR common stock held by them. ITGR will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of ITGR common stock.
Adjournments
The special meeting may be adjourned by the affirmative vote of a majority of the votes cast by ITGR stockholders present or represented by proxy, whether or not there is a quorum.
Notice need not be given of any adjourned meeting if the time and place, if any, are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If, after any adjournment, a new record date for the stockholders entitled to vote is fixed for any adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.
Questions and Additional Information
You may contact ITGR’s proxy solicitor, Georgeson, toll-free at (888) 790-2738 or by email at integerholdings@georgeson.com, with any questions about the special meeting, the merger, the proposals or this proxy statement, if you would like additional copies of this proxy statement, if you need to obtain proxy cards or other information related to the proxy solicitation or if you need help submitting a proxy or voting your shares of ITGR common stock.

THE MERGER (PROPOSAL 1)
This section of this proxy statement describes the material aspects of the merger. This section may not contain all the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated by reference into this proxy statement, including the full text of the merger agreement, a copy of which is attached to this proxy statement as Annex A, for a more complete understanding of the merger. In addition, important information about ITGR is included in or incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information.”
Effects of the Merger
Upon the terms and subject to the conditions of the merger agreement, at the effective time, Merger Sub will merge with and into ITGR in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease and ITGR will survive the merger as a wholly owned subsidiary of Parent.
Effect on ITGR if the Merger is Not Completed
If the merger agreement is not adopted by ITGR stockholders or if the merger is not completed for any other reason, ITGR stockholders will not receive any payment for their shares of ITGR common stock in connection with the merger. Instead, ITGR will remain an independent public company, ITGR common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and ITGR will continue to file periodic reports with the SEC. In addition, if the merger is not completed, ITGR stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which ITGR operates and risks related to adverse economic conditions.
Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of ITGR common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of ITGR common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of ITGR common stock. If the merger agreement is not adopted by ITGR stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to ITGR will be offered or that ITGR’s business, prospects or results of operation will not be adversely impacted.
In addition, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, ITGR will be required to pay to Parent the ITGR termination fee, or under certain other circumstances, Parent will be required to pay ITGR the Parent termination fee, as applicable, under the terms of the merger agreement. For a discussion of the circumstances under which such termination fees would be required to be paid, see the section titled “The Merger Agreement—Termination Fees and Expenses.”
Merger Consideration
At the effective time, each share of ITGR common stock issued and outstanding immediately prior to the effective time (other than excluded shares and dissenting shares) will be converted into the right to receive the merger consideration of $127.00 in cash, without interest.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among the ITGR board of directors, KKR, ITGR’s representatives, KKR’s representatives and other parties.
The ITGR board of directors, together with senior management, regularly reviews and assesses ITGR’s operations, performance, opportunities, prospects and strategic direction. In connection with these regular reviews and assessments, and with the assistance of legal and financial advisors, the ITGR board of directors and senior management have from time to time considered potential strategic alternatives for ITGR, including potential business combinations or other transactions, to strengthen ITGR’s business and maximize stockholder value. Goldman Sachs, ITGR’s financial advisor, has previously advised ITGR and assisted with these reviews and assessments. The ITGR board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.
On November 10, 2025, representatives of KKR reached out to ITGR’s Chief Executive Officer, Payman Khales, to schedule a time to meet to discuss ITGR and the medical device sector generally. From December 16, 2025 through April 13, 2026, representatives of KKR engaged in a number of discussions with representatives of Goldman Sachs, ITGR’s financial advisor, and/or members of ITGR’s senior management about KKR’s desire to assist ITGR achieve its strategic objectives and, during these conversations, raised the possibility of making a strategic investment in ITGR and potentially having representation from KKR on the ITGR board of directors. At no point during these conversations was a definitive proposal made with respect to a transaction between ITGR and KKR. There were also no discussions with respect to a specific price at which either party would be willing to proceed with a possible transaction.
Following the Wall Street Journal article on December 17, 2025 regarding Irenic Capital Management’s purported investment in ITGR (referred to as the “December 2025 WSJ Article”), through the April 30, 2026 announcement of ITGR’s strategic review, ITGR and/or representatives of Goldman Sachs received outreach from 17 potential counterparties, comprised of 15 financial sponsors, including KKR, and two strategic parties, seeking to engage in discussions regarding a potential transaction with ITGR.
On February 12, 2026, representatives of KKR contacted representatives of Goldman Sachs to reaffirm KKR’s desire to assist ITGR in achieving its strategic objectives, make a strategic investment in ITGR and potentially have KKR representation on the ITGR board of directors. During the conversation, representatives of KKR also indicated that KKR and its affiliates had collectively obtained an economic interest in ITGR through the acquisition of derivative instruments.
On February 16, 2026, the ITGR board of directors met via videoconference with ITGR senior management and representatives of Goldman Sachs and Davis Polk, ITGR’s legal advisor, and discussed, among other things, the conversations between representatives of KKR and representatives of Goldman Sachs and ITGR regarding KKR’s interest in ITGR.
On a videoconference on February 25, 2026 and in person on March 18, 2026, representatives of KKR discussed with ITGR senior management KKR’s interest in helping ITGR achieve its goals, a potential strategic investment and potential board representation. On both occasions, members of ITGR’s senior management, at the direction of the ITGR board of directors, communicated to representatives of KKR that while ITGR appreciated the work that KKR had conducted to understand ITGR and the medical device sector generally, the ITGR board of directors did not believe that board representation was appropriate and further noted that ITGR was not interested in pursuing a strategic investment at that time.
On April 13, 2026, representatives of KKR met via videoconference with Mr. Khales and two ITGR directors, Donald Spence and James Hinrichs, to reiterate KKR’s interest in pursuing a strategic investment in ITGR, along with potential representation on the ITGR board of directors. The ITGR representatives reiterated to KKR that the ITGR board of directors did not believe that board representation was appropriate and further noted that ITGR was still not interested in pursuing a strategic investment at that time.
On April 25, 2026, the ITGR board of directors met via videoconference with ITGR senior management and representatives of Goldman Sachs and Davis Polk, ITGR’s legal advisor, and discussed, among other things, KKR’s ongoing interest in ITGR.
On April 27, 2026, the ITGR board of directors met via videoconference with ITGR senior management and representatives of Goldman Sachs and Davis Polk to discuss: (i) increased interest in ITGR as an acquisition target following the December 2025 WSJ Article; (ii) ITGR’s valuation analysis; (iii) the decrease in ITGR’s stock price since the release of its Q3 2025 earnings on October 23, 2025; and (iv) potential options to enhance shareholder value. The ITGR board of directors considered a variety of potential options such as (i) a share buyback; (ii) potential further engagement with KKR; and (iii) commencing a strategic review of ITGR pursuant to which the ITGR board of directors would review and evaluate ITGR’s strategic options, including, without limitation, a sale, merger or other business combination as compared to the continued execution of ITGR’s standalone strategy. Representatives of Davis Polk provided an overview and summary of the fiduciary duties of the ITGR board of directors in connection with considering and approving the path forward, including with respect to conducting a strategic review of ITGR. In addition, representatives of Goldman Sachs (i) discussed the financial projections prepared by ITGR management, which were subsequently updated in May 2026 to reflect ITGR’s perspectives on its prospects as of that time and were approved by the ITGR board of directors prior to being provided to the potential transaction counterparties on May 22, 2026 (for additional detail on the financial projections, see the sections titled (“—Certain Financial Projections Utilized by the ITGR Board of Directors and ITGR’s Financial Advisor” and “—Opinion of ITGR’s Financial Advisor”)) and (ii) reviewed its preliminary financial analysis with the ITGR board of directors. Following discussion, the ITGR board of directors determined to proceed with commencing a strategic review of ITGR (the “strategic review”) and issue a public press release announcing the same. The ITGR board of directors made this determination because it believed that the strategic review might provide options that would enhance shareholder value relative to remaining a standalone company. The ITGR board of directors also authorized ITGR management and Goldman Sachs to engage with potential transaction counterparties in connection with the strategic review to gauge interest in a potential transaction with ITGR, including each of the parties that had previously reached out to ITGR and/or Goldman Sachs following the December 2025 WSJ Article and a few additional parties that Goldman Sachs advised may be interested as counterparties based on their perceived financial capability to transact and interest in the medical device sector.
On April 29, 2026, the day before the issuance of the public press release announcing the strategic review, ITGR’s closing stock price was $83.67.
On April 30, 2026, ITGR issued a public press release indicating that the ITGR board of directors had initiated the strategic review to maximize stockholder value.
On May 1, 2026, Mr. Khales and ITGR’s Chief Financial Officer, Diron Smith, met via videoconference with representatives of KKR to discuss ITGR’s quarterly earnings and noted the initiation of the strategic review.
From May 1, 2026, until June 1, 2026, at the direction of the ITGR board of directors, representatives of Goldman Sachs contacted over 20 potential counterparties regarding a potential strategic transaction with ITGR. ITGR entered into confidentiality agreements with 20 parties, comprised of 17 financial sponsors, including KKR (executed on May 22, 2026), and three strategic parties. Each party was provided with due diligence materials. All 20 confidentiality agreements contain customary “standstill” provisions, including a provision that terminated the standstill upon another party’s entry into certain acquisition transactions of ITGR.
On May 22, 2026, the potential transaction counterparties, including KKR, were provided the financial projections for fiscal years 2026 through 2031.
From May 26, 2026, until June 1, 2026, ITGR senior management held management presentations in person and via videoconference with 17 of the 20 parties, comprised of 15 financial sponsors, including KKR, and two strategic parties.
On June 1, 2026, at the direction of the ITGR board of directors, representatives of Goldman Sachs distributed an initial process letter to all 20 parties informing the parties that initial non-binding indications of interest would be due on June 17, 2026.
On June 2, 2026, the ITGR board of directors met via videoconference with ITGR senior management and representatives of Goldman Sachs and Davis Polk to discuss the status of engagement with counterparties, management presentations conducted to date and next steps in the strategic review. The ITGR board of directors and representatives of Goldman Sachs and Davis Polk also discussed the expectations for further due diligence, including site visits.
On June 8, 2026, Mr. Khales and Mr. Smith met in person with certain representatives of Party B who were unable to attend management presentations for a high-level discussion regarding Party B’s interest in a potential transaction, similar to the discussions held at management presentations with the other parties participating in the strategic review at the time.
From June 2, 2026, to June 10, 2026, ITGR management and representatives of Goldman Sachs held videoconference meetings and facilitated financial due diligence calls with nine parties, comprised of seven financial sponsors, including KKR, and two strategic parties. ITGR management also held management presentations via videoconference with two additional parties, comprised of one financial sponsor and one strategic party.
On June 12, 2026, representatives of Party C reached out to representatives of Goldman Sachs to explore whether it would be feasible for Party C to contact another party as a potential co-bidder in the process. In light of the upcoming

June 17, 2026 bid deadline and the fact that the potential co-bidder that Party C mentioned during the call was already a participant in the strategic review and expected to submit a standalone bid, representatives of Goldman Sachs indicated, at the direction of the ITGR board of directors, that Party C should submit a standalone bid pursuant to the process letter.
On June 17, 2026, six parties, comprised of three financial sponsors and three strategic parties, submitted non-binding indications of interest in writing to acquire 100% of the equity interests in ITGR on a fully diluted, per share basis in cash as follows:
1)	KKR indicated a price between $100.00 and $105.00;
2)	a strategic counterparty (referred to as “Party A”) indicated a price between $105.00 to $115.00;
3)	a strategic counterparty (referred to as “Party B”) indicated a price between $112.00 to $118.00;
4)	a financial sponsor (referred to as “Party C”) indicated a price between $105.00 to $110.00;
5)	a strategic counterparty (referred to as “Party D”) indicated a price of $105.00; and
6)	a financial sponsor (referred to as “Party E”) indicated a price between $98.00 to $102.00.
In addition to these six parties, two additional financial sponsors provided Goldman Sachs with verbal non-binding indications of interest to acquire 100% of the equity interests in ITGR on a fully diluted, per share basis in cash (i) ranging from $95.00 to $99.00 and (ii) at $90.00, respectively.
On June 18, 2026, based on Party C’s initial indication of interest, representatives of Goldman Sachs called representatives of Party C for clarification on Party C’s financing proposal. During the call, representatives of Party C informed representatives of Goldman Sachs that Party C would require a partner to support the equity component of the price reflected in its initial indication of interest.
On June 19, 2026, the ITGR board of directors met via videoconference with ITGR senior management and representatives of Goldman Sachs and Davis Polk to discuss the six bids received from each of KKR, Party A, Party B, Party C, Party D and Party E on June 17, 2026. The group also discussed feedback from parties received during management meetings and an overview of the strategic review and key workstreams. After further discussion and evaluation of the six bids, the ITGR board of directors approved each of KKR, Party A, Party B, Party D and Party E to proceed to the next round of the strategic review. In light of the fact that (i) Party C indicated that it would require a partner to support the equity financing for a transaction, and the significant resources that would be required of the management team in the next round of the process and (ii) the two additional financial sponsors mentioned above failed to submit written indications of interest, the ITGR board of directors determined not to invite Party C or the two other financial sponsors into the next round of the strategic review.
On June 20, 2026 and June 21, 2026, representatives of Goldman Sachs contacted representatives of each of KKR, Party A, Party B, Party D and Party E to discuss next steps in the process.
Beginning on June 22, 2026, through the remainder of the strategic review for each party, as applicable, ITGR provided further diligence materials to each of KKR, Party A, Party B, Party D and Party E.
On June 29, 2026, representatives of Party E communicated to representatives of Goldman Sachs they would progress their diligence work but not engage in management meetings or site tours at that time. Party E continued their diligence work through July until the announcement of the merger agreement, but Party E did not engage in management presentations and did not ultimately submit a revised indication of interest.
From June 30, 2026, to July 29, 2026, ITGR management and representatives of Goldman Sachs and Davis Polk conducted further management presentations and due diligence calls with and facilitated property site tours for KKR, Party A, Party B and Party D.
On July 7, 2026, Party D withdrew from the strategic review process. Also on July 7, 2026, the initial drafts of the merger agreement and related disclosure schedules were provided to each of KKR, Party A and Party B.
On July 8, 2026, the ITGR board of directors met via videoconference with ITGR senior management and representatives of Goldman Sachs and Davis Polk to discuss ongoing discussions with the parties. At the board meeting, representatives of Davis Polk reiterated the overview and summary of the fiduciary duties of the ITGR board of directors in connection with the strategic review, including a potential sale of ITGR.

Also on July 8, 2026, at the direction of the ITGR board of directors, representatives of Goldman Sachs distributed a process letter to representatives of KKR, Party A and Party B, indicating that markups of the merger agreement were due by July 20, 2026 and final written proposals for a potential strategic transaction were due on July 30, 2026.
On July 20, 2026, Party A and Party B submitted initial markups of the merger agreement to representatives of ITGR, Goldman Sachs and Davis Polk.
On July 21, 2026, ITGR and Goldman Sachs entered into an engagement letter to memorialize Goldman Sachs’ engagement with respect to a potential strategic transaction.
On July 22, 2026, the ITGR board of directors held a phone call with ITGR senior management and representatives of Goldman Sachs to discuss ongoing discussions with the parties. Also on July 22, 2026, KKR submitted an initial markup of the merger agreement to representatives of ITGR, Goldman Sachs and Davis Polk.
On July 24, 2026, representatives of Davis Polk provided feedback to Party A and Party B on their respective markups of the merger agreement.
On July 25, 2026, representatives of Davis Polk provided feedback to KKR’s outside counsel, Kirkland & Ellis LLP (referred to as “K&E”) on its markup of the merger agreement, including with respect to the liability cap, the treatment of equity and the antitrust covenant.
On July 28, 2026, representatives of Goldman Sachs met with representatives of Party A to discuss Party A’s final bid.
On July 29, 2026, representatives of ITGR, Goldman Sachs and Davis Polk received revised non-binding indications of interest from each of KKR, Party A and Party B to acquire 100% of the equity interests in ITGR on a fully diluted, per share basis in cash as follows:
1)	KKR, which indicated a price of $110.00;
2)	Party A, which indicated a price of $103.00; and
3)	Party B, which indicated a price of $118.00.
Also on July 29, 2026, each of KKR, Party A and Party B submitted revised markups of the merger agreement, and KKR submitted initial drafts of the limited guarantee, debt commitment letter and equity commitment letter, to representatives of ITGR, Goldman Sachs and Davis Polk.
On July 30, 2026, the ITGR board of directors met via videoconference with ITGR senior management and representatives of Goldman Sachs and Davis Polk to discuss the final bids received from KKR, Party A and Party B. At the meeting, representatives of Davis Polk reiterated an overview and summary of the fiduciary duties of the ITGR board of directors in connection with the process for evaluating the final bids. The ITGR board of directors engaged in a discussion regarding the terms and conditions of each of the three proposals, including with respect to merger agreement terms, deal certainty and financing structure. In light of the financial terms of Party B’s proposal, the ITGR board of directors instructed representatives of Goldman Sachs to inform each of KKR and Party A that, in light of one party’s proposal that was materially higher, the ITGR board of directors was going to pursue Party B’s proposal with the goal of announcing a transaction by August 2, 2026.
Shortly after the videoconference on July 30, 2026, at the direction of the ITGR board of directors, representatives of Goldman Sachs contacted Party B to inform them that the ITGR board of directors was willing to enter into a short period of exclusivity, per Party B’s request in its revised indication of interest submitted on July 29, 2026, subject to Party B increasing its value to $120.00 in cash per share and addressing a number of material points in its markup of the merger agreement. The representatives of Party B indicated that they would consider the request. Shortly after, representatives of Goldman Sachs informed KKR and Party A that the ITGR board of directors intended to pursue a transaction with another party.
Later on July 30, 2026, prior to representatives of Goldman Sachs hearing back from Party B, a representative of KKR reached out to representatives of Goldman Sachs to inform Goldman Sachs that KKR was increasing its proposal to $125.00 in cash per share. Representatives of Goldman Sachs requested KKR submit the revised $125.00 in cash per share price in writing, which KKR did later that evening. There were no further communications with Party A after representatives of Goldman Sachs informed Party A that the ITGR board of directors intended to pursue a transaction with another party.

Later on July 30, 2026, the ITGR board of directors met via videoconference with ITGR senior management and representatives of Goldman Sachs and Davis Polk to discuss the bids received and the potential transaction. At the meeting, representatives of Davis Polk provided an overview and summary of the fiduciary duties of the ITGR board of directors in connection with the evaluation of proposals to acquire ITGR.
As a follow-up to the discussion with representatives of Goldman Sachs earlier in the day, representatives of Party B called representatives of Goldman Sachs and informed representatives of Goldman Sachs that Party B was willing to revise its per share price to $120.00 in cash per share. The representatives of Goldman Sachs indicated that another party submitted a revised proposal earlier that day and that $120.00 in cash per share was meaningfully below the intervening proposal from the other party. The representatives of Party B indicated that they would discuss this new information internally.
Shortly after Goldman Sachs’ call with Party B, representatives of Party B contacted representatives of Goldman Sachs to communicate an increased offer of $125.00 in cash per share. The representatives of Goldman Sachs indicated to the representatives of Party B that Goldman Sachs would discuss Party B’s revised proposal with ITGR.
Later on July 30, 2026, following KKR’s and Party B’s proposed updates to their respective per share prices, the chair of the ITGR board of directors met via videoconference with ITGR senior management and representatives of Goldman Sachs and Davis Polk to discuss KKR’s and Party B’s updated proposals, which were both $125.00 in cash per share. On the videoconference, representatives of Davis Polk provided an overview of the fiduciary duties of the ITGR board of directors in connection with the evaluation of the proposals to acquire ITGR. Representatives of Davis Polk also discussed the material contractual terms of each of the proposals as reflected in the transaction document mark-ups submitted as part of the July 29th bid submissions. Consistent with the ITGR board of directors’ prior direction to Goldman Sachs and Davis Polk, the discussion with the chair of the ITGR board of directors was focused on transaction value, closing timing and transaction certainty, including with respect to financing and regulatory matters. Following the discussion, it was determined to have both KKR and Party B submit “best and final” proposals. Immediately after the videoconference, representatives of Goldman Sachs requested both KKR and Party B submit their best and final offers within the next hour.
Later on July 30, 2026, Party B submitted a best and final offer of $126.00 in cash per share and KKR submitted a best and final offer of $127.00 in cash per share, in both cases subject to ITGR entering into a short-term exclusivity agreement with the party. Upon receipt of the best and final offers, the chair of the ITGR board of directors met via videoconference with certain members of ITGR senior management and representatives of Goldman Sachs and Davis Polk discussed the final proposals received from KKR and Party B, including transaction value, closing timing and transaction certainty, including with respect to financing and regulatory matters, and determined to move forward with exclusivity with KKR at $127.00 per share.
On July 31, 2026, ITGR and KKR entered into an exclusivity letter ending at 11:59 p.m. Eastern Time on Sunday, August 2, 2026.
Later on July 31, 2026, the Wall Street Journal and the Financial Times reported that KKR was in discussions to acquire ITGR for $127.00 per share according to the Wall Street Journal and for $120.00-$130.00 per share according to the Financial Times. ITGR’s stock price closed at $121.21.
From July 31, 2026, through August 2, 2026, Davis Polk and K&E exchanged drafts of the merger agreement and disclosure schedules, the limited guarantee, debt commitment letter and the equity commitment letter.
On August 2, 2026, the ITGR board of directors convened a meeting via videoconference with representatives of Goldman Sachs and Davis Polk and members of senior management to discuss the potential transaction with KKR. Representatives of Davis Polk provided an overview and summary of the fiduciary duties of the ITGR board of directors in connection with considering and approving the proposed transaction and summarized the material terms of the merger agreement, including, but not limited to, the ITGR and KKR termination fees, treatment of equity, regulatory package and closing conditions. Goldman Sachs reviewed with the ITGR board of directors its financial analysis of the merger consideration and rendered its opinion to the ITGR board of directors that, as of August 2, 2026 and based upon and subject to the factors and assumptions set forth therein, the $127.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of ITGR common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The ITGR board of directors reviewed the material relationships disclosure letter provided by Goldman Sachs and determined that none of the disclosed relationships impacted Goldman Sachs’ ability to act in an independent and disinterested manner in rendering its services to ITGR in connection with the proposed transaction. Following such discussion, the ITGR board of directors unanimously (i) determined that it is in the best interest of ITGR and the ITGR stockholders, and declared it advisable, that ITGR enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved the execution and delivery of the merger agreement by ITGR, the performance by ITGR of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted for consideration by ITGR stockholders entitled to vote thereon at a meeting thereof and (iv) resolved to recommend adoption of the merger agreement to the ITGR stockholders. The ITGR board of directors further resolved that the merger agreement and the transaction are expressly approved for purposes of any applicable takeover statute, including Section 203 of the DGCL. For additional detail on the reasons for the ITGR board of directors’ approving the merger, see the section titled “—ITGR’s Reasons for the Merger; Recommendation of the ITGR Board of Directors.”
Shortly after the meeting, ITGR, Parent and Merger Sub finalized the disclosure schedules and executed the merger agreement, the limited guarantee, the equity commitment letter and the debt commitment letter.
Before the opening of NYSE normal trading hours on August 3, 2026, ITGR and KKR issued a joint press release announcing the merger agreement.
ITGR’s Reasons for the Merger; Recommendation of the ITGR Board of Directors
At its August 2, 2026 meeting held to evaluate the merger, the ITGR board of directors unanimously (i) determined that it is in the best interest of ITGR and the ITGR stockholders, and declared it advisable, that ITGR enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved the execution and delivery of the merger agreement by ITGR, the performance by ITGR of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted for consideration by ITGR stockholders entitled to vote thereon at a meeting thereof and (iv) resolved to recommend adoption of the merger agreement to the ITGR stockholders. The ITGR board of directors recommends that ITGR stockholders vote:
1.	“FOR” the merger agreement proposal;
2.	“FOR” the merger-related compensation proposal; and
3.	“FOR” the adjournment proposal.
In evaluating the merger agreement and arriving at its determination, the ITGR board of directors consulted with ITGR’s senior management, representatives of ITGR’s financial advisor, Goldman Sachs, and ITGR’s outside legal counsel, Davis Polk, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to ITGR and ITGR stockholders. The ITGR board of directors believed that, taken as a whole, the following factors supported its decision to approve the merger:
•
Merger Consideration; Certainty of Value. The value of the merger consideration to be received by ITGR stockholders in relation to the market prices of ITGR common stock prior to the ITGR board of directors’ approval of the merger agreement. The ITGR board of directors believed this certainty of value and liquidity to its stockholders was compelling, especially when viewed against the uncertainties associated with executing its long range plan as an independent company. In addition, the fact that all of the merger consideration will be paid in cash, giving ITGR stockholders the opportunity to de-risk their investment and realize near-term value certainty.

•
Premium to Trading Price of ITGR Common Stock. The fact that the merger consideration represents a significant premium over the unaffected market price at which shares of ITGR common stock traded, including that the merger consideration represents a premium of approximately 51.8% over the unaffected price of ITGR common stock of $83.67, which was the closing trading price on April 29, 2026, the last trading day prior to ITGR’s announcement of a strategic review.

•
Uncertainty of Future Common Stock Market Price. The uncertainty of ITGR’s future stock market price if ITGR remained independent. The ITGR board of directors considered ITGR’s business, assets, financial condition, results of operations, management, competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The ITGR board of directors also considered ITGR’s long range plan and the initiatives and the potential execution risks associated with such plan. In connection with these considerations, the ITGR board of directors considered the attendant risk that if ITGR remained independent, ITGR common stock might not trade at levels equal to or greater than the value of the merger consideration in the near term, over an extended period of time or at all.
•
Strategic Review. ITGR conducted a thorough and extensive strategic review process since the public announcement of the strategic review on April 30, 2026, involving engaging with over 20 potential financial sponsor and strategic acquirers, executing nondisclosure agreements with 20 potential bidders, receiving final proposals from three bidders (where KKR’s best and final proposal was the highest of all bidders), and proposals were requested on the same timeline for all bidders.

•
Public Announcement of Strategic Review. The fact that the strategic process to evaluate a potential sale of ITGR was publicly announced by ITGR to the market on April 30, 2026, and that any potentially interested bidders had an opportunity to contact ITGR and become involved in a strategic process.

•
Financial Analyses and Opinion of Goldman Sachs. Goldman Sachs rendered its opinion to the ITGR board of directors that, as of August 2, 2026, and based upon and subject to the factors and assumptions set forth therein, the $127.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of ITGR common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below in the section titled “—Opinion of ITGR’s Financial Advisor.”

•
Likelihood of Consummation. The likelihood that the merger would be completed, in light of, among other things, the conditions to the merger, the absence of a financing condition, the fact that no significant antitrust or other regulatory impediments to consummation of the merger are expected, and the efforts required to obtain regulatory approvals, including the obligation of Parent to hold separate, sell, license, divest or otherwise dispose of certain businesses or properties or assets of Parent, ITGR or their subsidiaries.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:
•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;
•
the provisions of the merger agreement that allow ITGR to engage in negotiations or discussions with, and provide information to, a third party that makes a bona fide acquisition proposal that did not result from a material breach of ITGR’s non-solicitation obligations, if the ITGR board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such proposal constitutes or would reasonably be expected to lead to a transaction that is superior to the merger and ITGR complies with certain procedural requirements;

•
the provisions of the merger agreement that allow the ITGR board of directors to change its recommendation in favor of the adoption of the merger agreement in response to a superior proposal and terminate the merger agreement in order to accept a superior proposal if the ITGR board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that an acquisition proposal constitutes a superior proposal (including taking into account any modifications to the terms of the merger agreement that are proposed by Parent and, in connection with the termination of the merger agreement, payment to Parent of the ITGR termination fee) and that failure to take such action would be inconsistent with its directors’ fiduciary duties, subject to ITGR’s compliance with certain procedural requirements;

•
the provisions of the merger agreement that allow the ITGR board of directors to change its recommendation in favor of the adoption of the merger agreement in response to an intervening event, if the ITGR board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its directors’ fiduciary duties (including taking into account any modifications to the terms of the merger agreement that are proposed by Parent), subject to ITGR’s compliance with certain procedural requirements;

•
the belief of the ITGR board of directors that the payment of the ITGR termination fee was not likely to unduly discourage additional competing third-party proposals or reduce the price of such proposals, that such termination fees and provisions are customary for transactions of this size and type, and that the size of the termination fee was reasonable in the context of comparable transactions;

•
the fact that upon termination of the merger agreement in certain specific circumstances, Parent would be required to pay to ITGR the Parent termination fee and the related limited guarantee for the payment of such Parent termination fee by KKR Core;

•
the fact that, in the event of Parent’s fraud or willful breach of the merger agreement, ITGR may seek damages (which may include the benefit of the bargain lost by ITGR stockholders), subject to an aggregate cap on amounts payable by Parent and Merger Sub equal to the Parent termination fee plus certain reimbursement and collection obligations; and

•	the ability of ITGR to specifically enforce the terms of the merger agreement under certain circumstances.
•
Timing Considerations. The timing of the merger and the risk that if ITGR did not accept the offer by Parent (as provided for in the merger agreement), it may not have another opportunity to do so or to accept a comparable opportunity. The ITGR board of directors also observed that ITGR retained the ability to consider unsolicited proposals until the meeting of the ITGR stockholders to vote on the merger agreement proposal and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying the ITGR termination fee).

•
Financing Strength of Parent. The fact that Parent has obtained committed debt and equity financing for the merger from reputable financing sources, the limited conditionality of the commitment letters and likelihood that Parent would be able to finance the merger given Parent’s financial resources and financial profile.

•
Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of ITGR common stock under Delaware law and that there was no condition in the merger agreement relating to the maximum number of shares of ITGR common stock that could exercise appraisal rights.

•
Negotiation Process. The fact that the terms of the merger agreement and the transactions were the result of robust arm’s length negotiations conducted at the direction of the ITGR board of directors and with the assistance of independent financial advisors and outside legal counsel. The ITGR board of directors also considered the enhancements that ITGR and its advisors were able to obtain as a result of negotiations with KKR and its financial and legal advisors, including that KKR had increased its offer price to a final price of $127.00 in cash per share in the merger and that representatives of KKR had stated $127.00 in cash per share was its best and final offer. The ITGR board of directors believed, after consultation with its financial advisors, that the merger consideration was the maximum price at which KKR would pursue the acquisition of ITGR and that further negotiations would have created a risk of materially delaying entry into the merger agreement or causing KKR to abandon the transactions altogether.

•
Specific Performance and Damages. The fact that ITGR has the right to seek specific performance to cause Parent to consummate the merger under certain circumstances, subject to conditions set forth in the merger agreement, including that the debt financing has been funded or will be funded, ITGR has confirmed it is ready, willing and able to close, and Parent has failed to close within three business days after receipt of such confirmation.

•	No Vote of Parent Shareholders. The fact that the merger is not subject to the conditionality and execution risk of any required approval by Parent’s shareholders.
•
Opportunity of ITGR Stockholders to Vote; Rights to Adjourn or Postpone to Solicit Additional Votes. The fact that the merger is subject to the approval of ITGR stockholders, and that ITGR stockholders are free to evaluate the transactions and vote for or against the adoption of the merger agreement at the special meeting. In addition, the ITGR board of directors considered the fact that ITGR may adjourn or postpone the special meeting, upon the terms and subject to the conditions specified in the merger agreement, to ensure that any required supplement or amendment to the proxy statement is provided to ITGR stockholders, due to applicable law or a request from the SEC, to allow reasonable additional time to solicit additional proxies necessary to obtain the ITGR stockholder approval, or to ensure that there are sufficient shares of ITGR common stock represented to constitute a quorum.

The ITGR board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:
•	Tax Treatment. The fact that the merger consideration will generally be taxable to ITGR stockholders.

•
No Stockholder Participation in Future Growth or Earnings. The ITGR board of directors considered that ITGR stockholders would lose the opportunity to realize the potential long-term value of the successful execution of ITGR’s current strategy as an independent public company.

•
Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure to obtain regulatory approvals or the failure of ITGR stockholders to approve the merger agreement proposal, and the effect the resulting public announcement of the termination of the merger agreement may have on:

•	the trading price of ITGR common stock; and
•	ITGR’s business and operating results, particularly in light of the costs incurred in connection with the merger.
•
Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that ITGR must pay to Parent the ITGR termination fee if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, ITGR from pursuing that opportunity.

•
Possible Disruption of the Business and Costs and Expenses. The possible disruption to ITGR’s business that may result from the merger, the resulting distraction of ITGR’s management and potential attrition of ITGR’s employees and the costs and expenses associated with completing the merger.

•
Restrictions on Operation of ITGR’s Business. The requirement that ITGR use its reasonable best efforts to conduct its business and in all material respects in the ordinary course of business consistent with past practice and the other restrictions on ITGR’s activities and operations prior to completion of the merger.

•
Impact of Announcement. The uncertainty about the effect of the merger, regardless of whether the merger is completed, on ITGR’s employees, customers and other parties, which may impair ITGR’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with ITGR. Additionally, the potential for litigation arising in connection with the merger.

•
Need to Obtain Required Regulatory Clearances. The fact that completion of the merger would require approval, or expiration or termination of the applicable waiting periods, under the HSR Act and certain other applicable antitrust and foreign direct investment laws.

•	Alternative Transactions. The risk that an alternative transaction or different strategic alternative potentially could be more beneficial to ITGR’s stockholders than the proposed merger.
The ITGR board of directors concluded that the potentially negative factors associated with the merger were significantly outweighed by the potential benefits that it expected the ITGR stockholders would achieve as a result of the merger. The ITGR board of directors believed that the merger would maximize the immediate value of ITGR stockholders’ shares and minimize the risks and uncertainty affecting the future prospects of ITGR, including the potential execution risks associated with its stand-alone financial plan.
In addition, the ITGR board of directors was aware of and considered the interests that ITGR’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, the interests of ITGR stockholders generally, as described below under “—Interests of ITGR’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the information and factors considered by the ITGR board of directors is not exhaustive, but ITGR believes it includes all the material factors considered by the ITGR board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the ITGR board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the ITGR board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. The ITGR board of directors based its unanimous recommendation on the totality of the information presented.

This explanation of ITGR’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”
Certain Financial Projections Utilized by the ITGR Board of Directors and ITGR’s Financial Advisor
ITGR’s management does not, as a matter of course, publicly disclose long-term forecasts as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the strategic review, ITGR management provided certain unaudited non-public financial projections regarding ITGR to the ITGR board of directors (referred to as the “financial projections”). At the direction of the ITGR board of directors, the financial projections for (i) fiscal years 2026E-2031E were provided to potential transaction counterparties, including KKR, on May 22, 2026 (as more fully described under “The Merger (Proposal 1)—Background of the Merger”) and (ii) fiscal years 2026E-2033E were provided to, and approved for use by, Goldman Sachs for purposes of performing its financial analysis in connection with rendering its opinion to the ITGR board of directors, subject to the assumptions and limitations described in its opinion (as more fully described under “The Merger (Proposal 1)—Opinion of ITGR’s Financial Advisor”). The ITGR board of directors used the financial projections to assist in its decision-making process in determining to approve and adopt the merger agreement. A summary of the financial projections is included below to give ITGR stockholders access to certain information that was considered by the ITGR board of directors for purposes of evaluating the strategic review and the merger. These projections are not, and should not be viewed as, public guidance or even targets. The financial projections are not being included in this proxy statement in order to influence any ITGR stockholder’s decision as to whether or not to approve the merger or whether or not to seek appraisal rights with respect to shares of ITGR common stock held by such stockholder. The summary of the financial projections is being included in this proxy statement solely because these financial projections were made available to the ITGR board of directors, Goldman Sachs and potential transaction counterparties, including KKR.
The financial projections, while presented with numerical specificity, were based on numerous variables and assumptions, including about future performance, that are inherently uncertain and many of which are beyond ITGR’s control. The financial projections reflect numerous estimates, assumptions and judgments made by ITGR management, based on information available at the time the financial projections were developed, with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions, other future events and matters specific to ITGR’s business, all of which are difficult to predict and many of which are beyond ITGR’s control. There can be no assurances that the financial projections accurately reflect future trends or accurately estimate ITGR’s future financial and operating performance. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to ITGR’s business (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions and other factors described in or referenced under the section titled “Cautionary Statement Regarding Forward-Looking Statements” and those risks and uncertainties detailed in ITGR’s public filings with the SEC. Further, the financial projections cover multiple years and by their nature become subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the financial projections will be realized, and actual results may vary materially from those shown.
The financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles in the United States (referred to as “GAAP”).
The financial projections included in this document, including the financial projections set forth below under “ITGR Management Financial Projections” are the responsibility of ITGR’s management. Deloitte & Touche LLP (referred to as “Deloitte”), ITGR’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections and, accordingly, Deloitte has not expressed an opinion or any other form of assurance with respect thereto. The Deloitte report on ITGR’s consolidated financial statements incorporated by reference from ITGR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, relates to ITGR’s previously issued financial statements. It does not extend to the financial projections and should not be read to do so.
The financial projections were developed based on ITGR’s continued operation as a standalone, publicly traded company without giving effect to the merger, and do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the strategic review, the merger and merger-related expenses. The financial projections also do not take into account the effect of any failure of the merger to close and should not be viewed as accurate or continuing in that context.
The inclusion of the financial projections in this proxy statement should not be regarded as an indication that ITGR or Goldman Sachs or any of their respective affiliates, advisors or representatives considered or consider the financial projections to be predictive of actual future events, and the financial projections should not be relied on as such. None of ITGR or Goldman Sachs or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error or no longer appropriate. ITGR does not intend to make publicly available any update or other revisions to the financial projections, except as required by law. None of ITGR or Goldman Sachs or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other investor regarding the ultimate performance of ITGR compared to the information contained in the financial projections or that the projected results will be achieved.
ITGR stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement.
The financial projections incorporate certain financial measures which are “non-GAAP financial measures.” Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. ITGR’s calculations of these financial measures may differ from others in its industry and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented. Reconciliations of these financial measures were not relied upon by Goldman Sachs for purposes of performing its financial analysis in connection with rendering its opinion to the ITGR board of directors (as described in the section titled “—Opinion of ITGR’s Financial Advisor”) or by the ITGR board of directors. Accordingly, a reconciliation of the financial measures included in the financial projections is not provided.
Subject to the foregoing qualifications, the financial projections are set forth below:
ITGR Management Financial Projections(1)

Period	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Sales	$1,820	$1,968	$2,167	$2,355	$2,533	$2,722	$2,898	$3,057
Adjusted EBITDA(2)	$387	$433	$497	$560	$623	$689	$724	$755
Capital Expenditures	$100	$110	$109	$118	$127	$137	$146	$154

*	All values expressed in $ in millions
(1)
The financial projections for fiscal years 2026E through 2031E were provided to Goldman Sachs and potential transaction counterparties. The financial projections for fiscal years 2032E and 2033E were provided only to Goldman Sachs for purposes of performing its financial analysis in connection with rendering its opinion to the ITGR board of directors (as described in the section titled “—Opinion of ITGR’s Financial Advisor”).

(2)
Adjusted EBITDA, a non-GAAP financial measure, consists of adjusted net income excluding items such as depreciation, interest, stock-based compensation, and taxes. Earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”) is calculated by adding back interest expense, provision for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to income (loss) from continuing operations, which is the most directly comparable GAAP measure.

In addition, the financial projections included projected unlevered free cash flows for each of the fiscal years 2026E–2033E, which were approved by ITGR management for use by Goldman Sachs in its financial analysis in connection with rendering its opinion to the ITGR board of directors. These projected unlevered free cash flows were not provided to potential transaction counterparties. These projected unlevered free cash flows do not reflect stock-based compensation as a cash expense. These unlevered free cash flows are as follows:

Period	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Unlevered Free Cash Flow(1)	$124	$154	$190	$245	$350	$395	$416	$433

*	All values expressed in $ in millions
(1)
Unlevered free cash flow, a non-GAAP financial measure, consists of adjusted EBITDA minus taxes, capital expenditures, changes in net working capital, and other cash items not included in adjusted EBITDA.

In connection with the preparation of this proxy statement, ITGR and Goldman Sachs concluded that the projected unlevered free cash flow figures set forth above do not reflect stock-based compensation as a cash expense. The projected unlevered free cash flows for each of the fiscal years 2026E-2033E set forth below have been adjusted to deduct stock-based compensation as a cash expense:

Period	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Unlevered Free Cash Flow Including Stock-Based Compensation(1)	$104	$132	$166	$220	$324	$367	$387	$401

*	All values expressed in $ in millions
(1)	Unlevered free cash flow including stock-based compensation, a non-GAAP financial measure, consists of unlevered free cash flow minus stock-based compensation expense.
For additional information on ITGR’s actual results and historical financial information, see the section titled “Where You Can Find More Information.”
Opinion of ITGR’s Financial Advisor
Goldman Sachs rendered its opinion to the ITGR board of directors that, as of August 2, 2026, and based upon and subject to the factors and assumptions set forth therein, the $127.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of ITGR common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated August 2, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the ITGR board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of ITGR common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of ITGR for the five years ended December 31, 2025;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ITGR;
•	certain other communications from ITGR to its stockholders;
•	certain publicly available research analyst reports for ITGR; and
•	certain internal financial analyses and forecasts for ITGR prepared by its management as approved for Goldman Sachs’ use by ITGR.
Goldman Sachs also held discussions with members of the senior management of ITGR regarding their assessment of the past and current business operations, financial condition, and future prospects of ITGR; reviewed the reported price and trading activity for the shares of ITGR common stock; compared certain financial and stock market information for ITGR with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering the opinion, Goldman Sachs, with ITGR’s consent, relied upon and assumed the accuracy and completeness of all of the ITGR financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with ITGR’s consent that the financial projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ITGR. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of ITGR or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of ITGR to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to ITGR; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of ITGR common stock, as of the date of the opinion, of the $127.00 in cash per share of ITGR common stock to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of ITGR; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of ITGR, or class of such persons in connection with the merger, whether relative to the $127.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of ITGR common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which the shares of ITGR common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on ITGR or Parent or the merger, or as to the impact of the merger on the solvency or viability of ITGR or Parent or the ability of ITGR or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Following Goldman Sachs’ August 2, 2026 presentation to the ITGR board of directors (the “August 2 Presentation”), it was determined that the unlevered free cash flow projections prepared by ITGR management that Goldman Sachs utilized in the illustrative discounted cash flow analysis in the August 2 Presentation did not reflect stock-based compensation as a cash expense, while Goldman Sachs’ analysis reflected an assumption that stock-based compensation was deducted as a cash expense in such projections. Subsequent to the August 2 Presentation, ITGR management prepared adjusted unlevered free cash flow projections that deducted stock-based compensation as a cash expense. Goldman Sachs then reperformed its illustrative discounted cash flow analysis as of August 2, 2026, using the adjusted unlevered free cash flow projections. Goldman Sachs then delivered a written confirmation letter to the ITGR board of directors, dated August 31, 2026 (the “Confirmation Letter”), confirming that had Goldman Sachs performed its financial analysis set forth in the August 2 Presentation using the adjusted unlevered free cash flow projections, there would have been no change to the conclusion set forth in Goldman Sachs’ August 2, 2026 opinion that as of August 2, 2026, and based upon and subject to the factors and assumptions set forth therein, the $127.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of ITGR common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The Confirmation Letter did not address any circumstances, developments or events occurring after August 2, 2026, other than the adjusted unlevered free cash flow projections, and the opinion set forth in Goldman Sachs’ August 2, 2026 opinion letter was provided only as of that date.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the ITGR board of directors in connection with rendering the opinion described above, as well as the revised illustrative discounted cash flow analysis subsequently delivered to the ITGR board of directors in connection with the Confirmation Letter. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 30, 2026, the last trading day prior to the publication on July 31, 2026, of a press report that KKR was nearing an agreement to acquire ITGR, and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the shares of ITGR common stock for the one-year period ended July 30, 2026. In addition, Goldman Sachs analyzed the consideration to be paid to holders of shares of ITGR common stock pursuant to the merger agreement in relation to (i) the closing price per share of $100.86 on July 30, 2026, the last trading day prior to the publication on July 31, 2026 of a press report that KKR was nearing an agreement to acquire ITGR and (ii) the closing price per share of ITGR common stock of $83.67 on April 29, 2026, the last trading day prior to ITGR’s April 30, 2026 announcement of a strategic review to maximize shareholder value (the “Unaffected Price”).
This analysis indicated that the price per share to be paid to ITGR stockholders pursuant to the merger agreement represented:
•	a premium of 25.9% based on the closing price per share of ITGR common stock on July 30, 2026; and
•	a premium of 51.8% based on the Unaffected Price.
Illustrative Discounted Cash Flow Analysis. Using the financial projections, including the unlevered free cash flow projections that did not reflect stock-based compensation as a cash expense, Goldman Sachs performed an illustrative discounted cash flow analysis on ITGR to derive a range of illustrative present values per share of ITGR common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 9% to 10%, reflecting estimates of ITGR’s weighted average cost of capital, Goldman Sachs discounted to present value as of July 3, 2026 (i) estimates of unlevered free cash flow for ITGR for the fiscal years 2026 through 2033 as reflected in the unlevered free cash flow projections that did not reflect stock-based compensation as a cash expense and (ii) a range of illustrative terminal values for ITGR, which were calculated by applying perpetuity growth rates ranging from 2.5% to 3.5%, to a terminal year estimate of the unlevered free cash flow to be generated by ITGR, as reflected in the unlevered free cash flow projections that did not reflect stock-based compensation as a cash expense (which analysis implied last twelve months pro forma adjusted EBITDA multiples ranging from 7.9x to 10.8x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the financial projections. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including ITGR’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for ITGR, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for ITGR by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for ITGR the amount of ITGR’s total debt and debt-like items and added the amount of ITGR’s cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by the management of ITGR, to derive a range of illustrative equity values for ITGR. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of ITGR, as provided by and approved for Goldman Sachs’ use by the management of ITGR, using the treasury stock method, to derive a range of illustrative present values per share ranging from $98.93 to $140.68.
Goldman Sachs subsequently reperformed, as of August 2, 2026, the illustrative discounted cash flow analysis described above using the adjusted unlevered free cash flow projections that deducted stock-based compensation as a cash expense and otherwise used the same methodology, assumptions and other information described above. The revised analysis implied last twelve months pro forma adjusted EBITDA multiples ranging from 7.3x to 10.0x. Applying the same enterprise-value-to-equity-value adjustments and fully diluted share count described above, Goldman Sachs derived a revised range of illustrative present values per share of ITGR common stock of $88.57 to $127.71.
Illustrative Present Value of Future Share Price Analysis. Using the financial projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of ITGR common stock. For this analysis, Goldman Sachs first calculated implied future values per share of ITGR common stock for ITGR as of the end of each of the fiscal years 2026 and 2027, by applying a range of illustrative next twelve month (“NTM”) price to earnings (“P/E”) multiples of 13.0x to 15.0x to estimates of ITGR’s NTM adjusted earnings per share of ITGR common stock for each of the fiscal years 2026 and 2027, as reflected in the financial projections. This illustrative range of NTM P/E multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM P/E multiples for ITGR.
Goldman Sachs then discounted these implied future values per share of ITGR common stock to July 3, 2026, using an illustrative discount rate of 10.3%, reflecting an estimate of ITGR’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $86 to $106 per share of ITGR common stock.
Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2022 through July 30, 2026 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were between $3 billion and $7 billion, excluding transactions involving targets in the biopharmaceutical industry. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 71 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 30.5% across the period. This analysis also indicated a 25th percentile premium of 16.1% and 75th percentile premium of 43.7% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 16.1% to 43.7% to the Unaffected Price and calculated a range of implied equity values per share of ITGR common stock of $97 to $120.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ITGR or the merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the ITGR board of directors as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of ITGR common stock of the $127.00 in cash per share to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ITGR, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration was determined through arm’s-length negotiations between ITGR and KKR and was approved by the ITGR board of directors. Goldman Sachs provided advice to ITGR during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to ITGR or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.
As described above, Goldman Sachs’ opinion to the ITGR board of directors was one of many factors taken into consideration by the ITGR board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs Affiliated Entities and their respective employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of ITGR, Parent, any of their respective affiliates and third parties, including KKR, an affiliate of Parent, and its affiliates and portfolio companies (collectively, “Relevant Entities”) or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs Investment Banking has an existing lending relationship with KKR and/or its subsidiaries. Goldman Sachs acted as financial advisor to ITGR in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs Affiliated Entities have provided certain financial advisory and/or underwriting services to ITGR from time to time for which Goldman Sachs Affiliated Entities have received, and may receive, compensation, including having acted as financial advisor to ITGR in connection with shareholder defense matters in 2025 and 2026 and as a passive bookrunner with respect to ITGR’s offering of its 1.875% convertible senior notes due 2030 in March 2025. During the two-year period ended August 2, 2026, Goldman Sachs Affiliated Entities have recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Affiliated Entities directly to ITGR of less than $5 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to KKR and its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as book runner with respect to a convertible notes offering of KKR in March 2025; as book runner with respect to a bank loan to Simon & Schuster Inc., a portfolio company of KKR, in August 2025; as financial advisor to KKR with respect to its acquisition of OSTTRA in October 2025; as financial advisor to Kito Crosby, a portfolio company of KKR, with respect to its acquisition of Datagroup in February 2026; as financial advisor to Varsity Brands Inc., a portfolio company of KKR, with respect to its sale in April 2026; as book runner with respect to an equity offering of BrightSpring Health Services, a portfolio company of KKR, in June 2026; and as financial advisor to Lorca Telecom Bidco, a portfolio company of KKR, with respect to the sale of its stake in MasOrange in June 2026. During the two-year period ended August 2, 2026, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking directly to KKR and/or to its affiliates and portfolio companies (which may include companies that are not controlled by KKR) of less than $375 million. Goldman Sachs Investment Banking is currently mandated by KKR and/or its Related Entities (as defined below) to provide financial advisory and/or underwriting services unrelated to the merger with respect to multiple matters and, if all such matters were to be consummated, Goldman Sachs Investment Banking currently expects that it would recognize compensation in an aggregate amount materially in excess of the transaction fee expected in connection with the merger. Goldman Sachs Investment Banking is currently soliciting KKR and/or its Related Entities to work on financial advisory and/or underwriting matters unrelated to the merger on which it has not been, and may not be mandated. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Relevant Entities and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation.
As of August 2, 2026, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in ITGR and/or its affiliates, (ii) no direct GS Principal Investment in KKR North America Private Equity Fund XIV and (iii) an aggregate direct GS Principal Investment of approximately $210.6 million in KKR and/or its Related Entities. As of August 2, 2026, funds managed by affiliates of Goldman Sachs were co-invested with KKR and/or its affiliates and were invested in equity interests of funds managed by affiliates of KKR. Such funds managed by affiliates of Goldman Sachs may co-invest with, and invest in equity interests of, KKR and/or its affiliates or funds managed thereby in the future.
In connection with ITGR’s offering of its 2.125% convertible senior notes due 2028 (in the aggregate principal amount of approximately $116.3 million) (the “2028 Convertible Notes”) in February 2023 and its offering of its 1.875% convertible senior notes due 2030 (in the aggregate principal amount of $1,000 million) (the “2030 Convertible Notes” and, together with the 2028 Convertible Notes, the “Convertible Notes”) in March 2025, ITGR entered into capped call transactions with respect to the Convertible Notes (collectively, the “Capped Call Transactions”) with Goldman Sachs and other counterparties (collectively, the “Capped Call Counterparties”), each acting as principal for its own account, consisting of the purchase by ITGR of capped call options with respect to collectively approximately 9.8 million shares of ITGR common stock, the aggregate number of shares of ITGR common stock underlying the Convertible Notes (with 30% purchased from Goldman Sachs). The Capped Call Transactions initially had a strike price of $87.20 per share of ITGR common stock in respect of the 2028 Convertible Notes, which is equal to the conversion price of the 2028 Convertible Notes based on the initial conversion rate of 11.4681 shares of ITGR common stock per $1,000 in principal amount of the 2028 Convertible Notes, subject to an initial cap price of $108.59 per share of ITGR common stock, and a strike price of $150.96 per share of ITGR common stock in respect of the 2030 Convertible Notes, which is equal to the conversion price of the 2030 Convertible Notes based on the initial conversion rate of 6.6243 shares of ITGR common stock per $1,000 in principal amount of the 2030 Convertible Notes, subject to an initial cap price of $189.44 per share of ITGR common stock.
The Capped Call Transactions were intended to offset a portion of the potential dilutive effect on holders of shares of ITGR common stock of the conversion of the Convertible Notes and/or any potential cash payment in excess of the principal amount of the Convertible Notes that ITGR may make in connection with a cash settlement of the Convertible Notes, in each case, up to the applicable cap price. The Capped Call Transactions, upon exercise thereof, generally require the Capped Call Counterparties to deliver to ITGR a number of shares of ITGR common stock (and/or, in certain circumstances, at ITGR’s election, cash) determined based on the excess, if any, of the lower of the applicable cap price and the price per share of ITGR common stock at that time (determined over a period specified in the Capped Call Transactions) over the applicable strike price per share of ITGR common stock.
The Capped Call Transactions may be adjusted, exercised, canceled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the merger, which could result in a payment from Goldman Sachs to ITGR or from ITGR to Goldman Sachs. In particular, under the terms of the Capped Call Transactions, each Capped Call Counterparty, acting separately as calculation agent under the Capped Call Transactions to which it is a party, is entitled in certain circumstances to make adjustments to the terms of such Capped Call Transactions that reflect the economic effect of the announcement, consummation or abandonment of the merger on the embedded call options. In addition, each of Goldman Sachs and the other Capped Call Counterparties may, acting separately as calculation agent, determining party or otherwise as principal under the Capped Call Transactions to which it is a party, determine such adjustments and/or the value owed upon termination or cancellation in respect of such Capped Call Transactions in accordance with their terms, and a payment may be made to or from Goldman Sachs and/or its affiliates under various circumstances, including on or following consummation or abandonment of the merger. Goldman Sachs Investment Banking may receive a portion of any gain or loss realized by Goldman Sachs in respect of the Capped Call Transactions, including any termination payment. All actions or exercises of judgment by a Capped Call Counterparty in such capacity must be performed in good faith and in a commercially reasonable manner. Goldman Sachs Investment Banking has not advised, and will not advise, ITGR with respect to the Capped Call Transactions or any negotiations between ITGR and Goldman Sachs’ public side trading desk with respect thereto.
As a result of the Capped Call Transactions, the Capped Call Counterparties are expected to have market exposure to the price of shares of ITGR common stock. It is the ordinary practice of the Capped Call Counterparties to engage in hedging activities to limit their respective market exposure to the price of the stock underlying privately negotiated equity derivative transactions with issuers of such stock, such as the Capped Call Transactions.
In connection with the Capped Call Transactions to which it is a party, Goldman Sachs (and its affiliates) has engaged, and will continue to engage, in accordance with applicable law, in hedging and other market transactions (which may include the entering into or unwinding of various derivative transactions with respect to Shares) that are generally intended to substantially neutralize Goldman Sachs’ exposure as a result of the Capped Call Transactions to which it is a party to changes in the price of shares of ITGR common stock. Such hedging activity is at Goldman Sachs’ own risk and may result in a gain or loss, which may be greater than or less than the expected contractual benefit to

Goldman Sachs under the Capped Call Transactions to which it is a party. The amount of any such gain or loss will not be known until the applicable Capped Call Transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs shall have completed all of its hedge unwind activities. To mitigate exposure from the Capped Call Transactions, as of the close of business on September 1, 2026, Goldman Sachs held a net long economic position of approximately 600,000 shares of ITGR common stock and was long and short a number of various other options on shares of ITGR common stock.
In connection with its engagement, Goldman Sachs provided to management of ITGR, for the information of the board of directors, materials that summarized, based on theoretical models, the potential effects of the announcement and consummation of the Transaction on the Capped Call Transactions to which Goldman Sachs is a counterparty. The materials included preliminary illustrative analyses by Goldman Sachs’ Investment Banking Division for a range of stated assumptions regarding takeout prices for the shares of ITGR common stock and volatilities, as well as based on other reasonable assumptions.
In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking hedging and other market transactions with respect to Goldman Sachs’ Capped Call Transactions. In connection with the preparation of presentations to senior management of ITGR and the board of directors, personnel in Goldman Sachs’ Investment Banking Division, including the representatives of Goldman Sachs who have advised ITGR in connection with the Transaction, from time to time, have received or may receive input from personnel in Goldman Sachs’ Securities Division into how to model, or reports of historical measures or estimates of, Goldman Sachs’ and/or Goldman Sachs’ Investment Banking Division’s profit and/or loss over certain measurement periods related to the Capped Call Transactions.
Goldman Sachs has advised ITGR that as of September 1, 2026, it expected to realize a net gain of less than $5 million with respect to the Capped Call Transactions as a result of the merger, after giving effect to its hedging activities based on the ordinary hedging practices described above and based on a range of stated assumptions, including volatilities and other reasonable assumptions. The amount of any gain or loss to Goldman Sachs as a result of the merger’s impact on the Capped Call Transactions will not be known until the Capped Call Transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities, and such amount may differ from the estimates provided above. Announcement of the merger could trigger an adjustment to the Capped Call Transactions, and consummation of the merger would likely trigger a termination of the Capped Call Transactions, in each case that could result in a payment to or from Goldman Sachs.
The indentures governing the Convertible Notes and the confirmations containing the terms of the Capped Call Transactions were included as exhibits to ITGR’s Current Reports on Form 8-K filed with the SEC on February 6, 2023, and March 19, 2025, which contain additional disclosure regarding the Convertible Notes and a description of the Capped Call Transactions. All references in this section of this proxy statement to share of ITGR common stock counts, conversion rates, conversion prices, cap prices and strike prices are subject to adjustment from time to time in accordance with the terms of the confirmations relating to the Capped Call Transactions.
On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Entities, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.
For purposes of this section of this proxy statement, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity and (y) the following terms have the definitions set forth below:
GS Principal Investments (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third-party clients.

GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third-party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make investments in, the Relevant Entities or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.
Related Entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.
The ITGR board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated July 21, 2026, ITGR engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between ITGR and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement of the merger, at approximately $85.7 million (which includes a discretionary incentive fee approved by the ITGR board of directors prior to the execution of the merger agreement), all of which is contingent upon consummation of the merger. In addition, ITGR has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Interests of ITGR’s Directors and Executive Officers in the Merger
In considering the recommendation of the ITGR board of directors that ITGR stockholders vote “FOR” the merger agreement proposal and merger-related compensation proposal, ITGR stockholders should be aware that the directors and executive officers of ITGR have interests in the merger that may be different from, or in addition to, those of ITGR stockholders generally.
These interests are described below, and certain of them are quantified below. The ITGR board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the approval of the merger agreement by the ITGR stockholders.
Treatment of ITGR Equity Awards
Outstanding ITGR equity awards will generally be treated as follows: (i) vested RSU awards and 50% (assessed on a tranche-by-tranche basis) of unvested RSU awards will be canceled in exchange for a cash amount based on the merger consideration and paid as soon as practicable following the closing of the merger, and the remaining 50% of unvested RSUs will be converted into a deferred cash award based on the merger consideration that vests and is paid based on the original RSU award’s vesting conditions (with certain termination protections); (ii) PSU awards for which the performance period is completed but that have not yet been settled will be canceled in exchange for a cash amount equal to the merger consideration based on actual performance, and PSU awards with open performance periods will be converted into a cash amount based on the merger consideration assuming the greater of target and actual performance, with 50% (assessed on a tranche-by-tranche basis) of such amount being paid as soon as practicable following the closing of the merger and the remaining 50% of such amount vesting and being paid based on the original PSU award’s service vesting conditions (with certain termination protections and without regard to any performance conditions); and (iii) stock options will be vested and canceled in exchange for a cash amount equal to the excess (if any) of the merger consideration over the applicable exercise price.
For additional information on the treatment of ITGR equity awards in connection with the merger, see the section titled “The Merger Agreement—Treatment of ITGR Equity Awards.”
The table below sets forth the number of outstanding ITGR RSUs, ITGR PSUs (based on target level of performance) and ITGR stock options held by each of ITGR’s executive officers and non-employee directors (as well as any other individual who served as an executive officer or non-employee director of ITGR since the beginning of ITGR’s last fiscal year) as of September 8, 2026, and the value of such awards (on a pre-tax basis) based on a per share price of ITGR common stock of $127.00. Depending on the date upon which the closing of the merger actually occurs, certain ITGR RSUs and ITGR PSUs that are unvested as of the date of this proxy statement and that are included in the table below may vest pursuant to their terms, and certain ITGR stock options that are outstanding as of the date of this proxy statement and that are included in the table may be exercised into ITGR common stock, in each case, without regard to the merger. For additional information regarding shares of ITGR common stock held by ITGR executive officers and non-employee directors, see the section titled “Security Ownership of Certain Beneficial Owners and Management.”

Person	RSUs (#)	RSUs ($)	PSUs (#)	PSUs ($)	Stock Options (#)	Stock Options ($)
Executive Officers
Payman Khales	30,456	3,867,912	49,052	6,229,604	—	—
Diron Smith	11,520	1,463,040	30,608	3,887,216	—	—
Lindsay K. Blackwood	7,983	1,013,841	5,118	649,986	—	—
Andrew Senn	8,967	1,138,809	12,163	1,544,701	—	—
Jim Stephens	6,141	779,907	15,788	2,005,076	—	—
Tony Carr	5,322	675,894	3,991	506,857	—	—
John Harris	10,198	1,295,146	6,457	820,039	—	—
Kirk Thor	1,798	228,346	7,010	890,270	—	—
Milo Metcalf	5,424	688,848	892	113,284	—	—
Joseph W. Dziedzic(1)	—	—	34,865	4,427,855	—	—
Non-Employee Directors(2)
Donald J. Spence	1,968	249,936	—	—	5,782	528,158
Sheila Antrum	1,476	187,452	—	—	—	—
Cheryl C. Capps	1,476	187,452	—	—	—	—
Michael J. Coyle	1,476	187,452	—	—	—	—
James Flanagan	1,476	187,452	—	—	—	—
James F. Hinrichs	1,476	187,452	—	—	—	—
Alvin (Tyrone) Jeffers	1,476	187,452	—	—	—	—
Aaron Kapito	1,476	187,452	—	—	—	—
M. Craig Maxwell	1,476	187,452	—	—	5,782	528,158
Filippo Passerini	1,476	187,452	—	—	—	—
Pamela Bailey(1)	—	—	—	—	5,782	528,158

(1)	Mr. Dziedzic retired as President and Chief Executive Officer of ITGR on October 24, 2025. Ms. Bailey stepped down as a non-employee director of ITGR on May 20, 2026.
(2)	The amounts in this table do not include RSUs that were vested and deferred by certain non-employee directors.
These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the merger following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by ITGR’s executive officers and non-employee directors may materially differ from the amounts set forth above.
Closing Year Annual Bonuses
The merger agreement provides that annual bonuses for the year of the closing of the merger (including for ITGR’s executive officers) will be paid at the greater of (i) target performance and (ii) actual performance. In addition, if the employment of an employee (including an ITGR executive officer) is terminated without cause or resigns for good reason, in each case, during the second half of the year in which the closing of the merger occurs, such employee will receive a pro rata annual bonus for the year of the closing of the merger (payable at the greater of (i) target performance and (ii) actual performance).
2027 Equity Awards
If the closing of the merger has not occurred by January 15, 2027, then ITGR may, in consultation with Parent, grant annual equity awards in respect of fiscal year 2027 (including to ITGR executive officers) with an aggregate grant date fair value of up to $23 million. Such equity awards are required to be solely in the form of RSUs, with vesting and other terms and conditions that are substantially consistent with annual RSU awards granted in respect of fiscal year 2026. These RSU awards will not vest in connection with the occurrence of the effective time but will instead be canceled and converted into a cash amount equal to (i) the number of shares of ITGR common stock subject to such RSU award, multiplied by (ii) the merger consideration, which will be paid subject to satisfaction of the same vesting conditions that applied to the corresponding RSU award, with vesting protections upon a qualifying termination of employment.
Executive Retention Bonuses
As previously disclosed, on May 18, 2026, in connection with an announced strategic review, ITGR approved cash retention bonuses for each of ITGR’s executive officers, with amounts ranging from 0.5x to 1x such executive officer’s base salary and target annual bonus (the “Executive Retention Bonuses”). Of the Executive Retention Bonuses, 50% will vest on December 31, 2026 (or, if earlier, upon the effective time), and the other 50% will vest upon the effective time, in each case, subject to continued employment through the applicable vesting date. The aggregate value of the Executive Retention Bonuses is $5,602,150.
Severance Protections
ITGR is party to an employment agreement (the “CEO Agreement”) with Payman Khales and a change of control agreement with each of ITGR’s other executive officers (together with the CEO Agreement, the “Severance Protection Agreements”). Pursuant to the Severance Protection Agreements, if, within 24 months following (or, for Mr. Khales, also within 60 days prior to) a “change in control” (as defined in the Severance Protection Agreements), such executive officer’s employment is terminated by ITGR without “cause” or by such executive officer for “good reason” (each as defined in the Severance Protection Agreements), such executive officer is entitled to their accrued but unpaid annual bonus for the year prior to termination and subject to the execution and non-revocation of a general release of claims, the following:
•
A lump sum payment equal to two times the sum of such executive officer’s (i) annual base salary and (ii) target annual bonus (or, for executive officers other than Mr. Khales, if greater, the average annualized bonus paid to such executive officer for the three fiscal years immediately preceding the fiscal year of such change in control);

•
A lump sum payment equal to two times ITGR’s total contributions on behalf of such executive officer to any ITGR retirement plan (whether qualified or nonqualified) in effect on the termination date for the year preceding the termination;

•
A lump sum payment equal to (i) 110% of the monthly premium for medical and prescription drug coverage for the most recently completed month for such executive officer (as well as such executive officer’s spouse and dependents), times (ii) 24;

•	Up to $25,000 for outplacement services;
•	Full vesting of all outstanding equity awards, with any performance criteria being deemed achieved at the greater of (i) target performance and (ii) actual performance;
•
If, in the 18-month period immediately preceding the date of termination, such executive officer’s primary residence is relocated at the request of ITGR, then ITGR shall reimburse such executive officer for any relocation expenses actually incurred in the 12 months immediately following the date of termination to a new residence within 35 miles of such executive officer’s residence prior to ITGR’s requested move, to the extent such expenses do not exceed the lesser of the initial relocation costs or the estimated reasonable cost for such relocation expense as determined by ITGR’s relocation service provider;

•
If ITGR has not granted any annual long-term incentive awards for the fiscal year that includes the date of termination, a lump sum payment equal to (i) the total grant date value of the prior year’s long-term incentive plan award if the long-term incentive plan award for the year that includes the date of termination has not yet been awarded times (ii) a fraction, the numerator of which is the number of full months that such executive officer was employed by ITGR during the fiscal year that contains the date of termination, and the denominator of which is 36; and

•
A pro rata annual bonus for the year of termination based on actual performance (but with any individual-specific performance goals that are qualitative in nature being deemed satisfied at target performance).

The estimated aggregate value of severance payments and benefits provided to ITGR’s executive officers (including our named executive officers) under the Severance Protection Agreements (excluding treatment of equity awards, which is quantified above under “—Treatment of ITGR Equity Awards”) assuming that (a) the merger closed on September 8, 2026, (b) each executive officer experiences a termination without cause or a resignation for good reason immediately following consummation of the merger, and (c) each executive officer has complied with all requirements necessary to receive all payments and benefits, is approximately $20,366,270. For further information regarding these assumptions and the estimated severance values associated with a qualifying termination of ITGR’s named executive officers, see below under “—Quantification of Potential Payments and Benefits to ITGR’s Named Executive Officers in Connection with the Merger.”
Restoration Plan
ITGR maintains the Retirement Savings Restoration Plan (the “Restoration Plan”), which is intended to restore retirement benefits on substantially the same formula as ITGR’s 401(k) plan that were disallowed due to statutory limits. Certain of ITGR’s executive officers participate in the Restoration Plan. Under the merger agreement, ITGR may terminate the Restoration Plan in connection with the merger and pay out account balances thereunder.
280G Mitigation Actions
Under the merger agreement, ITGR may implement certain tax planning strategies for the purpose of mitigating the impact of Sections 280G and 4999 of the Code and thereby preserve certain compensation-related tax deductions that might otherwise be disallowed. Any such tax planning strategies will not include a gross-up of any excise taxes under Section 4999 of the Code. As of the date of this proxy statement, the implementation of any such tax planning strategies has not been determined.
Indemnification and Insurance
Under the merger agreement, for a period of six years after the effective time, Parent will, and must cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of ITGR or its subsidiaries, each current and former director, officer, manager, employee and agent of ITGR and its subsidiaries and their respective successors and heirs and any individuals serving in such capacity at or with respect to other persons at ITGR’s or its subsidiaries’ request from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of acts or omissions prior to the effective time, in each case, to the fullest extent permitted by applicable law.
In addition, for a period of six years following the effective time, Parent is required to maintain in effect the provisions in the organizational documents of ITGR and its subsidiaries regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of the date of the merger agreement.
Prior to the effective time, ITGR will (or if ITGR is unable to or Parent elects to, Parent will cause the surviving corporation to) purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time.
For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification and liability insurance, please see the section titled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”
Quantification of Potential Payments and Benefits to ITGR’s Named Executive Officers in Connection with the Merger
The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger that ITGR’s named executive officers could receive in connection with the merger. Such amounts have been calculated assuming that:
•	the effective time will occur on September 8, 2026 (which, as an illustration, is the assumed closing date of the merger solely for purposes of this golden parachute compensation disclosure);
•	the value per share of ITGR common stock on consummation of the merger is $127.
•	the equity awards that were outstanding as of September 8, 2026, are the equity awards that ITGR has granted to its named executive officers through, and are outstanding as of, September 8, 2026;
•
when calculating the amount received in connection with a “double trigger” termination, each named executive officer experiences a termination without cause or resignation for good reason immediately following consummation of the merger, without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G and Section 4999 of the Code; and

•	each named executive officer has complied with all requirements necessary in order to receive all payments and benefits.
The payments and benefits described below are calculated based on, to the extent applicable, the terms of the merger agreement and each named executive officer’s existing Severance Protection Agreement. See sections above under “—Treatment of ITGR Equity Awards” and “—Severance Protections,” for a description of the treatment of the equity awards held by the named executive officers and the terms of their Severance Protection Agreements. In addition, certain equity awards held by the named executive officers may vest in accordance with their terms prior to the merger. Furthermore, additional equity awards may be granted to the executive officers in respect of 2027, as described above under “—2027 Equity Awards,” which are not included in the calculations below. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur after the date of this proxy statement but before the effective time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by ITGR’s named executive officers may materially differ from the amounts set forth below.
Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Other ($)(5)	Total ($)
Payman Khales	4,083,333	10,097,516	66,710	78,108	1,750,000	16,075,667
Diron Smith	2,240,000	5,350,256	21,000	84,184	980,000	8,675,440
Lindsay K. Blackwood	1,848,000	1,663,827	21,000	84,184	816,750	4,433,761
Andrew Senn	2,010,667	2,683,510	57,280	78,108	408,000	5,237,565
Jim Stephens	2,053,200	2,784,983	21,000	84,184	451,350	5,394,717
Joseph W. Dziedzic	—	4,427,855	—	—	—	4,427,855

(1)
These amounts reflect the cash severance payment payable under the Severance Protection Agreements with each named executive officer (other than Mr. Dziedzic) described above under “—Severance Protections” in the event of a termination without cause or resignation for good reason immediately following the merger on September 8, 2026. The amounts include the dollar value of (i) two times such named executive officer’s annual base salary and target annual bonus, plus (ii) a pro rata annual bonus through September 8, 2026 assuming target performance. Such cash severance is “double-trigger,” which means that a named executive officer must experience a termination without cause or resignation for good reason within 24 months following (or, for Mr. Khales, also within 60 days prior to) a change in control of ITGR. Details of the cash payments are shown in the following supplemental table:

Name	2x Salary ($)	2x Target Bonus ($)	Pro Rata Target Annual Bonus ($)	Total ($)
Payman Khales	1,750,000	1,750,000	583,333	4,083,333
Diron Smith	1,120,000	840,000	280,000	2,240,000
Lindsay K. Blackwood	990,000	643,500	214,500	1,848,000
Andrew Senn	1,040,000	728,000	242,667	2,010,667
Jim Stephens	1,062,000	743,400	247,800	2,053,200
Joseph W. Dziedzic	—	—	—	—

(2)
These amounts reflect the value of time-based ITGR RSUs and ITGR PSUs (assuming a target level of performance) based on a per share value of ITGR common stock of $127. As described above under “—Treatment of ITGR Equity Awards” and “—Severance Protections”, ITGR RSUs and ITGR PSUs will be canceled and converted into a cash amount equal to (x) the number of shares of ITGR common stock subject to such award (with the number of shares subject to an ITGR PSU award being determined based on the greater of (A) target performance and (B) actual performance), multiplied by (y) the merger consideration, 50% of which will be paid as soon as practicable after the effective time (assessed on a tranche-by-tranche basis) and the remaining 50% of which will be paid subject to satisfaction of the same vesting conditions that applied to the corresponding RSU award, with “double-trigger” vesting upon a termination without cause or resignation for good reason within 24 months following the effective time. Mr. Dziedzic’s PSUs are already fully service-vested pursuant to his retirement agreement with ITGR, and therefore all of his PSUs will be paid out as soon as practicable after the effective time. Details of the equity award payments are shown in the following supplemental table:

Name	RSUs (#)	RSUs ($)	PSUs (#)	PSUs ($)	Total ($)
Payman Khales	30,456	3,867,912	49,052	6,229,604	10,097,516
Diron Smith	11,520	1,463,040	30,608	3,887,216	5,350,256
Lindsay K. Blackwood	7,983	1,013,841	5,118	649,986	1,663,827
Andrew Senn	8,967	1,138,809	12,163	1,544,701	2,683,510
Jim Stephens	6,141	779,907	15,788	2,005,076	2,784,983
Joseph W. Dziedzic	—	—	34,865	4,427,855	4,427,855

(3)
These amounts reflect the value of retirement benefits pursuant to the Severance Protection Agreements described above under “—Severance Protections” in the event of a termination without cause or resignation for good reason immediately following the merger on September 8, 2026. These amounts reflect a lump sum payment equal to two times ITGR’s total contributions on behalf of a named executive officer to any ITGR retirement plan (whether qualified or nonqualified) in effect on the termination date for the year preceding the termination. Such payments are “double-trigger,” which means that a named executive officer must experience a qualifying termination within the 24 months following (or, for Mr. Khales, also within 60 days prior to) a change in control of ITGR in order to receive them.

(4)
These amounts reflect the value of healthcare and outplacement benefits described above under “—Severance Protections” in the event of a termination without cause or resignation for good reason immediately following the merger on September 8, 2026. These amounts reflect (i) $25,000 in outplacement benefits and (ii) a lump sum payment equal to (x) 110% of the monthly premium for medical and prescription drug coverage for the most recently completed month for such named executive officer (as well as such named executive officer’s spouse and dependents), times (y) 24. Such benefits are “double-trigger,” which means that a named executive officer must experience a qualifying termination within the 24 months following (or, for Mr. Khales, also within 60 days prior to) a change in control of ITGR in order to receive them.

(5)	These amounts reflect the retention bonuses granted to named executive officers described above under “—Executive Retention Bonuses”.
Arrangements with Parent
As of the date of this proxy statement, no executive officer of ITGR has entered into any agreement with Parent or any of its affiliates regarding individual employment arrangements with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates following the consummation of the merger. Prior to and following the closing, however, Parent intends to have discussions with certain executive officers of ITGR regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates and certain executive officers of ITGR may enter into agreements with, Parent or Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.
Indemnification and Insurance
Under the merger agreement, for a period of six years after the effective time, Parent must, and must cause the surviving corporation to, indemnify and hold harmless to the fullest extent permitted by applicable law and the organizational documents of ITGR or its subsidiaries, the present and former directors, officers, managers, employees and agents of ITGR and its subsidiaries and their respective successors and heirs and any individuals serving in such capacity at or with respect to other persons at ITGR’s or its subsidiaries’ request from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of acts or omissions prior to the effective time, in each case to the fullest extent permitted by the DGCL or any other applicable law or as provided under ITGR’s certificate of incorporation, bylaws or other organizational documents of ITGR or any of its subsidiaries in effect as of the date of the merger agreement.
In addition, for a period of six years following the effective time, Parent is required to maintain in effect provisions in the certificate of incorporation, bylaws or other organizational documents of the surviving corporation and its subsidiaries regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of the date of the merger agreement.
At or prior to the effective time, ITGR will (or if ITGR is unable to or Parent elects to), Parent will cause the surviving corporation to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time.
For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification and liability insurance, see the section titled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”
Financing of the Merger
Parent intends to fund the cash portion of the merger consideration with proceeds from new debt and equity financing together with cash on hand. Concurrently with the entry into the merger agreement, (i) Merger Sub entered into the debt commitment letter, pursuant to which the lenders have committed to provide to Merger Sub up to (a) $2,100,000,000 aggregate principal amount under a senior secured term loan facility and (b) $350,000,000 aggregate principal amount under a senior secured revolving credit facility (the foregoing clauses (a) and (b), referred to as the “debt financing”) and (ii) Parent entered into the equity commitment letter, pursuant to which KKR Core has committed to contribute an aggregate amount of $3,825,000,000 to Parent (referred to as the “equity financing”). The obligations of the lenders to provide debt financing under the debt commitment letter and KKR Core to provide equity financing under the equity commitment letter are subject to certain customary conditions, including (a) the execution and delivery of definitive documentation with respect to such financing in accordance with such commitment letter and (b) the consummation of the merger in all material respects in accordance with the terms and conditions of the merger agreement. The receipt of the equity financing by Parent and the debt financing by Merger Sub is not a condition to either Parent’s or Merger Sub’s obligations to complete the merger. Commitments in respect of the debt commitment letter will terminate on the earliest to occur of (1) the termination of the merger agreement in accordance with its terms prior to the consummation of the merger, (2) the consummation of the merger without the funding of the debt financing and (3) 11:59 p.m. New York City time on the date that is five business days after the outside date. The commitment in respect of the equity financing will automatically terminate if the merger agreement is terminated in accordance with its terms. Further, if an event occurs that would cause the termination of the commitments under the debt commitment letter in accordance with its terms, then KKR Core will have the right to terminate the equity commitment letter at any time thereafter. The proceeds of the debt financing would be used at the closing of the merger, together with the proceeds of the equity financing, for the purposes of (1) financing the consummation of the merger, including paying fees and expenses incurred in connection with the merger, and (2) the repayment of all or a portion of ITGR’s outstanding indebtedness under the ITGR credit agreement and (3) funding the settlement of ITGR’s obligations under the ITGR indentures (as defined below) in respect of the Convertible Notes (as defined below).
Regulatory Clearances and Approvals Required for the Merger
The merger is subject to the requirements of the HSR Act and certain other applicable antitrust and foreign direct investment laws, which prevent ITGR and Parent from completing the merger until required information and materials are furnished to the relevant regulators, including the Antitrust Division of the DOJ and the FTC, and the necessary approvals are received, or the relevant waiting periods are terminated or expire. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties may also choose to voluntarily re-start the initial 30-calendar-day waiting period by following certain prescribed procedures. After the expiration of the initial waiting period (or the re-started initial waiting period), the Antitrust Division of the DOJ or the FTC may issue a Request for Additional Information and Documentary Material (referred to as a “second request”). If a second request is issued, the parties may not complete the merger until they substantially comply with the second request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier, or the parties commit not to close for some additional period of time. ITGR and Parent submitted the requisite notification and report forms under the HSR Act on August 31, 2026, and the waiting period will expire on September 30, 2026 at 11:59 p.m., Eastern Time, unless it is extended by request for additional information or terminated earlier or if ITGR and Parent pull and refile or commit not to close for some additional period of time.
For more information about regulatory approvals relating to the merger, see the section titled “The Merger Agreement—Conditions to the Merger.”
Although the parties expect that all required regulatory clearances will be obtained, the parties cannot assure you that these regulatory clearances will be timely obtained or obtained at all or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.
Appraisal Rights of ITGR Stockholders
ITGR stockholders who do not vote in favor of approval of the merger agreement proposal, who continuously hold their shares of ITGR common stock and who otherwise strictly comply with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of ITGR common stock, as determined by the Delaware Court of Chancery, if the merger is completed, in lieu of receiving the merger consideration in respect of such shares. The “fair value” of your shares of ITGR common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. ITGR stockholders who wish to exercise the right to seek an appraisal of their shares must advise ITGR by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the merger agreement proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of ITGR common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights.
The text of Section 262 of the DGCL is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, ITGR stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

THE MERGER AGREEMENT
The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. ITGR encourages you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. ITGR is responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement not misleading. Factual disclosures about ITGR contained in this proxy statement or ITGR’s public reports filed with the SEC may supplement, update or modify the factual disclosures about ITGR contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Parent, Merger Sub and ITGR are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger.
ITGR stockholders should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Parent, Merger Sub, ITGR or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information.”
Structure of the Merger
The merger agreement provides, upon the terms and subject to the conditions set forth therein and in accordance with Delaware law, for Merger Sub to merge with and into ITGR, with ITGR continuing as the surviving corporation and a wholly owned subsidiary of Parent.
Timing of Closing
Unless another place and time is mutually agreed to in writing by Parent and ITGR, the closing of the merger will occur (a) no later than two business days after the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of the last to be satisfied or waived of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of such conditions).
Effect of the Merger on ITGR Common Stock
Conversion of ITGR Common Stock
At the effective time, each share of ITGR common stock issued and outstanding immediately prior to the effective time (other than excluded shares and dissenting shares), will be converted into the right to receive the merger consideration of $127.00 in cash, without interest. At the effective time, all such shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist and will thereafter represent only the right to receive $127.00 in cash, without interest.

Cancellation of Certain ITGR Common Stock
At the effective time, each share of ITGR common stock issued and outstanding immediately prior to the effective time that is held in treasury by ITGR or owned by Parent, Merger Sub or any other subsidiary of Parent will automatically be canceled and will cease to exist, and no merger consideration will be delivered in exchange for such shares.
Shares Held by ITGR Subsidiaries
Each share of ITGR common stock held by any subsidiary of ITGR immediately prior to the effective time will be converted into such number of common shares of the surviving corporation such that each subsidiary owns the same percentage of the outstanding capital stock in the surviving corporation immediately following the effective time as such subsidiary owned in ITGR immediately prior to the effective time.
Shares of Merger Sub
Each common share of Merger Sub outstanding immediately prior to the effective time will be converted into and become one common share of the surviving corporation and, except as described above under “—Shares Held by ITGR Subsidiaries,” will constitute the only outstanding shares of capital stock of the surviving corporation.
Treatment of ITGR Equity Awards
At the effective time, ITGR equity awards will generally be treated as follows:
•
RSU Awards: Each RSU award that is vested or vests upon the effective time in accordance with its terms will be canceled and converted into the right to receive a cash amount equal to (i) the number of shares of ITGR common stock subject to such RSU award, multiplied by (ii) the merger consideration. Each unvested RSU award will be canceled and converted into a restricted cash award representing the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the product of (a) the merger consideration, multiplied by (b) the number of shares of ITGR common stock subject to such unvested RSU award (each, a “converted RSU award”). With respect to each converted RSU award, 50% of such converted RSU award (determined on a tranche-by-tranche basis) will vest and be paid as soon as practicable following the closing of the merger (together with the vested RSU awards, the “cash out RSU awards”), and the remaining 50% of each converted RSU award (each, a “deferred RSU award”) will vest and become payable after the effective time at the same time as the unvested RSU award for which such deferred RSU award was exchanged would have vested and been paid pursuant to its terms and will otherwise be subject to the same terms and conditions (including as to vesting and termination protection) as applied to such corresponding unvested RSU award as of immediately prior to the effective time, except for terms rendered inoperative by reason of the transactions contemplated by the merger agreement or administrative or ministerial changes; provided that, in addition to any other vesting protections that a holder of deferred RSU awards has, if the employment of such holder is terminated by Parent or its affiliates without cause or by such holder for good reason, in each case, within one year following the effective time, all of such holder’s deferred RSU awards will immediately vest and be paid.

•
PSU Awards: Each PSU award for which the performance period has been completed but that has not yet been settled will be canceled and converted into the right to receive a cash amount equal to (i) the number of shares of ITGR common stock subject to such PSU award based on actual performance, multiplied by (ii) the merger consideration. Each PSU award that is outstanding and not a vested PSU award as of immediately prior to the effective time (each, an “unvested PSU award”) will be canceled and converted into a restricted cash award representing the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to (a) the merger consideration, multiplied by (b) the number of shares of ITGR common stock subject to such unvested PSU award (calculated based on the greater of (x) target performance and (y) actual performance (as described below)) (each, a “converted PSU award”). With respect to each converted PSU award, 50% of such converted PSU award (determined on a tranche-by-tranche basis) will vest and be paid as soon as practicable following the closing of the merger (together with the vested PSU awards, the “cash out PSU awards”), and the remaining 50% of each converted PSU award (each, a “deferred PSU award,” and together with each deferred RSU award, the “deferred cash awards”) will vest and become payable after the effective time at the same time as the unvested PSU award for which such deferred PSU award was exchanged would have vested and been paid pursuant to its terms and will be subject to the same terms and conditions, including as to vesting and termination protection, but excluding, for the avoidance of doubt, any performance conditions as applied to such corresponding unvested PSU award as of immediately prior to the effective time, except for terms rendered inoperative by reason of the transactions contemplated by the merger agreement or administrative or ministerial changes; provided that, in addition to any other vesting protections that a holder of deferred PSU awards has, if the employment of such holder is terminated by Parent or its affiliates without cause or by such holder for good reason, in each case, within one year following the effective time, all of such holder’s deferred PSU awards will immediately vest and be paid. “Actual Performance” will be determined by the ITGR board of directors (or a committee thereof) prior to the effective time as follows: (x) with respect to relative total shareholder return, the merger consideration will be used as the “Ending Stock Price” (as defined in the applicable award agreement); and (y) with respect to organic sales growth, (I) actual performance will be used for any year during the applicable performance period that is completed prior to the effective time and (II) projected performance as determined by the ITGR board of directors (or a committee thereof) prior to the effective time for any other year during the applicable performance period.
•
Company Options: At the effective time, (i) each award of ITGR stock options that is outstanding immediately prior to the effective time will fully vest, to the extent not vested previously, and (ii) each vested ITGR stock option (after giving effect to the foregoing clause (i)) will automatically be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) to be paid as soon as practicable following the closing of the merger equal to (A) the excess, if any, of the merger consideration over the applicable exercise price per share of ITGR common stock subject to such stock option, multiplied by (B) the number of shares of ITGR common stock subject to such stock option at the effective time; provided that, if the applicable exercise price per share of ITGR common stock of a stock option is equal to or greater than the merger consideration, such stock option will be canceled at the effective time for no consideration.

Shares of Dissenting Stockholders
Shares of ITGR common stock issued and outstanding immediately prior to the effective time and held by an ITGR stockholder who (i) did not vote in favor of the merger agreement proposal or consent in writing thereto and (ii) validly demanded their statutory rights of appraisal in respect of such shares of ITGR common stock in accordance with Section 262 of the DGCL, will not be converted into, or represent the right to receive, the merger consideration unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. Instead, such dissenting stockholders will be entitled to receive payment of the appraised value of such shares of ITGR common stock in accordance with Section 262 of the DGCL.
If any dissenting stockholder fails to perfect or otherwise effectively withdraws or loses their rights of appraisal, such shares of ITGR common stock will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the effective time, the right to receive the merger consideration. For more information regarding appraisal rights, see the section titled “Appraisal Rights of ITGR Stockholders.” In addition, the text of Section 262 of the DGCL is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein.
Governing Documents; Officers and Directors
At the effective time of the merger, the certificate of incorporation of ITGR, as in effect immediately prior to the completion of the merger, will be amended and restated in its entirety as set forth in Exhibit A to the merger agreement and, as so amended and restated, will be the certificate of incorporation of the surviving corporation, except with respect to the name of the surviving corporation, which will be determined by Parent prior to the closing of the merger.
The bylaws of Merger Sub, as in effect immediately prior to the completion of the merger, will be the bylaws of the surviving corporation. As used herein, the “effective time” of the merger means the time at which the certificate of merger with respect to the merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent, ITGR and Merger Sub may agree and specify in such certificate of merger.
From and after the effective time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation and applicable law, (a) the directors of Merger Sub at the effective time will be the directors of the surviving corporation and (b) the officers of Merger Sub at the effective time will be the officers of the surviving corporation. At the written request of Parent, ITGR will cause each director and officer of ITGR or any director or officer of any of ITGR’s subsidiaries to resign in such capacity, with such resignation to be effective at the effective time.
Exchange and Payment Procedures
As promptly as practicable after the effective time (but no later than two business days thereafter), Parent will send, or will cause the paying agent to send, to each ITGR stockholder at the effective time a letter of transmittal and instructions, which will contain instructions on how to surrender certificated and book-entry shares of ITGR common stock in exchange for the merger consideration. No interest will be paid or will accrue on the cash payable upon surrender of any such shares of ITGR common stock.
If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificated or the transferred uncertificated shares of ITGR stock is registered, it will be a condition to such payment that (a) either such certificate be properly endorsed or otherwise be in proper form for transfer or such uncertificated share be properly transferred and (b) the person requesting such payment will pay to the paying agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the paying agent that such tax has been paid or is not payable.
Lost, Stolen or Destroyed Certificates
In the event that a ITGR share certificate is lost, stolen or destroyed, the previous holder of the ITGR share certificate may obtain the merger consideration by (a) making an affidavit regarding the loss, theft or destruction of the ITGR share certificate and (b) if required by Parent, agreeing to indemnify the surviving corporation against any claim that may be made with respect to such lost, stolen or destroyed certificate (including, if required by the surviving corporation, the posting by such person of a bond, in such reasonable amount as the surviving corporation may direct).
Rights of ITGR Stockholders Following the Effective Time; Transfers Following the Effective Time
From and after the effective time, all holders of ITGR share certificates and uncertificated shares will cease to have any rights as ITGR stockholders other than the right to receive the merger consideration upon the surrender of such shares, without interest. From and after the effective time, the stock transfer books of ITGR will be closed with respect to all shares of ITGR common stock outstanding immediately prior to the effective time.
None of the parties to the merger agreement or the paying agent will be liable to any person with respect to any portion of the merger consideration delivered to a governmental authority if required by any applicable abandoned property, escheat or similar law.
Any portion of the merger consideration made available to the paying agent (and any interest or other income earned thereon) that remains unclaimed by the holders of ITGR common stock 12 months after the effective time will be returned to Parent, upon demand, and such ITGR stockholders must thereafter look only to Parent for payment of the merger consideration. Further, any portion of the merger consideration that remains undistributed to holders of ITGR share certificates and uncertificated shares immediately prior to the date on which the merger consideration would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled to such claims or interest.
Withholding Rights
Parent, ITGR, the surviving corporation and any of their respective affiliates or agents will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under the Code or any other applicable tax law. Any amounts so deducted or withheld will, to the extent paid over to the appropriate taxing authority, be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Representations and Warranties
The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of ITGR with respect to:
•	organization, valid existence, good standing and corporate power;

•	due execution, delivery and enforceability of the merger agreement;
•	required consents and approvals;
•	capitalization;
•	ownership of subsidiaries;
•	SEC filings;
•	internal controls and procedures;
•	financial statements;
•	information supplied for SEC filings;
•	absence of certain changes or events;
•	absence of undisclosed liabilities;
•	compliance with applicable laws;
•	permits;
•	litigation and orders;
•	real property;
•	intellectual property;
•	data privacy and data security;
•	tax matters;
•	employee benefit plans;
•	labor matters;
•	environmental matters;
•	material contracts;
•	trade controls and Foreign Corrupt Practices Act matters;
•	healthcare and U.S. Food and Drug Administration matters;
•	insurance;
•	finders and brokers;
•	opinion of the financial advisor to ITGR;
•	takeover statutes; and
•	related party transactions.
The merger agreement also contains customary representations and warranties of Parent and Merger Sub, including among other things:
•	organization, valid existence, good standing and corporate power;
•	due execution, delivery and enforceability of the merger agreement;
•	required consents and approvals;
•	information supplied for SEC filings;
•	compliance with applicable laws;
•	litigation and orders;
•	finders and brokers;

•	financing, the commitment letters and sufficiency of funds;
•	solvency;
•	limited guarantee; and
•	no prior operations and capitalization; and
•	ownership of shares of ITGR common stock.
The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.
Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect,” as defined in the merger agreement and described below.
Material Adverse Effect
A “material adverse effect” with respect to ITGR means any change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of ITGR and its subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination:
(i)	changes in GAAP or changes in the regulatory accounting requirements applicable to any industries in which ITGR and its subsidiaries operate;
(ii)
changes, developments or conditions after the date hereof generally in financial or securities markets or in the general economic or political conditions globally or in any jurisdiction in which ITGR and its subsidiaries operate, including the imposition or adjustment of tariffs;

(iii)	changes or conditions affecting generally the industries in which ITGR and its subsidiaries operate;
(iv)
changes in geopolitical conditions (including with respect to the current conflict in Iran or between the Russian Federation and Ukraine and any evolutions thereof and any sanctions or other Applicable Laws, directives or policies promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, any actual or threatened acts of war, sabotage, terrorism, cyberterrorism, global health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, monkeypox (or similar viruses in the orthopoxvirus genus) and any evolutions or mutations thereof)), or natural disaster (including any hurricane, tornado, flood, earthquake and weather-related event);

(v)	changes in applicable law after the date of the merger agreement;
(vi)
the execution, delivery, performance or public announcement of the merger agreement or pendency or consummation of the transactions contemplated thereby, including the impact of any of the foregoing on the relationships, contractual or otherwise, of ITGR and its subsidiaries with third parties (provided that this clause (vi) will be disregarded for purposes of the representations or warranties expressly purporting to address, as applicable, the consequences resulting from the execution, delivery and performance of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement);

(vii)
any failure by any of ITGR or any of its subsidiaries to meet, with respect to any period or periods following the date of the merger agreement, any internal or published budgets, projections, forecasts, estimates of earnings or revenues or business plans;

(viii)	any action taken by ITGR at the written request of Parent or its affiliates;
(ix)
any action taken by ITGR or any of its subsidiaries that is expressly required pursuant to the merger agreement (including any action required under the merger agreement to obtain any authorization or approval from the FTC or the antitrust division or any other governmental authority for the consummation of the merger and the other transactions contemplated thereby);

except, in the case of clauses (i), (ii), (iii), (iv) and (v) above, to the extent the business of ITGR and its subsidiaries, taken as a whole, is disproportionately affected thereby relative to other participants in the industry or industries in which ITGR and its subsidiaries operate, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a material adverse effect on ITGR.
A “material adverse effect” with respect to Parent means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, would be reasonably expected to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent or Merger Sub to consummate, the merger or the other transactions contemplated by the merger agreement on a timely basis, and in any event, prior to the outside date.
Conduct of Businesses of ITGR Prior to Completion of the Merger
The merger agreement provides for certain restrictions on ITGR’s and its subsidiaries’ activities until the earlier of the effective time or the date (if any) the merger agreement is validly terminated. In general, except as required or contemplated or permitted by the merger agreement, as required by applicable law or as consented to in writing by Parent (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the confidential schedules thereto, each of ITGR and its subsidiaries is required to use reasonable best efforts to conduct its business in accordance with applicable law and in the ordinary course of business consistent with past practice to preserve intact the material components of its current business organizations and relationships and goodwill with suppliers, customers, employees, governmental authorities and other material business relations.
In addition, except as required or expressly contemplated by the merger agreement, as required by applicable law or as consented to in writing by Parent (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the confidential schedules thereto, ITGR must not and must cause its subsidiaries not to:
•	amend ITGR’s certificate of incorporation or ITGR’s bylaws or amend the comparable organizational documents of any of ITGR’s subsidiaries;
•
(a) adjust, split, combine, subdivide or reclassify any shares of its capital stock, (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its subsidiaries to ITGR or to other subsidiaries of ITGR or (c) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of ITGR or its subsidiaries, except as required by the terms of a ITGR stock plan;

•
(a) issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of ITGR or its subsidiaries, other than (i) the issuance of any shares of ITGR common stock in connection with the settlement or exercise of ITGR equity awards and (ii) any issuance, delivery or sale among ITGR and any of its subsidiaries or between any of its subsidiaries or (b) amend any term of any security of ITGR or its subsidiaries;

•
acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, a material amount of securities or any material business, division or other business organization in excess of $10,000,000 in the aggregate in any one transaction or series of related transactions;

•
enter into any material new line of business outside the existing business of ITGR and its subsidiaries as of the date of the merger agreement (other than reasonably foreseeable extensions of the existing business of ITGR and its subsidiaries);

•
sell, lease, license, assign or otherwise transfer, encumber, abandon, let lapse or subject to any material lien (in each case, other than permitted liens pursuant to the merger agreement) any material assets, businesses or properties of ITGR or any of its subsidiaries, including material ITGR-owned intellectual property and owned real property, other than (a) such sales, leases, assignments, transfers, liens or other dispositions of inventory or other assets (excluding ITGR-owned intellectual property) that are in the ordinary course of business consistent with past practice, (b) pursuant to existing contracts, (c) among ITGR and any of its subsidiaries, (d) non-exclusive licenses of ITGR-owned intellectual property granted in the ordinary course of business consistent with past practice or (e) the abandonment or lapse of ITGR-owned intellectual property in the ordinary course of business;
•
disclose to any person any material trade secrets or other material confidential information of ITGR or any of its subsidiaries (other than in the ordinary course of business pursuant to a reasonable, written confidentiality and non-disclosure agreement);

•
other than in connection with certain actions permitted by the merger agreement, make any material loans, advances or capital contributions to, or investments in, any other person (other than loans or advances among ITGR and any of its wholly owned subsidiaries and capital contributions to or investments in its wholly owned subsidiaries in the ordinary course of business), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business consistent with past practice;

•
other than (a) borrowings under the ITGR credit agreement or (b) indebtedness incurred between ITGR and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or guarantees by ITGR of indebtedness of any wholly owned subsidiary of ITGR, (i) incur any indebtedness for borrowed money or any debt securities (or, in each case, guarantees thereof) or (ii) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness for borrowed money of any other person, except with respect to obligations of wholly owned subsidiaries of ITGR, in the cases of the foregoing clauses (i) and (ii), in excess of $10,000,000 in the aggregate;

•
settle or compromise (a) any proceeding (excluding any proceeding relating to taxes) involving or against ITGR or any of its subsidiaries other than settlements that result solely in monetary obligations of the ITGR or its subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Parent, ITGR or any of their respective subsidiaries, except for confidentiality and similar de minimis obligations) involving payment by ITGR or any of its subsidiaries of an amount not greater than $1,500,000 individually or $5,000,000 in the aggregate or (b) any proceeding (excluding any proceeding relating to taxes) that relates specifically to the transactions contemplated thereby;

•
(a) amend or modify in any material respect, waive any material rights under, or terminate (other than any termination in accordance with the terms of an existing material contract) any material contract or (b) enter into any contract which if entered into prior to the date of the merger agreement would have been a material contract, (i) in the case of clause (a), other than in the ordinary course of business consistent with past practice and (ii) in the case of clause (b), other than material contracts that are entered into in the ordinary course of business consistent with past practice;

•
other than as required by applicable law or an ITGR benefit plan existing as of the date of the merger agreement, (a) increase or accelerate or grant any increase or acceleration in the funding, payment or vesting of the compensation or benefits provided to any current or former ITGR service provider, (b) establish, adopt, amend or terminate any ITGR benefit plan or any other benefit or compensation plan, policy, program, contract agreement or arrangement that would be an ITGR benefit plan if in effect on the date of the merger agreement, (c) grant or announce any cash or equity or equity-based incentive awards, bonuses, retention, change in control, transaction, severance or similar compensation, (d) hire, promote or engage any current or former ITGR service provider who is an Executive Vice President or higher or (e) terminate any ITGR service provider other than for cause who is an Executive Vice President or higher;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of ITGR or any of its subsidiaries (other than the merger);
•
materially change its methods of financial accounting except as required or authorized by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

•
make or revoke any material tax election, file a material amendment with respect to a material tax return, adopt or change any material tax accounting period or methodology, waive any right to a material tax refund, settle or compromise any material tax liability or proceeding relating to taxes, or consent to any extension or waiver of the statute of limitations, except, in each case, in the ordinary course of business;

•
(a) (i) negotiate, modify, amend, extend, terminate or enter into any collective bargaining agreement or (ii) recognize or certify any union or group of employees as the bargaining representative for any ITGR employees; (b) other than in the ordinary course of business consistent with past practice in consultation with Parent, implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could implicate the Worker Adjustment and Retraining Notification Act; or (c) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former ITGR service provider;

•
cancel, materially reduce, terminate or fail to use reasonable best efforts to maintain in effect without replacing material insurance policies covering ITGR and its subsidiaries and their respective properties, assets and businesses;

•
make, or commit to make, any capital expenditures in amounts exceeding the capital expenditures budget of ITGR set forth on Section 6.01(r) of the Company Disclosure Schedule, other than any capital expenditures that do not exceed $3,000,000 individually or in the aggregate during any fiscal quarter;

•
enter into any agreement, commitment, arrangement or understanding with, any affiliate of ITGR or any person covered by Item 404 of Regulation S-K, in each case, that would be required to be disclosed pursuant to Item 404; or

•	agree, resolve or commit to do any of the foregoing.
Stockholder Meeting and Board Recommendation
As promptly as practicable after the date of the merger agreement (but in no event later than 35 days following the date of the merger agreement), ITGR must prepare (with the assistance and cooperation of Parent as reasonably requested by ITGR) and file or cause to be filed with the SEC this proxy statement. Parent and ITGR must also reasonably cooperate in responding to any comments from the SEC and must use their respective reasonable best efforts to have this proxy statement cleared by the SEC as promptly as reasonably practicable after the filing.
ITGR must, as soon as reasonably practicable (and in any event within five business days) following confirmation from the SEC that it will not review, or that it has completed review of, this proxy statement, which confirmation will be deemed to occur if the SEC has not notified ITGR on or prior to the tenth calendar day after making ITGR’s initial filing of this proxy statement, duly call (including establishing a record date for) and give notice of, and commence mailing of this proxy statement to holders of shares of ITGR common stock as of the record date established for, a meeting of such holders to take place within 35 days following the mailing of this proxy statement to ITGR stockholders (unless otherwise agreed by Parent and ITGR), for purposes of submitting the merger agreement. The special meeting constitutes that required meeting of the ITGR stockholders.
Subject to the ability of the ITGR board of directors to make an adverse recommendation change (as defined below), the ITGR board of directors is required to recommend to ITGR stockholders the adoption of the merger agreement, and ITGR is required to include that recommendation in this proxy statement and use reasonable best efforts to obtain from the ITGR stockholders the approval of the merger agreement proposal.
Under the terms of the merger agreement, ITGR may adjourn or postpone the ITGR special meeting (a) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or (b) to the extent ITGR reasonably determines in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to this proxy statement is provided to the holders of ITGR common stock within a reasonable amount of time in advance of the special meeting, (ii) due to applicable law (including fiduciary duties) or request from the SEC, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the ITGR stockholder approval or (iv) to ensure there are sufficient shares of ITGR common stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting. However, ITGR may not adjourn or postpone (a) on more than two occasions and no such adjournment or postponement may be for more than five (5) business days per occasion and (b) beyond the date that is five business days prior to the outside date. The record date for the special meeting will be selected after reasonable consultation with Parent. ITGR agrees to use reasonable efforts to provide Parent periodic updates concerning proxy solicitation results as reasonably requested by Parent (including, if requested, providing daily voting reports to the extent reasonably practicable).

Unless the merger agreement is validly terminated in accordance with its terms, ITGR must submit the merger agreement to its stockholders for adoption at the special meeting even if the ITGR board of directors has made an adverse recommendation change.
No Solicitation of Other Offers by ITGR
Under the terms of the merger agreement, subject to certain exceptions described below, ITGR has agreed that, from and after the date of the merger agreement until the earlier of the effective time or the date (if any) the merger agreement is validly terminated, ITGR will not, will cause its subsidiaries, officers and directors not to, and will instruct its other respective representatives not to, directly or indirectly:
(a)
solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate (including by way of providing information) or encourage the submission of any inquiry or proposal or indication of interest that is reasonably likely to lead to an acquisition proposal (as defined below);

(b)
engage in, enter into or participate in any discussions or negotiations with, furnish any material nonpublic information relating to ITGR or any of its subsidiaries or afford access to the business, properties, assets, books or records, or to any personnel, of ITGR or any of its subsidiaries to, or otherwise cooperate with, any third party, in each case relating to an acquisition proposal by such third party;

(c)
(i) fail to make, withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify the ITGR board of directors’ recommendation that ITGR stockholders vote to adopt the merger agreement (or recommend an acquisition proposal), (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, or otherwise declare advisable, any acquisition proposal or proposal that would reasonably be expected to lead to an acquisition proposal, (iii) fail to publicly recommend against any acquisition proposal structured as a tender offer or exchange offer within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) thereof or take any public position in connection with a tender or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the ITGR board of directors, (iv) in the event of a publicly announced acquisition proposal that is not covered by the foregoing clause (iii), fail to publicly reaffirm the ITGR board of directors’ recommendation within 10 business days after Parent so requests in writing, or (v) fail to include the recommendation of the ITGR board of directors in favor of approval and adoption of the merger agreement and the merger in this proxy statement (any of the foregoing in clauses (i) through (v) referred to as an “adverse recommendation change”);

(d)
grant any waiver or amendment or release under any standstill or confidentiality agreement; provided that this clause (d) does not prohibit ITGR or any of its subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of ITGR or any of its subsidiaries, in each case, solely to the extent the ITGR board of directors determines, in consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties;

(e)
enter into any agreement in principle, letter of intent, indication of interest, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument relating to or that would reasonably be expected to lead to, an acquisition proposal; or

(f)	resolve or agree to do any of the foregoing.
Notwithstanding the prohibitions described above, if prior to the ITGR stockholders adopting the merger agreement, ITGR receives a bona fide acquisition proposal that did not result from a material breach of ITGR’s non-solicitation obligations and the ITGR board of directors determines in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to lead to a superior proposal (as defined below), ITGR may engage in negotiations or discussions with such third party and its representatives and furnish to such third party or its representatives nonpublic information relating to ITGR or any of its subsidiaries, provided that ITGR also provides Parent the same such nonpublic information (to the extent not previously provided to Parent) prior to or substantially concurrently with it being shared with such third party and any competitively sensitive information or data (as determined by ITGR’s legal counsel) provided to any such third party who is, or whose affiliates include, a competitor, supplier or customer of ITGR or any of its subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data.

Under the merger agreement, ITGR is obligated to notify Parent promptly (and in any event within 24 hours) of any receipt by ITGR of any acquisition proposal (including any bona fide offer, inquiry, proposal or indication of interest with respect thereto) or any amendment or modification to the material terms of any previously received acquisition proposal or any material discussions with respect to any such acquisition proposal. The notice must include the identity of the person making such acquisition proposal and the material terms and conditions thereof, including unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to ITGR that describe such material terms and conditions. ITGR must also notify Parent promptly (and in any event within 24 hours) of any request for nonpublic information relating to the ITGR or any of its subsidiaries or for access to the business, properties, assets, books or records or personnel of ITGR or any of its subsidiaries by any third party that has notified ITGR that it is considering making, or has made, an acquisition proposal.
Without limiting the foregoing, ITGR must keep Parent reasonably informed on a reasonably current basis (but in no event less often than once every 24 hours) of any changes (or any material discussions with respect thereto) to the status and material terms and conditions (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to ITGR that describe such material terms and conditions thereof) of any acquisition proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto).
An “acquisition proposal” for purposes of the merger agreement means any bona fide third party indication of interest, offer or proposal relating to:
•
any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of ITGR or 20% or more of any class of equity or voting securities of ITGR or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of ITGR and its subsidiaries;

•
any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of ITGR or any of its subsidiaries; or

•
a merger, consolidation, joint venture, partnership, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving ITGR or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of ITGR and its subsidiaries.

A “superior proposal” for purposes of the merger agreement means a bona fide, written acquisition proposal (but substituting “more than 50%” for all references to “20% or more” in the definition of such term) that the ITGR board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to ITGR stockholders (solely in their capacity as such) than the merger and relative to the transaction contemplated by the merger agreement (after taking into account any changes to the terms of the merger agreement proposed by Parent to ITGR in response to such acquisition proposal), is reasonably likely to be completed on the terms proposed, in each case, taking into consideration:
•
the identity of the counterparty, the expected timing, conditionality and likelihood of consummation of the contemplated transaction(s), any other legal, financial, financing and regulatory aspects of such acquisition proposal and any other factors determined by the ITGR board of directors; and

•	if applicable, any changes to the terms of the merger agreement proposed by Parents pursuant to Parent’s “match rights,” described below under “—Change of Recommendation; Match Rights.”
Change of Recommendation; Match Rights
The merger agreement requires the ITGR board of directors to recommend that ITGR stockholders vote to adopt the merger agreement and not make an adverse recommendation change as described above. Notwithstanding the foregoing, prior to the ITGR stockholders adopting the merger agreement:
•
the ITGR board of directors may, in response to a bona fide offer, inquiry, proposal or indication of interest from a third party with respect to an acquisition proposal that did not result from a material breach of ITGR’s non-solicitation obligations, make an adverse recommendation change or terminate the merger agreement in order to substantially concurrently enter into a written definitive agreement for a superior proposal; or

•
the ITGR board of directors may make an adverse recommendation change in response to an intervening event (as defined below) if the ITGR board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Delaware law.

Prior to making an adverse recommendation change for any reason set forth above, ITGR must provide Parent five business days’ prior written notice advising Parent that it intends to make an adverse recommendation change or terminate the merger agreement. The notice must specify in reasonable detail the facts and circumstances relating to the adverse recommendation change due to an intervening event (as defined below), or the material terms of the superior proposal (including the identity of the person or group making such proposal for any adverse recommendation change due to a superior proposal).
In each case, ITGR must have negotiated in good faith (to the extent Parent wishes to negotiate) during such five business day period any proposal by Parent to amend the merger agreement in a manner that would eliminate the need for the ITGR board of directors to make an adverse recommendation change. The ITGR board of directors must make all of the required determinations regarding its fiduciary duties again at the end of such five business day period (after in good faith taking into account the amendments to the merger agreement proposed by Parent) and may only make its adverse recommendation change if it determines at the end of such five business day period that the failure to make such adverse recommendation change would be inconsistent with its fiduciary duties under applicable law, and, in the case of a superior proposal, after consultation with outside legal counsel and a financial advisor, that the acquisition proposal continues to constitute a superior proposal. With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (it being understood that conditionality, termination and termination fees, regulatory efforts and financing are material terms), ITGR must again comply with the obligations described in this paragraph, except that references to the applicable five business day period will be replaced with three business days.
An “intervening event” for purposes of the merger agreement is any event, change, development in circumstances that are material to ITGR and its subsidiaries, taken as a whole:
•
was not known to or reasonably foreseeable by the ITGR board of directors as of or prior to the date of the merger agreement and became known to the ITGR board of directors after the date of the merger agreement (or, if known to the ITGR board of directors as of the date of the merger agreement, the consequences of which were not known or reasonably foreseeable to the ITGR board of directors as of the date of the merger agreement); and

•	does not relate to an acquisition proposal;
provided that in no event will the following events constitute or be taken into account in determining the existence of an intervening event: (a) the announcement or pendency of the merger agreement, (b) changes in the market price or trading volume of ITGR common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event), (c) ITGR meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, or (d) the receipt, existence or terms of any acquisition proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an acquisition proposal; however, in the case of the foregoing clauses (b) and (c), the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event.
In addition, nothing in the merger agreement prohibits ITGR or the ITGR board of directors from (a) taking and disclosing to ITGR stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by the merger agreement or an offer, inquiry, proposal or indication of interest with respect to an acquisition proposal (provided that neither ITGR nor the ITGR board of directors may make an adverse recommendation change unless permitted by the merger agreement), (b) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (c) contacting and engaging in discussions with any person or group and their respective representatives who has made an offer, inquiry, proposal or indication of interest with respect to an acquisition proposal that was not solicited in breach of the merger agreement for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such third party of the non-solicitation restrictions imposed by the merger agreement.

Efforts to Obtain Regulatory Clearances
Under the merger agreement, Parent and ITGR are required to use reasonable best efforts to take, or cause to be taken (including by causing their affiliates to take), all actions (including instituting or defending any legal proceeding), and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable (and in any event, at least five business days prior to the outside date), including:
•
preparing and filing as promptly as reasonably practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•
obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as soon as practicable (and in any event, at least five business days prior to the outside date).

In furtherance and not in limitation of the obligations described in the previous paragraph, the merger agreement requires Parent and ITGR to:
•
make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable and in any event within 20 business days after the date of the merger agreement (and such filings will request early termination of any applicable waiting period under the HSR Act), which filing was timely made by the parties (and the waiting period will expire on September 30, 2026 at 11:59 p.m., Eastern Time, unless it is extended by request for additional information or terminated earlier or if ITGR and Parent pull and refile), and furnish to the other party as promptly as practicable all information within its (or its affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any applicable law in connection with the transactions contemplated by the merger agreement;

•
make appropriate filings pursuant to any other applicable antitrust and foreign direct investment laws as promptly as practicable after the date of the merger agreement, and furnish to the other party as promptly as practicable all information within its (or its affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any applicable law in connection with the transactions contemplated by the merger agreement; and

•
respond as promptly as practicable to any inquiries received from any governmental authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable antitrust or foreign direct investment laws and use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other applicable antitrust or foreign direct investment laws as promptly as practicable.

Each of Parent and ITGR agrees to take all actions necessary to resolve any objections by any governmental authority or third party and obtain any authorization, consent or approval of a governmental authority or to avoid or eliminate any impediments under the HSR Act or any such other antitrust or foreign direct investment law as promptly as practicable. In Parent’s case, this means taking, and causing its subsidiaries to take, any such aforementioned action, so as to enable the consummation of the transactions contemplated by the merger agreement to occur no later than five business days prior to the outside date, including:
•	agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of ITGR or any of its subsidiaries;
•	terminating, amending or assigning any existing relationships and contractual rights and obligations of ITGR or any of its subsidiaries;
•	terminating any venture or other arrangement or any of its subsidiaries;
•	having ITGR or any of its subsidiaries grant any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any third party;

•	imposing limitations on ITGR or any of its respective subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets;
•	effectuating any other change to, or restructuring of ITGR or any of its subsidiaries; and
•
opposing (a) any administrative or judicial legal proceeding that is initiated or threatened to be initiated challenging the merger agreement or the consummation of the transactions contemplated thereby (including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed) and (b) any request for, the entry of, and seek to have vacated or terminated, any order that could reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including, in the case of either (a) or (b), by defending through litigation any legal proceeding brought by any person in any court or before any governmental authority, and pursuing all available avenues of administrative and judicial appeal, in each case, as may be required (i) by the applicable governmental authority in order to resolve such objections as such governmental authority may have to such transactions under the HSR Act or any other applicable law or (ii) by any domestic or foreign court or other tribunal in any legal proceeding challenging such transactions as violative of the HSR Act or any other applicable law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement.

However, no portfolio company or investment of Parent nor its affiliates are required to take any action described above with respect to any of their respective businesses, assets, operations or otherwise. In addition, any of the regulatory actions specified in the foregoing seven bullets must be conditioned upon the consummation of the merger.
Under the merger agreement, Parent will not, and will cause KKR Core Investments Fund II SCSp not to enter into, facilitate, or consummate any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any person if such action would (a) reasonably be expected to make it materially more likely that there would arise any material impediments under any antitrust, competition or trade regulation laws or other applicable laws that may be asserted by any governmental authority to the consummation of the merger and the other transactions contemplated by the merger agreement as promptly as practicable or (b) impose any material delay in the expiration of any waiting period or obtaining of any approval from any governmental authority applicable to the transactions contemplated by the merger agreement.
Under the merger agreement, Parent and ITGR also agree to:
•
promptly notify the other parties of any substantive communication to that party from any governmental authority regarding the merger agreement or the transactions contemplated thereby and, subject to applicable law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any governmental authority and consider in good faith any comments such other may party may provide;

•
not participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the merger agreement or the merger and the other transactions contemplated thereby unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate;

•
furnish the other parties with copies of all filings and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental authority or members or their respective staffs, on the other hand, with respect to any antitrust or foreign direct investment laws in connection with the merger agreement (other than copies of HSR Act filings, which need not be shared); and

•
consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the other party relating to proceedings under any antitrust or foreign direct investment law.

Without limiting Parent’s obligation described above to use reasonable best efforts to take all steps as may be necessary, subject to the limitations described above, to obtain all required approvals, Parent and ITGR have agreed that Parent will lead the strategy with respect to the antitrust matters described in this section, provided that Parent consults with and considers in good faith any comments of ITGR or its representatives relating to such strategy and provided that neither party will extend any waiting period under the HSR Act or under any other antitrust or foreign direct investment law without the other party’s prior written consent, which, in the case of extending any such waiting period, will not be unreasonably withheld.
Employee Matters
For 12 months following the effective time (or until an ITGR employee’s earlier termination of employment), Parent will cause each ITGR employee whose employment continues after the effective time (each referred to as a “continuing employee”) to receive (a) an annual rate of base salary and wages that is no less favorable than the annual rate of base salary and wages provided to such continuing employee as of immediately prior to the effective time, (b) target annual cash bonus or other short-term cash incentive opportunities that are no less favorable than the target annual cash bonus or other short-term cash incentive opportunities provided to such continuing employee as of immediately prior to the effective time (excluding any discretionary, one-time, signing, change in control, transaction, retention, long-term incentive or equity or equity-based compensation or opportunities), (c) employee benefits that, on an aggregate basis, are substantially comparable to the employee benefits (other than any long-term incentive, equity or equity-based compensation, nonqualified deferred compensation, severance, defined benefit pension, post-employment welfare benefits, retention or change in control plans, agreements, programs, policies or arrangements) provided to such continuing employee as of immediately prior to the effective time and (d) severance protections no less favorable than those consistent with ITGR’s current severance practice upon a termination without cause or resignation for good reason.
Parent will, or will cause the surviving corporation and any applicable subsidiary to, use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each continuing employee under any group health plan in which such continuing employees may be eligible to participate for the plan year which includes the effective time, to the extent such pre-existing condition or waiting period was not applicable as of immediately prior to the effective time under any similar ITGR plan, and (ii) credit each continuing employee for any copayments, deductibles, offsets or similar payments made under a similar ITGR plan for the plan year which includes the effective time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the similar group health plans of Parent, the surviving corporation or any of their respective subsidiaries for the plan year which includes the effective time.
With respect to annual short-term cash incentive bonuses relating to the performance year in which the effective time occurs, Parent will, or will cause its affiliates (including the surviving corporation) to, continue the applicable annual bonus plan following the closing in good faith and in the ordinary course of business substantially consistent in all respects with ITGR’s or its applicable subsidiary’s past practice and will cause each continuing employee who remains employed through the date that such bonuses would be paid in the ordinary course of business to receive an amount in respect of such bonus equal to the greater of (i) the target bonus opportunity under such plan and (ii) the amount determined based on the level of achievement of the applicable performance goals (the “closing year bonus”). Notwithstanding the foregoing, in the event that the employment of any continuing employee is terminated by Parent or its subsidiaries, including the surviving corporation, without cause or by any continuing employee for good reason, in each case, between July 1 and December 31 of the year in which the closing occurs, Parent will, and will cause its subsidiaries, including the surviving corporation, to, pay to such continuing employee a prorated amount of the closing year bonus based on the number of days that such continuing employee was employed during such year.
Directors’ and Officers’ Indemnification and Insurance
Under the merger agreement, for a period of six years after the effective time, Parent must cause the surviving corporation to indemnify and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of ITGR or its subsidiaries, each present and former director, officer, manager, employee and agent of ITGR and its subsidiaries and their respective successors and heirs and any individuals serving in such capacity at or with respect to other persons at ITGR’s or its subsidiaries’ request against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with serving as a director or officer of ITGR prior to the effective time.
If any indemnified person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the surviving corporation will

(and Parent will cause the surviving corporation to) advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such indemnified person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation; provided that such indemnified person agrees in advance to return any such funds to which it is determined in a final, non-appealable judgment that such indemnified person is not ultimately entitled to indemnification.
In addition, for a period of six years following the effective time, Parent is required to maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of the date of the merger agreement.
From and after the effective time, Parent must, and must cause the surviving corporation and its subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any indemnified person that exists as of the date of the merger agreement, and not, without the written agreement of the indemnified person, amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any indemnified person thereunder.
At or prior to the effective time, ITGR will (or if ITGR is unable to, Parent will cause the surviving corporation to) purchase a prepaid, noncancellable directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a claim reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time, which policy will (i) be from an insurance carrier with the same or better credit rating as ITGR’s current insurance carrier with respect to such insurance and (ii) have terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under ITGR’s existing policies as of the date of the merger agreement, with a one-time cost not in excess of 400% of the last aggregate annual premium paid by ITGR for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, the surviving corporation must purchase a policy with the greatest coverage available for a cost not exceeding such amount.
Financing of the Merger
Parent intends to fund the cash portion of the merger consideration with proceeds from new debt and equity financing together with cash on hand. Concurrently with the entry into the merger agreement, (i) Merger Sub entered into the debt commitment letter, pursuant to which the lenders have committed to provide to Merger Sub up to (a) $2,100,000,000 aggregate principal amount under a senior secured term loan facility and (b) $350,000,000 aggregate principal amount under a senior secured revolving credit facility and (ii) Parent entered into the equity commitment letter, pursuant to which KKR Core has committed to contribute an aggregate amount of $3,825,000,000 to Parent. The obligations of the lenders to provide debt financing under the debt commitment letter and KKR Core to provide equity financing under the equity commitment letter are subject to certain customary conditions, including (a) the execution and delivery of definitive documentation with respect to such financing in accordance with such commitment letter and (b) the consummation of the merger in all material respects in accordance with the terms and conditions of the merger agreement. The receipt of the equity financing by Parent and the debt financing by Merger Sub is not a condition to either Parent’s or Merger Sub’s obligations to complete the merger.
Financing Cooperation; Actions with Respect to ITGR Debt
Under the merger agreement, ITGR and its subsidiaries will use their reasonable best efforts to, and will use their reasonable best efforts to cause their respective representatives to, provide (a) all cooperation in connection with the arrangement of the debt financing as may be reasonably requested by Parent that is necessary and customary for financings of the type contemplated by the debt commitment letter and (b) customary information in connection with the debt financing of the merger, subject in each case to certain limitations set forth in the merger agreement.
In connection with the merger, Parent intends to, in coordination with ITGR, fully repay the loans outstanding and terminate all commitments available under the ITGR credit agreement. In addition, the merger will constitute a “Fundamental Change” and “Make-Whole Fundamental Change” under the ITGR indentures, which will entitle holders of the convertible notes to convert their notes into cash in accordance with the terms of the ITGR indentures.
In connection therewith, the merger agreement provides that ITGR will, and will cause its subsidiaries to, deliver notices of prepayment within the time periods required by that certain Credit Agreement, dated as of September 2, 2021, among ITGR, as parent, Greatbatch Ltd., as the borrower, Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders from time to time party thereto (as amended, the “ITGR credit agreement”), and use reasonable best efforts to obtain customary payoff letters, lien terminations and instructions of discharge and to give any other necessary notices to allow for the payoff, discharge and termination of the indebtedness under the ITGR credit agreement. This proxy statement does not constitute a notice of repayment of any of the foregoing. See the section titled “The Merger (Proposal 1)—Financing of the Merger.”
With respect to ITGR’s (a) 2.125% Convertible Senior Notes due 2028 (the “2028 Convertible Notes”) issued under that certain Indenture, dated as of February 3, 2023, by and between ITGR and Wilmington Trust, National Association, as trustee (the “2028 Convertible Notes Indenture”) and (b) 1.875% Convertible Senior Notes due 2030 (the “2030 Convertible Notes” and, together with the 2028 Convertible Notes, the “Convertible Notes”) issued under that certain Indenture, dated as of March 18, 2025, by and between ITGR and Wilmington Trust, National Association, as trustee (the “2030 Convertible Notes Indenture” and, together with the 2028 Convertible Notes Indenture, the “ITGR indentures”), the merger agreement provides that ITGR will take all actions required under the ITGR indentures in connection with the merger, including preparing and delivering any required notices and executing any supplemental indentures, in each case as required pursuant to the terms thereof. Pursuant to the debt commitment letter, ITGR will satisfy its obligations to settle any conversions of the Convertible Notes pursuant to the ITGR indentures, as applicable, including as a result of the merger constituting a “Fundamental Change” and/or “Make-Whole Fundamental Change” under the ITGR indentures. This proxy statement does not constitute a notice of a Fundamental Change under the ITGR indentures.
Other Covenants
The merger agreement contains additional agreements of Parent, ITGR and Merger Sub relating to, among other things:
•	the coordination between Parent and ITGR regarding press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;
•
ITGR taking all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the merger;

•	Parent taking all action necessary to cause Merger Sub to perform its obligations under the merger agreement;
•	the notification of certain matters and the settlement of any litigation in connection with the merger agreement;
•
actions to cause the disposition of equity securities of ITGR held by each individual who is a director or officer of ITGR pursuant to the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	the removal or resignation of each member of the ITGR board of directors; and
•	the de-listing from the NYSE of ITGR shares and deregistration under the Exchange Act.
Conditions to the Merger
The respective obligations of each party to effect the merger are subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of the following conditions:
•	ITGR stockholders having approved the adoption of the merger agreement in accordance with the DGCL;
•
no order issued by any governmental authority (whether temporary, preliminary or permanent) of competent jurisdiction, or applicable law prohibiting, rendering illegal or enjoining the consummation of the merger being in effect; and

•
any applicable waiting period (including any extension thereof) under the HSR Act relating to the merger, and any agreement between a court of competent jurisdiction or other governmental authority, on the one hand, and ITGR and Parent, on the other hand, prohibiting the consummation of the merger, having expired or been terminated and each consent, approval, waiver, clearance, authorization or permission of any court of competent jurisdiction or other governmental authority as disclosed by ITGR must have been made, obtained or received (or as applicable, the waiting periods with respect thereto must have expired or been terminated).

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of the following additional conditions:
•
ITGR having performed and complied with in all material respects all of the covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger;

•
(a) the representations and warranties of ITGR set forth in the merger agreement regarding corporate existence and power, corporate authorization, capitalization and finders’ fee being true and correct in all material respects, except for those capitalization representations and warranties pertaining to the number of (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, which in each case, shall be true and correct in all respects, except for de minimis inaccuracies), (b) the representations and warranties of ITGR set forth in the merger agreement regarding changes, events or effects that have or would reasonably be expected to have, individually or in the aggregate a material adverse effect on ITGR being true and correct in all respects and (c) all other representations and warranties of ITGR set forth in the merger agreement (without giving effect to any materiality or material adverse effect qualifications contained therein) being true and correct, except in the case of this clause (c), for such failure to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ITGR, in the case of each of clauses (a) through (c), as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•	no material adverse effect on ITGR having occurred since the date of the merger agreement; and
•
Parent and Merger Sub having received from ITGR a certificate, signed by an executive officer of ITGR, certifying to the effect that the conditions set forth in the foregoing three bullets have been satisfied (such conditions in the first, second, and this fourth bullet, referred to as the “specified Parent conditions”).

The obligation of ITGR to effect the merger is subject to the satisfaction or waiver of the following additional conditions:
•
each of Parent and Merger Sub having performed and complied with in all material respects all of the covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger;

•
(a) the representations and warranties of Parent and Merger Sub set forth in the merger agreement regarding corporate existence and power being true and correct in all respects (after giving effect to the materiality qualifiers set forth in the merger agreement), (b) the representations and warranties of Parent and Merger Sub set forth in the merger agreement regarding Parent’s and Merger Sub’s corporate authorization being true and correct in all material respects, and (c) all other representations and warranties of Parent and Merger Sub set forth in the merger agreement (without giving effect to any qualification as to materiality or material adverse effect contained therein) being true and correct in all respects, except in the case of this clause (c), for such failure to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent, in the case of each of clauses (a) through (c), as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and

•	ITGR having received from Parent a certificate, signed by an executive officer of Parent, certifying to the effect that the conditions set forth in the foregoing two bullets have been satisfied.
Termination of the Merger Agreement
Termination by Parent or ITGR
The merger agreement may be terminated at any time before the effective time:
•	by mutual written consent of Parent and ITGR; or

•	by either Parent or ITGR, if:
•
the merger has not been consummated on or before the outside date, which is 5:00 p.m. Eastern time on May 2, 2027; however, the right to terminate the merger agreement described herein will not be available to any party who is in breach of, or has breached, its obligations under the merger agreement, where such breach has primarily caused or resulted in the failure of the closing of the merger to occur on or before the outside date;

•
any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order rendering illegal or restraining, enjoining or otherwise prohibiting the consummation of the merger; however, at the time at which such person would otherwise exercise such termination right, the material breach by such person (and, in the case of Parent, Merger Sub’s) of its (or their) obligations under the merger agreement has not been the primary cause of, or resulted in, the events specified in this bullet; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the ITGR stockholders have not adopted the merger agreement.
Termination by ITGR
The merger agreement may be terminated at any time before the effective time by ITGR if:
•
prior to ITGR stockholders adopting the merger agreement, the ITGR board of directors authorizes ITGR to enter into a written definitive agreement concerning a superior proposal in accordance and in compliance with ITGR’s obligations described under “—No Solicitation of Other Offers by ITGR” and “—Change of Recommendation; Match Rights” (and with such agreement being substantially concurrently with the valid termination of the merger agreement); provided that concurrently with such termination, ITGR pays to Parent the ITGR termination fee described below;

•
Parent and/or Merger Sub have breached any representation or warranty or failed to perform their respective covenants or agreements under the merger agreement that (a) causes any of the conditions to ITGR’s obligations to consummate the merger not to be satisfied and (b) is incapable of being cured or, if capable of being cured, is not cured by the date that is 20 business days after its receipt of written notice thereof from ITGR (or, if earlier, five business days prior to the outside date); provided that ITGR is not then in material breach of the merger agreement, nor is there any breach or inaccuracy of any of ITGR’s representations, warranties, covenants or agreements contained in the merger agreement that would cause or result in the failure of the condition to Parent’s obligations to close the merger related to the absence of ITGR’s breach of the merger agreement (such termination right, referred to as “Parent breach”); or

•
(a) all of the conditions to Parent’s obligation to consummate the merger have been satisfied or waived (other than those conditions that (i) by their nature are to be satisfied by actions taken at the closing of the merger, but which are then capable of being satisfied or (ii) are not being satisfied as a result of a breach or failure by Parent or Merger Sub of or under the merger agreement), (b) ITGR has irrevocably confirmed in writing to Parent that it is ready, willing and able to consummate the closing of the merger on such date of confirmation and at all times during the three business day period immediately thereafter, and (c) Parent has failed to consummate the closing of the merger on or prior to the date on which the closing should have occurred (such termination right, referred to as “Parent failure to close”).

Termination by Parent
The merger agreement may be terminated at any time before the effective time by Parent if:
•
prior to the ITGR stockholders adopting the merger agreement, the ITGR board of directors has effected an adverse recommendation change as described under “—No Solicitation of Other Offers by ITGR” or “—Change of Recommendation; Match Rights”; or

•
ITGR has breached any representation or warranty or failed to perform its covenants or agreements under the merger agreement that (a) causes any of the conditions to Parent’s obligations to consummate the merger not to be satisfied and (b) is incapable of being cured or, if capable of being cured, is not cured by the date that is 20 business days after its receipt of written notice thereof from Parent (or, if earlier, five business days prior to the outside date); provided that Parent is not then in material breach of the merger agreement, nor is there any breach or inaccuracy of any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements contained in the merger agreement that would cause or result in the failure of the condition to ITGR’s obligations to close the merger related to the absence of Parent’s breach of the merger agreement.
Termination Fees and Expenses
ITGR Termination Fee
The merger agreement provides that ITGR will pay Parent the ITGR termination fee if:
•	ITGR terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal;
•	Parent validly terminates the merger agreement after the ITGR board of directors has effected an adverse recommendation change; or
•
(a) the merger agreement is validly terminated by (i) Parent or ITGR because the effective time has not occurred on or prior to the outside date and at the time of such termination the stockholders have not adopted the merger agreement, (ii) Parent or ITGR because the special meeting (including any adjournments or postponements thereof) has concluded and ITGR stockholders have not adopted the merger agreement or (iii) Parent because of ITGR’s breach of or failure to perform or comply with one or more of its representations, warranties, covenants or agreements under the merger agreement, (b) following the execution and delivery of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been publicly announced or publicly disclosed and not publicly withdrawn or otherwise abandoned at least five business days prior to such termination of the merger agreement or the date of the special meeting, in the case of termination pursuant to clause (a)(ii) and (c) within 12 months following such termination of the merger agreement, either an acquisition proposal is consummated or ITGR enters into a definitive agreement providing for the consummation of an acquisition proposal. (For purposes of this bullet, the term “acquisition proposal” has the meaning assigned to such term as described under “No Solicitation of Other Offers by ITGR,” except that all references to “20%” will be replaced with references to “50%.”).

In no event will ITGR be obligated to pay the termination fee on more than one occasion. Except in the case of fraud or willful breach of the merger agreement by ITGR, the receipt by Parent of the ITGR termination fee will be the sole and exclusive remedy of Parent and Merger Sub in connection with the merger agreement and neither Parent nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against ITGR or any of ITGR’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or affiliates in connection with the merger agreement.
Parent Termination Fee
The merger agreement provides that Parent will pay ITGR the Parent termination fee if:
•
the merger agreement is terminated by ITGR because of (a) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub that would cause any of the conditions to ITGR’s obligations to close the merger not to be satisfied and that is incapable of being cured or has not been cured within the applicable cure period or (b) Parent’s failure to consummate the closing when required, or by Parent or ITGR because the effective time has not occurred on or prior to the outside date, at a time when the merger agreement was terminable by ITGR pursuant to clause (a) or (b) of this sentence (in each case, without giving effect to any notice requirement or cure period).

In no event will Parent be obligated to pay the Parent termination fee on more than one occasion. Except in the case of fraud or willful breach of the merger agreement by Parent or Merger Sub, the receipt by ITGR of the Parent termination fee, as applicable, will be the sole and exclusive remedy of such party in connection with the merger agreement and ITGR will not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against other parties or any of their respective subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates, Parent’s financing sources or respective affiliates of such financing sources and the respective officers, directors, employees, controlling persons, agents, advisors and the other representatives and successors of such financing sources and affiliates in connection with the merger agreement.

Effect of Termination
In the event of termination of the merger agreement in accordance with the terms of the merger agreement, the merger agreement will become void (except that provisions relating to the effect of termination, public announcements, payment of the termination fees and certain other provisions, together with the confidentiality agreement between ITGR and Parent, and the limited guarantee will survive any such termination), and there will be no liability on the part of any of the parties, except that no party will be relieved of liability for fraud or willful breach of the merger agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this agreement.
Remedies; Maximum Liability
The merger agreement provides that, except in the case of fraud or willful breach of the merger agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this agreement, upon the valid termination of the merger agreement under circumstances where the termination fee is payable, Parent’s right to receive payment of the termination fee will be the sole and exclusive remedy of Parent and Merger Sub in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, neither Parent nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind against other parties or any of their subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.
In addition, the merger agreement provides that, except in the case of fraud or willful breach of the merger agreement, upon the valid termination of the merger agreement under circumstances where the termination fee is payable by Parent, ITGR’s right to receive payment of the Parent termination fee will be the sole and exclusive remedy of ITGR in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, ITGR will not seek to obtain any recovery, judgment, or damages of any kind against Parent or any of Parent’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives or any of Parent’s financing sources or respective affiliates of such financing sources and the respective officers, directors, employees, controlling persons, agents, advisors and the other representatives and successors of such financing sources and affiliates in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.
Notwithstanding the foregoing, in the event that the merger agreement is terminated without the closing having occurred, the foregoing will not relieve Parent or Merger Sub from any liability for any fraud or willful breach of the merger agreement, except that under no circumstances will the amount payable by Parent and Merger Sub under the merger agreement (for clarity, including the Parent termination fee, if payable), whether payable under the merger agreement or by KKR Core under the limited guarantee, exceed, in the aggregate, the amount of the Parent termination fee plus the reimbursement obligations (subject to the reimbursement cap) and the collection obligations (subject to the collection cap).
Specific Performance
The merger agreement provides that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the merger agreement, the limited guarantee and/or the equity commitment letter or to enforce specifically the performance of the terms and provisions thereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties will not assert (or interpose as a defense or in opposition) that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Specific performance in connection with enforcing the obligations of Parent or Merger Sub under the merger agreement and the equity commitment letter are further subject to (i) the satisfaction of Parent’s and Merger Sub’s conditions to close under the merger agreement (other than those conditions which by their terms or nature are to be satisfied at the closing (but subject to such conditions being satisfied or, to the extent permissible, waived at closing)) have been satisfied or waived and remain so satisfied or waived at the time specific performance is granted, and Parent failed to consummate the closing on or prior to the date the closing should have occurred, (ii) after such failure referenced in clause (i), ITGR has irrevocably notified Parent in writing that ITGR is ready, willing and able to consummate the closing on such date of confirmation and at all times during the three business day period immediately thereafter and will consummate the closing if specific performance is granted, (iii) the debt financing (or any alternative financing in accordance with the merger agreement) has been funded or will be funded in full at the closing if the equity financing is funded at the closing, and (iv) Parent fails to consummate the closing within three business days after receipt of such irrevocable notice. In no event will Parent be obligated to both (x) specifically perform the obligation to cause the equity financing to be funded and consummate the closing and (y) pay the Parent termination fee or any other monetary damages whatsoever.
No Recourse
The merger agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement may only be made against Parent, Merger Sub, KKR Core and any of its or their affiliates or any of its or their respective former, current or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or representatives (referred to as “Parent related parties”) that are expressly identified as parties to the merger agreement and no Parent related parties (other than Parent, Merger Sub and KKR Core to the extent set forth in the limited guarantee or equity commitment letter) will have any liability for any obligations or liabilities of the parties to the merger agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated by the merger agreement or in respect of any oral representations made or alleged to be made in connection with the merger agreement. Any certificate contemplated by the merger agreement and executed by an officer of a party to the merger agreement will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity.
ITGR (on behalf of itself and any person claiming by through or on behalf of ITGR) agrees that it will not institute, and will not permit any of its representatives or affiliates to bring, make or institute any action, claim or proceeding (whether based in contract, tort, fraud, strict liability, other applicable laws or otherwise, at law or in equity) arising under or in connection with the merger agreement or any other agreement executed or delivered in connection with the merger agreement or any of the transactions contemplated thereby against any of the Parent related parties and none of the Parent related parties will have any liability or obligations (whether based in contract, tort, fraud, strict liability, other applicable laws or otherwise) to ITGR, its subsidiaries, any of their respective representatives or affiliates (or any person claiming by, through or on behalf of ITGR or its affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to the merger agreement or any other agreement executed or delivered in connection therewith, other than, in each case, Parent and Merger Sub to the extent provided in the merger agreement, or KKR Core pursuant to the equity commitment letter or the limited guarantee (in each case, in accordance with the terms set forth therein).
Fees and Expenses
Except as otherwise expressly provided in the merger agreement (including the termination fees described above), all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the cost or expense.
Amendments and Waivers
At any time prior to the effective time of the merger, the parties may amend or waive any provision of the merger agreement. Any such amendment must be in writing and signed by each party to the merger agreement and any such waiver must be in writing and signed by each party against whom the waiver is to be effective. After the ITGR stockholders have approved and adopted the merger agreement, there will be no amendment or waiver that would require the further approval of the ITGR stockholders under the DGCL without such approval having first been obtained. Moreover, certain sections may not be amended or waived in a manner that is adverse in any respect to Parent’s financing sources or certain of their related parties without the prior written consent of such persons.
Governing Law and Venue; Waiver of Jury Trial
Other than in respect of certain actions against the parties providing financing to Parent or its subsidiaries in connection with the transactions contemplated by the merger agreement (which actions will be governed by the laws of the State of New York), the merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.
The parties agreed that any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding seeking to enforce any provision of, relating to, or in connection with, the merger agreement will be brought exclusively in the Delaware Chancery Court or, if such court does not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware.
Each party irrevocably and unconditionally waived any and all right to trial by jury in any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding arising out of, related to, or in connection with the merger agreement or the transactions contemplated thereby.

MARKET PRICES OF ITGR COMMON STOCK
ITGR common stock is listed on the NYSE under the symbol “ITGR.” The following table sets forth on a per share basis the low and high intra-day prices of ITGR common stock as reported in published financial sources.

	High	Low	Dividends
Fiscal Year 2026	$125.54	$76.21
Third Quarter (through Date of Announcement)	$125.54	$90.23	—
Third Quarter (through July 30, 2026, Day Prior to WSJ Leak)	$101.96	$90.23	—
Second Quarter	$96.20	$77.05	—
First Quarter	$100.05	$76.21	—
Fiscal Year 2025	$146.36	$62.00
Fourth Quarter	$111.99	$62.00	—
Third Quarter	$123.78	$99.73	—
Second Quarter	$127.56	$104.93	—
First Quarter	$146.36	$110.84	—
Fiscal Year 2024	$142.76	$94.56
Fourth Quarter	$142.76	$117.57	—
Third Quarter	$131.87	$107.25	—
Second Quarter	$123.99	$107.11	—
First Quarter	$118.15	$94.56	—

The closing price of ITGR common stock on the NYSE on September 11, 2026, the most recent practicable date prior to the date of this proxy statement, was $126.00 per share. You are encouraged to obtain the current market price of ITGR common stock in connection with voting your shares of ITGR common stock. As of September 8, 2026, ITGR had 33,997,068 shares of ITGR common stock issued and outstanding, and ITGR had approximately 49 holders of record. A number of ITGR stockholders have their shares in street name; therefore, ITGR believes that there are substantially more beneficial owners of ITGR common stock.
Dividend Policy
ITGR has never declared or paid cash dividends on ITGR common stock. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, ITGR may not declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its subsidiaries to ITGR or to other subsidiaries of ITGR, without the prior written consent of Parent.

APPRAISAL RIGHTS OF ITGR STOCKHOLDERS
General
Holders of ITGR common stock will become entitled to receive the merger consideration as a result of the merger. The holders of ITGR common stock will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger.
If you hold one or more shares of ITGR common stock, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such ITGR stockholder awarded “fair value” for its, his or her shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration. Any ITGR stockholder wishing to preserve their rights to appraisal must make a demand for appraisal as described below.
The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL. The text of Section 262 of the DGCL is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of ITGR common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.
Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of approval of the merger agreement proposal, ITGR, not less than 20 days prior to the meeting, must notify each stockholder who was an ITGR stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and a copy of Section 262 of the DGCL is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. A holder of ITGR common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Section 262 of the DGCL carefully and consult with legal advisors. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration.
How to Exercise and Perfect Your Appraisal Rights
ITGR stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:
•
you must NOT vote in favor of approval of the merger agreement proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of approval of the merger agreement proposal, if you submit a proxy and wish to exercise your appraisal rights, you must instruct the proxy to vote your shares against approval of the merger agreement proposal or abstain from voting your shares on the approval of the merger agreement proposal;

•
you must deliver to ITGR a written demand for appraisal before the vote on the approval of the merger agreement proposal at the special meeting, as described further below, and be a stockholder of record at the time of the making of such demand;

•	you must continuously hold the shares from the date of making the demand through the effective time; and
•
you or the surviving corporation (or any other stockholder that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the ITGR stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of ITGR common stock within the time prescribed in Section 262 of the DGCL.

Voting, virtually or by proxy, against, abstaining from voting on or failing to vote on the approval of the merger agreement proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.
Who May Exercise Appraisal Rights
A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform ITGR of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Non-record owners may not directly make appraisal demands to ITGR. The non-record owner must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of ITGR common stock as a nominee for others, may exercise appraisal rights with respect to the shares of ITGR common stock held for one or more non-record owners, while not exercising this right for other non-record owners. In that case, the written demand should state the number of shares of ITGR common stock as to which appraisal is sought. Where no number of shares of ITGR common stock is expressly mentioned, the demand will be presumed to cover all shares of ITGR common stock held in the name of the record owner.
IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.
Written Demand and Notice
If you own shares of ITGR common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of ITGR common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand, executed as set forth above, to:
INTEGER HOLDINGS CORPORATION
Attention: General Counsel and Corporate Secretary
5830 Granite Parkway, Suite 1150,
Plano, Texas 75024
(214) 618-5243
If the merger is consummated, the surviving corporation will give written notice that the merger has become effective within 10 days after the closing date of the merger to each stockholder that did not vote in favor of the merger agreement and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the closing date of the merger, any stockholder that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of common stock.
Judicial Appraisal
Within 120 days after the closing date of the merger, but not later, any stockholder that has complied with the requirements of Section 262 of the DGCL, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the merger in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of ITGR common stock held by all such stockholders. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised and have otherwise complied with the requirements of Section 262 of the DGCL, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.
Within 120 days after the closing date of the merger, any stockholder that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the approval of the merger agreement proposal and with respect to which ITGR has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement within the later of 10 days of receipt by the surviving corporation of the request therefor or 10 days after expiration of the period for delivery of demands for appraisal. If you are the non-record owner of shares of common stock held in a voting trust or by a nominee on your behalf, you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.
If a petition for appraisal is duly filed, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of common stock. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of ITGR common stock owned by such stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of ITGR common stock at the effective time held by all stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the closing date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the closing date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates or, in the case of book-entry shares, forthwith.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. Parent and the surviving corporation do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of ITGR common stock is less than the merger consideration.

If no party files a petition for appraisal within 120 days after the effective time, then all stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
Any stockholder that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote the ITGR shares subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of ITGR shares as of a record date prior to the effective time.
Withdrawal
Any stockholder that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the closing date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the closing date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an ITGR stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 2)
Overview
ITGR is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that will or may be paid or become payable by ITGR to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the transactions as disclosed in the section titled “The Merger (Proposal 1)—Interests of ITGR’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to ITGR’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure (referred to as the “golden parachute” compensation), as required by Section 14A of the Exchange Act.
Through this proposal, ITGR is asking its stockholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that ITGR’s named executive officers will or may be eligible to receive in connection with the merger as described in the sections of this proxy statement referred to above.
You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement referred to above. The ITGR board of directors unanimously recommends that ITGR stockholders approve the following resolution:
“RESOLVED, that the stockholders of ITGR approve, solely on an advisory (non-binding) basis, the golden parachute compensation that will or may be paid or become payable to ITGR’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger (Proposal 1)—Interests of ITGR’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to ITGR’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure.”
Vote Required for Approval
The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal and the adjournment proposal. Accordingly, you may vote to approve the merger agreement proposal and/or the adjournment proposal and vote not to approve the merger-related compensation proposal and vice versa. The approval of the merger-related compensation proposal by holders of ITGR common stock is not a condition to the completion of the merger. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either ITGR or Parent. Accordingly, if the merger agreement proposal is approved and the merger is completed, the merger-related compensation will be paid to ITGR’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of ITGR common stock fail to approve the advisory vote regarding the merger-related compensation proposal.
The merger-related compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ITGR common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon. Failures to vote, broker non-votes, and abstentions will have no effect on the vote for this proposal (assuming a quorum is present).
Recommendation of the ITGR Board of Directors
THE ITGR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITGR STOCKHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

VOTE ON ADJOURNMENT (PROPOSAL 3)
Overview
ITGR stockholders are being asked to approve the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal at the time of the special meeting.
If, at the special meeting, the number of shares of ITGR common stock present or represented and voting in favor of the merger agreement proposal is insufficient to approve the merger agreement proposal, ITGR intends to move to adjourn or postpone the special meeting in order to enable the ITGR board of directors to solicit additional proxies for approval of the merger agreement proposal. In that event, ITGR will ask holders of ITGR common stock to vote on the adjournment proposal, but not the merger agreement proposal or the merger-related compensation proposal.
In this proposal, ITGR is asking holders of ITGR common stock to authorize the holder of any proxy solicited by the ITGR board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of ITGR common stock who have previously voted. Pursuant to the DGCL, the special meeting may be adjourned without new notice being given, so long as the new date, time and place of the reconvened special meeting are announced at the special meeting at which the adjournment is taken, and any business may be transacted at the reconvened special meeting that might have been transacted at the original special meeting. Pursuant to the DGCL, if, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. The approval of the adjournment proposal by holders of ITGR common stock is not a condition to the completion of the merger.
Vote Required for Approval
The adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ITGR common stock present virtually or represented by proxy and entitled to vote thereon, whether or not a quorum is present. Each share of ITGR common stock outstanding on the record date of the special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes, and abstentions will have no effect on the vote for this proposal.
Recommendation of the ITGR Board of Directors
THE ITGR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITGR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To ITGR’s knowledge, the following table sets forth certain information regarding the beneficial ownership of ITGR common stock as of the close of business on September 8, 2026, unless otherwise noted, for (a) each person who is known by ITGR to own beneficially more than 5% of ITGR common stock, (b) each of ITGR’s current directors, (c) each of ITGR’s named executive officers named in the table below, and (d) all of ITGR’s directors and executive officers as a group.
The percentages of voting shares provided in the table are based on 33,997,068 shares of ITGR common stock outstanding as of September 8, 2026. Beneficial ownership is determined in accordance with SEC rules and regulations and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of ITGR common stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by a family member in their own right.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Voting Shares
Beneficial Owners of More Than 5%:
BlackRock, Inc.	5,131,033(3)	15.1%
Vanguard Portfolio Management	2,076,935(4)	6.1%
Vanguard Capital Management	1,806,396(5)	5.3%
Invesco Ltd.	1,969,133(6)	5.8%
Nomura Holdings Inc.	1,821,161(7)	5.4%
Non-Employee Directors
Donald J. Spence	37,475(8)(9)	*
Filippo Passerini	29,638	*
Craig M. Maxwell	29,412(9)	*
James Hinrichs	20,172(8)	*
Cheryl C. Capps	12,193	*
Sheila Antrum	10,593	*
Alvin Tyrone Jeffers	10,593(8)	*
Aaron Kapito	1,862	*
Michael Coyle	1,846	*
James Francis Flanagan	901	*
Named Executive Officers
Payman Khales	64,368(8)	*
Diron Smith	12,919	*
Lindsay Blackwood	2,434	*
Andrew O. Senn	5,405	*
James Stephens	5,852	*
Joseph W. Dziedzic	—	—
Directors and executive officers as a group (19 persons)	293,965(10)	*

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each person is Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024.
(2)	All shares reported in this beneficial ownership table and related footnotes and disclosures are rounded down to the nearest whole share.
(3)
Based solely on Amendment No. 3 to Schedule 13G filed with the SEC on July 17, 2025 by BlackRock, Inc. (“BlackRock”), BlackRock certain of its subsidiaries had sole dispositive power over 5,131,033 shares of ITGR common stock, sole voting power over 5,073,489 shares of ITGR common stock and no shared voting or dispositive power over any shares of ITGR common stock. In the Schedule 14A filed on April 9, 2026, with the SEC, BlackRock identified iShares Core S&P Small-Cap ETF as having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such reported securities. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(4)
The information reported is based on a Schedule 13G filed on April 29, 2026, with the SEC, in which at March 31, 2026, it had sole dispositive power over 2,076,935 shares of ITGR common stock, sole voting power over 29,969 shares of ITGR common stock, and no shared voting or dispositive power over any shares of ITGR common stock. The principal business address of Vanguard Portfolio Management is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
The information reported is based on a Schedule 13G filed on April 30, 2026, with the SEC, in which at March 31, 2026, it had sole dispositive power over 1,806,396 shares of ITGR common stock, sole voting power over 269,109 shares of ITGR common stock, and no shared voting or dispositive power over any shares of ITGR common stock. The principal business address of Vanguard Capital Management is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
The information reported is based on a Schedule 13G filed on May 6, 2026, with the SEC, in which at March 31, 2026, it had sole dispositive power over 1,969,133 shares of ITGR common stock, sole voting power over 1,959,066 shares of ITGR common stock, and no shared voting or dispositive power over any shares of ITGR common stock. The principal business address of Invesco Ltd. is 1331 Spring Street NW, Suite 2500, Atlanta, Georgia 30309.

(7)
The information reported is based on a Schedule 13G filed on August 14, 2026, with the SEC, in which at June 30, 2026, it had shared dispositive power over 1,821,161.01 shares of ITGR common stock, shared voting power over 1,821,161.01 shares of ITGR common stock, and no sole voting or dispositive power over any shares of ITGR common stock. Shared voting and dispositive power represents (i) 1,554,450 shares of ITGR common stock beneficially owned by Nomura Global Financial Products, Inc. (referred to as “NGFP”) and (ii) 266,711.01 shares of ITGR common stock underlying call options beneficially owned by NGFP that are exercisable within 60 days. NGFP is a wholly owned subsidiary of Nomura Holdings, Inc., which accordingly may be deemed to beneficially own the shares of Common Stock beneficially owned by NGFP. The principal business address of Nomura Holdings, Inc. is 13-1, Nihonbashi 1-chome, Chuo-ku, Tokyo 103-8645, Japan. The principal business address of NGFP is Worldwide Plaza, 309 West 49th Street, New York, New York 10019.

(8)
Includes the following shares of ITGR common stock subject to RSUs, all of which are issuable pursuant to RSUs that are vested or potentially issuable within 60 days after September 8, 2026: Mr. Spence – 12,912; Mr. Hinrichs – 12,748; Mr. Jeffers – 7,517; and Mr. Khales – 2,514.

(9)	Includes the following shares of ITGR common stock subject to options, all of which are currently exercisable within 60 days after September 8, 2026: Mr.Spence – 5,782 and Mr. Maxwell – 5,782.
(10)
Reflects all current directors and executive officers. Includes 11,564 shares of ITGR common stock underlying exercisable stock options and 35,691 shares of ITGR common stock subject to RSUs, all of which are issuable pursuant to RSUs that are vested or potentially issuable within 60 days after September 8, 2026.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (as defined below) of ITGR common stock whose shares of ITGR common stock are converted into the right to receive cash pursuant to the merger. This discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. In addition, it does not address any minimum tax consequences of the merger, the potential application of the Medicare contribution tax on net investment income or any withholding considerations under the Foreign Account Tax Compliance provisions of the HIRE Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion is based upon the Internal Revenue Code of 1986, as amended (referred to as the “Code”), the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only consequences to those holders that hold their shares of ITGR common stock as a “capital asset” within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or that may be applicable to holders that are subject to special treatment under the U.S. federal income tax laws, such as:
•	financial institutions;
•	tax-exempt organizations or accounts;
•	S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity);
•	insurance companies;
•	mutual funds;
•	dealers or brokers in stocks and securities;
•	traders in securities that elect mark-to-market method of tax accounting with respect to their ITGR common stock;
•	holders of ITGR common stock or ITGR equity awards that received ITGR common stock or ITGR equity awards through a tax-qualified retirement plan or otherwise as compensation;
•	U.S. Holders that have a functional currency other than the U.S. dollar;
•	holders of ITGR common stock that hold ITGR common stock as part of a straddle, constructive sale, conversion or other integrated transaction;
•	except as discussed below under “—Non-U.S. Holders,” persons who actually or constructively own more than 5% of ITGR common stock;
•	persons subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement); or
•	United States expatriates.
The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds ITGR common stock generally will depend on the status of the partner and the activities of the partnership. Partnerships holding ITGR common stock and partners in such partnerships should consult their own tax advisors.
ITGR has not sought, and does not expect to seek, a ruling from the Internal Revenue Service (referred to as the “IRS”) as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations applicable to the merger, or any related transactions. If the tax consequences described below are successfully challenged, the tax consequences applicable to the merger may differ from the tax consequences described below.

Holders should consult with their own tax advisors as to the tax consequences of the merger in light of their particular circumstances, including the applicability and effect of any minimum tax and any U.S. state or local, non-U.S. or other tax laws and of changes in those laws.
U.S. Holders
For purposes of this proxy statement, the term “U.S. Holder” means a beneficial owner of ITGR common stock that is:
•	A citizen or individual resident of the United States;
•
A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
For purposes of this proxy statement, a beneficial owner of ITGR common stock that is neither a U.S. Holder nor a partnership is referred to as a “Non-U.S. Holder.”
In general, a U.S. Holder receiving cash in exchange for ITGR common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes on the exchange in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the ITGR common stock surrendered in the exchange. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of ITGR common stock.
Gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the ITGR common stock is more than one year at the time of the completion of the merger. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are currently subject to U.S. federal income tax at preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.
If a U.S. Holder acquired different blocks of ITGR common stock at different times or at different prices, any gain or loss and the holding period with respect to the ITGR common stock exchanged must be determined separately with respect to each block of ITGR common stock that is exchanged.
Non-U.S. Holders
The receipt of cash by a Non-U.S. Holder in exchange for shares of ITGR common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:
•
The gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States);

•
The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of ITGR common stock pursuant to the merger and certain other conditions are met; or

•
The Non-U.S. Holder owned, directly or under certain constructive ownership rules in the Code, more than 5% of the ITGR common stock at any time during the five-year period preceding the merger, and ITGR is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the Non-U.S. Holder held ITGR common stock.

Gain described in the first bullet point immediately above will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, subject to an applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. Holders described in the second bullet point immediately above will be subject to tax on any gain realized on the exchange at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder. With respect to the third bullet point immediately above, ITGR believes that it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding
Payments of cash to a holder in the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.
Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
This discussion of material U.S. federal income tax consequences is not tax advice. Holders of ITGR common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

FUTURE ITGR STOCKHOLDER PROPOSALS
If the merger is completed prior to ITGR’s 2027 annual meeting of stockholders, ITGR will not hold such meeting. If the merger is not completed, you will continue to be entitled to attend and participate in ITGR’s annual meetings of stockholders, and ITGR will hold a 2027 annual meeting of stockholders, in which case ITGR will provide notice of or otherwise publicly disclose the date on which such 2027 annual meeting will be held. ITGR will hold an annual meeting in 2027 only if the merger has not already been completed. If the 2027 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2027 annual meeting of ITGR stockholders in accordance with Rule 14a-8 under the Exchange Act and ITGR’s bylaws, as described below. Under Rule 14a-8, a stockholder who intends to present a proposal at ITGR’s annual meeting in 2027, if held, and who wishes the proposal to be included in ITGR’s proxy statement for that meeting must have submitted the proposal in writing to Integer Holdings Corporation, Attention: General Counsel and Corporate Secretary, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, prior to December 7, 2026. However, if the date of the 2027 annual meeting is changed by more than 30 days from the anniversary of the 2026 annual meeting (which occurred on May 20, 2026), notice must be delivered a reasonable time before ITGR begins to mail this proxy statement. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.
Any stockholder who wishes to bring a proposal or nominate a person for election to the ITGR board of directors at the 2027 annual meeting without inclusion of the proposal in ITGR’s proxy statement for that meeting must provide written notice of the proposal or nomination to the attention of ITGR’s General Counsel and Corporate Secretary, on or after January 20, 2027, and no later than February 19, 2027. If the date of the 2027 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date of the 2026 annual meeting (which occurred on May 20, 2026), ITGR’s bylaws provide that the stockholders’ proposal must be received by the later of (i) the 90th calendar day prior to the 2027 annual meeting or (ii) the 7th day following the date on which the notice of the date of the 2027 annual meeting was mailed to stockholders or public disclosure thereof was otherwise made. In addition to satisfying the foregoing requirements under ITGR’s bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than ITGR’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 21, 2027. Stockholder proposals should be addressed to: Integer Holdings Corporation, Attention: General Counsel and Corporate Secretary, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024.
Stockholders are also advised to review ITGR’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of the full text of the bylaw provisions discussed above may be obtained from the Corporate Governance subsection of the Investor Relations page of ITGR’s website at https://investor.integer.net/overview/default.aspx. ITGR’s bylaws are also on file with the SEC and are available through its website at sec.gov.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified ITGR whose shares they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
Two or more stockholders sharing an address can request delivery of a single copy of ITGR’s annual disclosure documents and this proxy statement if they are receiving multiple copies by sending a written request to Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas, 75024, Attention: General Counsel and Corporate Secretary, or by calling ITGR Investor Relations at (214) 618-5243. In the same way, two or more stockholders sharing an address and receiving only a single copy of ITGR’s annual disclosure documents and this proxy statement can request to each receive a separate copy of the disclosure documents. ITGR will promptly comply with any such request. If a broker or other nominee holds your shares, please contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm and your account number.

WHERE YOU CAN FIND MORE INFORMATION
ITGR is subject to the reporting requirements of the Exchange Act. Accordingly, ITGR files annual, quarterly and current reports, proxy statements and other information with the SEC. ITGR’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. ITGR also makes available free of charge on the Investor Relations section of its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. ITGR’s internet website address is www.integer.net/home/default.aspx. The information located on, hyperlinked or otherwise connected to ITGR’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that ITGR makes with the SEC.
The SEC allows ITGR to “incorporate by reference” the information ITGR files with the SEC into this proxy statement, which means that ITGR can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that ITGR files later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

ITGR SEC Filings (File No. 1-16137)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2025, filed on February 23, 2026

Quarterly Report on Form 10-Q	Quarter ended September 26, 2025, April 3, 2026, and July 3, 2026, filed on October 23, 2025 as amended and filed on October 24, 2025, April 30, 2026 and August 4, 2026, respectively

Current Reports on Form 8-K	Current Reports on Form 8-K, filed on March 12, 2026, April 30, 2026, May 22, 2026, June 26, 2026, August 3, 2026 and August 4, 2026

Proxy Statement on Schedule 14A	Filed on April 6, 2026

In addition, ITGR incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that ITGR is not incorporating by reference any additional documents or information furnished and not filed with the SEC.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by sending a written request to Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, Attention: General Counsel and Corporate Secretary, or by calling ITGR Investor Relations at (214) 618-5243.
In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. ITGR HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 14, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

MISCELLANEOUS
ITGR has supplied all information in this proxy statement relating to ITGR. Parent has supplied all of the information relating to Parent and Merger Sub contained in this proxy statement. You should rely only on the information contained or incorporated by reference into this proxy statement. ITGR can assure the accuracy of only the information contained in this proxy statement, the annexes to this proxy statement and the documents that ITGR incorporates by reference in this proxy statement. ITGR has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 14, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

dated as of

August 2, 2026

among
INTEGER HOLDINGS CORPORATION,
ARMSTRONG PARENT, INC.

and

ARMSTRONG BIDCO, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (as may be amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of August 2, 2026, among Integer Holdings Corporation, a Delaware corporation (the “Company”), Armstrong Parent, Inc., a Delaware corporation (“Parent”), and Armstrong Bidco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
W I T N E S S E T H:
WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement, declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and recommended that Parent, in its capacity as sole stockholder of Merger Sub, approve and adopt this Agreement following the execution and delivery of this Agreement;
WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (c) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions contained herein and (d) subject to Section 6.04, resolved to recommend adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the stockholders of the Company (such recommendation, the “Company Recommendation”); and
WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has delivered to the Company (i) the Equity Commitment Letter between Parent and KKR Core II Holding Company LLC (collectively, the “Sponsor”) and (ii) the limited guarantee in favor of the Company with respect to the performance by Parent of certain of its obligations hereunder, duly executed by Sponsor and dated as of the date hereof (the “Guarantee”).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. As used herein, the following terms have the following meanings:
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“2028 Convertible Notes” means those certain 2.125% convertible senior notes due 2028, issued by the Company pursuant to the 2028 Convertible Notes Indenture.
“2028 Convertible Notes Indenture” means the Indenture, dated as of February 3, 2023, by and between the Company and Wilmington Trust, National Association, as trustee (the “2028 Convertible Notes Trustee”).
“2030 Convertible Notes” means those certain 1.875% convertible senior notes due 2030, issued by the Company pursuant to the 2030 Convertible Notes Indenture.
“2030 Convertible Notes Indenture” means the Indenture, dated as of March 18, 2025, by and between the Company and Wilmington Trust, National Association, as trustee (the “2030 Convertible Notes Trustee” and, together with the 2028 Convertible Notes Trustee, the “Trustees” and each, a “Trustee”).
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the date hereof; or (b) executed, delivered and effective after the date hereof, in either case (i) containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions), (ii) containing confidentiality provisions not less favorable in any material respect to the Company than the terms of the Confidentiality Agreement and (iii) that does not prohibit the Company from providing any information to Parent in accordance with, or otherwise complying with, Section 6.04.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party indication of interest, offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries, (iii) a merger, consolidation, joint venture, partnership, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries or (iv) any combination of the foregoing.

“Actual Performance” has the meaning set forth in Section 2.05(d).
“Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, for purposes of this Agreement, Parent, Merger Sub and Kohlberg Kravis Roberts & Co. L.P. (“KKR”) shall be deemed not to be Affiliates of the Company and vice versa. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Financing” has the meaning set forth in Section 7.04(d).
“Alternative Financing Commitment Letter” has the meaning set forth in Section 7.04(d).
“Anti-Corruption Laws” has the meaning set forth in Section 4.21(a).
“Antitrust Division” has the meaning set forth in Section 8.01(b).
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (including common law), constitution, treaty, act, statute, code, rule, regulation, order, injunction, judgment, decree, directive, determination, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority in any relevant jurisdiction that is binding upon or applicable to such Person.
“Balance Sheet Date” has the meaning set forth in Section 4.10.
“Board of Directors” has the meaning set forth in the Recitals.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Capitalization Date” has the meaning set forth in Section 4.05(a).
“Capped Call Transactions” means, collectively, the call option transactions documented in connection with (i) the 2028 Convertible Notes by those certain (A) letter agreements regarding the Base Call Option Transactions, dated as of January 31, 2023, and (B) letter agreements regarding the Additional Call Option Transactions, dated as of February 1, 2023, and (ii) the 2030 Convertible Notes by those certain (A) letter agreements regarding the Base Call Option Transactions, dated as of March 13, 2025, and (B) letter agreements regarding the Additional Call Option Transactions, dated as of March 14, 2025, in each case of the foregoing, by and between the Company and each applicable dealer party thereto.
“Cash Out PSU Award” has the meaning set forth in Section 2.05(d).
“Cash Out RSU Award” has the meaning set forth in Section 2.05(b).
“Cause” has the meaning set forth in the Company’s 2026 Omnibus Incentive Plan (as in effect on the date hereof).
“CBA” has the meaning set forth in Section 4.18(a).
“Certificate of Merger” has the meaning set forth in Section 2.01(c).
“Certificates” has the meaning set forth in Section 2.03(a).
“Chosen Courts” has the meaning set forth in Section 11.08.
“Closing” has the meaning set forth in Section 2.01(b).
“Closing Date” has the meaning set forth in Section 2.01(b).
“Closing Year Bonus” has the meaning set forth in Section 7.03(e).
“Code” means the U.S. Internal Revenue Code of 1986.
“Collection Cap” has the meaning set forth in Section 11.04(e).
“Collection Obligations” has the meaning set forth in Section 11.04(e).
“Company” has the meaning set forth in the Preamble.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of April 3, 2026, and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarter ended April 3, 2026.
“Company Bylaws” means the By-Laws of the Company, as amended and restated.

“Company Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as amended.
“Company Common Shares” has the meaning set forth in Section 4.05(a).
“Company Credit Agreement” means the Credit Agreement, dated as of September 2, 2021, among the Company, as parent, Greatbatch Ltd., as the borrower, Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders parties there to, as amended.
“Company Credit Facility” means the Company’s credit facilities under the Company Credit Agreement.
“Company Disclosure Schedule” means the disclosure schedule, dated the date hereof, regarding this Agreement that has been provided by the Company to Parent and Merger Sub or their Representatives.
“Company Employee” means any employee of the Company or any of its Subsidiaries.
“Company Equity Award” means any Company RSU, Company PSU or Company Option.
“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industries in which the Company and its Subsidiaries operate, (B) changes, developments or conditions after the date hereof generally in financial or securities markets or in the general economic or political conditions globally or in any jurisdiction in which the Company and its Subsidiaries operate, including the imposition or adjustment of tariffs, (C) changes or conditions affecting generally the industries in which the Company and its Subsidiaries operate, (D) changes in geopolitical conditions (including with respect to the current conflict in Iran or between the Russian Federation and Ukraine and any evolutions thereof and any sanctions or other Applicable Laws, directives or policies promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, any actual or threatened acts of war, sabotage, terrorism, cyberterrorism, global health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, monkeypox (or similar viruses in the orthopoxvirus genus) and any evolutions or mutations thereof)), or natural disaster (including any hurricane, tornado, flood, earthquake and weather-related event), (E) changes in Applicable Law after the date hereof, (F) the execution, delivery, performance or public announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and its Subsidiaries with third parties (provided that this clause (F) shall be disregarded for purposes of the representations and warranties in Section 4.04 and determining the satisfaction of the conditions in Section 9.02(b) with respect to the representations and warranties in Section 4.04), (G) any failure of any of the Company or any of its Subsidiaries to meet, with respect to any period or periods following the date hereof, any internal or published budgets, projections, forecasts, estimates of earnings or revenues or business plans (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (H) any action taken by the Company at the written request of Parent or its Affiliates, and (I) any action taken by the Company or any of its Subsidiaries that is expressly required pursuant to this Agreement (including any action required under this Agreement to obtain any authorization or approval from the FTC or the Antitrust Division or any other Governmental Authority for the consummation of the Merger and the other transactions contemplated hereby), except, in the case of clauses (A), (B), (C), (D) and (E), to the extent the business of the Company and its Subsidiaries, taken as a whole, is disproportionately affected thereby relative to other participants in the industry or industries in which the Company and its Subsidiaries operate, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect.
“Company Option” means an option to purchase Company Common Shares granted under a Company Stock Plan.
“Company Plan” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (b) each employment, consulting, bonus, commission, incentive, termination, severance, separation, change in control, retention, profit-sharing, pension, retirement, deferred compensation, stock purchase, equity or equity-based, medical, health, life insurance, dental, vision, drug, legal, cafeteria, spending account, vacation, sick time, paid time off, welfare, disability (long-term or short-term), post-employment, fringe benefit or other compensation or benefit plan, program, policy or agreement, whether or not subject to ERISA, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, including for the benefit of the Company Employees or with respect to which the Company or any of its Subsidiaries has any liability or obligation (direct or indirect, contingent or otherwise), other than, in each case, any such plan, program, policy or agreement that (i) is sponsored or operated by any Governmental Authority, or (ii) is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
“Company Preferred Shares” has the meaning set forth in Section 4.05(a).
“Company PSU” means each restricted stock unit award granted under a Company Stock Plan that is subject, in whole or in part, to performance-based vesting.
“Company Recommendation” has the meaning set forth in the recitals.

“Company Related Parties” has the meaning set forth in Section 11.04(d).
“Company RSU” means each restricted stock unit award granted under a Company Stock Plan that is subject solely to time-based vesting.
“Company SEC Documents” has the meaning set forth in Section 4.07(a).
“Company Securities” has the meaning set forth in Section 4.05(b).
“Company Service Provider” means any employee, director or individual independent contractor of the Company or any of its Subsidiaries (including each Company Employee).
“Company Stock Plans” means the Company’s 2009 Stock Incentive Plan, 2011 Stock Incentive Plan, 2016 Stock Incentive Plan, 2021 Plan, and the 2026 Plan, in each case, as may be amended from time to time.
“Company Stockholder Approval” has the meaning set forth in Section 4.02(a).
“Company Stockholders Meeting” has the meaning set forth in Section 6.02.
“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).
“Company Termination Fee” has the meaning set forth in Section 11.04(b)(i).
“Company-Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Competition Laws” means the HSR Act and all other Applicable Laws that are designed or intended to govern competition, trade regulation or foreign investment, or to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).
“Continuing Employee” has the meaning set forth in Section 7.03(b).
“Contract” means any agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.
“Converted PSU Award” has the meaning set forth in Section 2.05(d).
“Converted RSU Award” has the meaning set forth in Section 2.05(b).
“Convertible Notes” means, collectively, the 2028 Convertible Notes and the 2030 Convertible Notes.
“D&O Insurance” has the meaning set forth in Section 7.02(d).
“Debt Commitment Letter” has the meaning set forth in Section 5.09(a).
“Debt Financing” has the meaning set forth in Section 5.09(a).
“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated hereunder, including the parties to any commitment letters (including the Debt Commitment Letter), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, attorneys, agents and representatives and their respective permitted successors and permitted assigns.
“Debt Financing Sources Related Parties” means the Debt Financing Sources, their affiliates and their and their affiliates’ respective former, current and future directors, officers, managers, members, stockholders, partners, employees, advisors, agents and representatives and their successors and assigns.
“Deferred Cash Award” has the meaning set forth in Section 2.05(d).
“Deferred PSU Award” has the meaning set forth in Section 2.05(d).
“Deferred RSU Award” has the meaning set forth in Section 2.05(b).
“DGCL” means the Delaware General Corporation Law.
“Dissenting Company Shares” has the meaning set forth in Section 2.04(a).
“DPA” has the meaning set forth in Section 5.04.
“Effective Time” has the meaning set forth in Section 2.01(c).
“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Environmental Laws” means any Applicable Laws that have as their principal purpose pollution, human health or safety (solely as related to exposure to Hazardous Substances), or the protection of the environment or natural resources.
“Equity Commitment Letter” has the meaning set forth in Section 5.09(a).
“Equity Financing” has the meaning set forth in Section 5.09(a).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated at any relevant time as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.
“Excluded Benefits” has the meaning set forth in Section 7.03(b).
“FCPA” means the Foreign Corrupt Practices Act of 1977.
“Financing” has the meaning set forth in Section 5.09(a).
“Financing Commitment Letters” has the meaning set forth in Section 5.09(a).
“FTC” has the meaning set forth in Section 8.01(b).
“GAAP” means generally accepted accounting principles in the United States.
“Good Reason” shall be as defined in a Continuing Employee’s employment, termination of employment or severance protection agreement, as applicable, and if not so defined, shall mean the occurrence of any of the following events without the written consent of the Continuing Employee: (i) a diminution in annual base salary from that in effect immediately prior to the Effective Time or (ii) the relocation of the principal office at which the Continuing Employee performs services by more than 35 miles from the location of such office immediately prior to the Effective Time; provided that such relocation results in a material increase in commuting time; and provided, further, that “Good Reason” shall not be deemed to exist unless: (A) such Continuing Employee has provided written notice of the existence of one or more of the conditions listed in clauses (i) or (ii) above within 90 days after the initial existence of such condition or conditions; (B) such condition or conditions have not been cured within 30 days after receipt of delivery of such notice and (C) such Continuing Employee terminates employment within 30 days following the expiration of such cure period in clause (B).
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, arbitral body (public or private), department, court, agency or official, or NYSE or any self-regulatory organization.
“Governmental Health Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and “state healthcare programs” (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and comparable foreign healthcare programs such as national health insurance systems.
“Guarantee” has the meaning set forth in the recitals.
“Hazardous Substance” means any (i) material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect), or for which liability or standards of conduct may be imposed, under Environmental Laws and (ii) petroleum, petroleum products or byproducts, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radioactive materials, radon and toxic mold or fungi.
“Healthcare Laws” means Applicable Laws relating to healthcare or the regulation, provision, consultation, management, administration of, and payment for, healthcare items and services to the extent applicable to the business of the Company or its Subsidiaries, including: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v; (ii) the Exclusion Laws, 42 U.S.C. § 1320a-7, the Federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, and the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); (iii) HIPAA (as defined herein); and (iv) any similar Applicable Laws; and any and all amendments or modifications made from time to time to the items referenced in this definition.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations set forth at 45 C.F.R. Parts 160, 162, and 164 and any similar Applicable Laws regulating the privacy and security of healthcare records.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Person” has the meaning set forth in Section 7.02(a).
“Indentures” means, collectively, the 2028 Convertible Notes Indenture and the 2030 Convertible Notes Indenture.
“Intellectual Property” means all intellectual property in any jurisdiction anywhere in the world, and the following and all rights therein and thereto: (i) trademarks, service marks, logos, trade dress, and trade names (including any and all goodwill related thereto); (ii) domain names and social media accounts and handles; (iii) mask works, inventions, patents, and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing; (iv) trade secrets, know-how, methods, processes, and techniques, and other confidential or proprietary information; (v) copyrights and any other rights in works of authorship; (vi) software, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (vii) any other similar type of proprietary intellectual property rights; and (viii) any registrations or applications for registration of any of the foregoing clauses (i) – (viii) or any other intellectual property.
“Internal Controls” has the meaning set forth in Section 4.07(e).
“Intervening Event” has the meaning set forth in Section 6.04(b)(ii).
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means all software, computer systems, servers, network equipment and other computer hardware and information technology assets or equipment, in each case, owned by, licensed or sublicensed to, or otherwise controlled by, the Company or any of its Subsidiaries.
“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a)(ii) of the Parent Disclosure Schedule.
“Lease” means all leases, subleases, licenses, and other Contracts pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.
“Lien” means, with respect to any property or asset, any mortgage, pledge, charge, security interest, license, encumbrance or other lien or similar adverse restriction of any kind in respect of such property or asset.
“Material Contract” has the meaning set forth in Section 4.20.
“Medical Device Laws” means those Applicable Laws administered and enforced by the FDA and comparable local, state, federal and foreign Governmental Authorities including the federal Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. §§ 301 et seq.), the Medical Devices Directive 93/42/EEC, the Active Implantable Medical Devices Directive 90/385/EEC, the Medical Devices Regulation (EU) 2017/745, and similar local, state, federal and foreign Applicable Laws.
“Medical Device Permits” has the meaning set forth in Section 4.22(d).
“Merger” has the meaning set forth in Section 2.01(a).
“Merger Consideration” has the meaning set forth in Section 2.02(a).
“Merger Sub” has the meaning set forth in the Preamble.
“NYSE” means the New York Stock Exchange.
“Order” means any order, writ, injunction, judgment or decree of any Governmental Authority.
“Outside Date” has the meaning set forth in Section 10.01(b)(i).
“Owned Real Property” means all land, together with buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the Preamble.
“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company or its Representatives.
“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, would be reasonably expected to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent or Merger Sub to consummate, the Merger or the other transactions contemplated by this Agreement on a timely basis, and in any event, prior to the Outside Date.
“Parent Related Parties” has the meaning set forth in Section 11.04(d).
“Parent Termination Fee” has the meaning set forth in Section 11.04(b)(iii).
“Paying Agent” has the meaning set forth in Section 2.03(a).
“Payoff Letter” has the meaning set forth in Section 6.08.

“Pension Plan” means (a) an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA and/or is subject to the minimum funding standards under Sections 412 or 430 of the Code or Section 302 of ERISA, or (b) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
“Permit” means each governmental license, franchise, certificate, approval, clearance, registration, consent, order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries which is necessary for the conduct of the business.
“Permitted Liens” means (a) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens and other similar Liens, if any, arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate actions or that are adequately reserved for as of the date hereof in the applicable financial statements of the Company in accordance with GAAP; (b) Liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate actions and that are adequately reserved for as of the date hereof in the applicable financial statements of the Company in accordance with GAAP; (c) applicable zoning, planning, entitlement, conservation restrictions, land use restrictions, building codes and other governmental rules and regulations regulating the use or occupancy of real property or the activities conducted thereon which are imposed by a Governmental Authority having jurisdiction over such real property, which are not violated in any material respect by the current use or occupancy of such real property or the operation of the Company or any of its Subsidiaries as currently conducted; (d) the terms and conditions of the Leases (other than in connection with any breach thereof by the Company or any of its Subsidiaries) that do not materially interfere with the use or operation of the real property subject thereto as currently used or operated by the Company or any of its Subsidiaries; (e) with respect to real property, minor defects, irregularities or imperfections of title, easements or claims of easements, servitudes, permits, covenants, rights of way, flowage rights, restrictions, title to any portion of the premises lying within the right of way or boundary of any public road or private road and similar restrictions of record affecting title to such real property, in each case, that do not materially interfere with, or impair the business and use of such real property as presently conducted by the Company and its Subsidiaries; (f) matters that would be disclosed by an accurate survey or inspection of the real property to which they relate; (g) licenses or sublicenses of Intellectual Property granted in the ordinary course of business by the Company or any of its Subsidiaries; (h) Liens to be released on or prior to the Closing Date; and (i) any other Liens which would not, individually or in the aggregate, interfere materially with the ordinary course of the business of the Company or any of its Subsidiaries.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Information” means any information that (i) whether alone or in combination with any other data or information, identifies or is reasonably capable of identifying a natural Person, or (ii) is considered “personally identifiable information”, “personal information”, or “personal data” under Applicable Law.
“Privacy Requirement” means, collectively, all of the following to the extent relating to Personal Information or otherwise relating to data privacy, data security, or security breach notification requirements: (i) the Company’s or any of its Subsidiaries’ own published or public rules, policies and procedures (whether physical or technical in nature, or otherwise), (ii) Applicable Laws, (iii) binding industry standards applicable to the Company or any of its Subsidiaries, including the Payment Card Industry Data Security Standard (PCI-DSS) and (iv) Contracts into which the Company or any of its Subsidiaries has entered or by which it is otherwise bound.
“Proceeding” means any action, claim, charge, complaint, investigation, arbitration, mediation, litigation, suit or other similarly formal legal proceeding commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.
“Proxy Statement” has the meaning set forth in Section 8.02(a).
“Registered Company-Owned Intellectual Property” means all issued patents and patent applications, trademark registrations and applications, copyrights registrations and applications, and domain names, in each case, that are owned by the Company or any of its Subsidiaries as of the date hereof.
“Reimbursement Cap” has the meaning set forth in Section 6.06(r).
“Reimbursement Obligations” has the meaning set forth in Section 6.06(r).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors acting on such Person’s behalf.
“Sanctioned Person” means at any time any Person who is the target of Sanctions, including by virtue of being: (i) listed on any Sanctions-related list of designated or blocked persons; (ii) a Governmental Authority of, ordinarily resident in or organized under the laws of a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine) or Venezuela; or (iii) owned directly or indirectly, 50% or more (in the aggregate) or otherwise controlled by any of the foregoing.

“Sanctions” means, collectively, the sanctions administered or enforced by the United States Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.07(b).
“SEC” means the U.S. Securities and Exchange Commission.
“Security Incident” means any actual or suspected (i) breach of security, successful phishing incident, or ransomware or malware attack, or other security incident with respect to any IT System or (ii) incident in which any data or information owned, held, or processed by or for the Company or any of its Subsidiaries or Personal Information was accessed, collected, disclosed, shared, transferred, destroyed, lost, stolen or exfiltrated in an unauthorized manner.
“Solvent” has the meaning set forth in Section 5.10.
“Sponsor” has the meaning set forth in the recitals.
“Subsidiary” means, with respect to any Person, (i) any entity of which such person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.
“Superior Proposal” has the meaning set forth in Section 6.04(f).
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Tax” means any tax, fee, levy or other like governmental assessment or charge, in each case, in the nature of a tax, including all income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, registration, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum and, estimated tax, together with all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration, report, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to any Taxing Authority.
“Taxing Authority” means the IRS or any Governmental Authority responsible for the imposition or collection of any Tax.
“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.
“Trade Control Laws” has the meaning set forth in Section 4.21(a).
“Trustee” has the meaning set forth in the definition of “2030 Convertible Notes Indenture.”
“Uncertificated Shares” has the meaning set forth in Section 2.03(a).
“Union” means any labor or trade union, works council, labor organization or other employee representative body.
“Unvested PSU Award” has the meaning set forth in Section 2.05(d).
“Unvested RSU Award” has the meaning set forth in Section 2.05(b).
“Vested PSU Award” has the meaning set forth in Section 2.05(c).
“Vested RSU Award” has the meaning set forth in Section 2.05(a).
“WARN Act” has the meaning set forth in Section 4.18(b).
Section 1.02. Other Definitional and Interpretative Provisions. Unless context requires otherwise, the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aide of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of any such prior drafts. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement. References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (a) publicly available on the SEC EDGAR database (without redaction or omission) at least two Business Days prior to the execution of this Agreement, (b) delivered by or on behalf of the Company to Parent or Parent’s representatives via e-mail or in hard copy form prior to the execution of this Agreement or (c) uploaded at least 24 hours prior to the execution of this Agreement in the “Project Armstrong” dataroom hosted on Datasite and available to Parent and its Representatives.
ARTICLE 2
The Merger
Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).
(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) will take place through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than two Business Days after the date the last of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.
(c) At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the “Effective Time”).
(d) Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of the Company and Merger Sub, all as provided under the DGCL.
Section 2.02. Conversion of Shares. Except as set forth in Section 2.05, as of the Effective Time:
(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Company Common Share outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $127.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.
(b) Each Company Common Share held by the Company as a treasury share or owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time will be canceled and cease to exist, and no payment will be made with respect thereto.
(c) Each Company Common Share held by any Subsidiary of the Company immediately prior to the Effective Time will be converted into such number of common shares of the Surviving Corporation such that each such Person owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Person owned in the Company immediately prior to the Effective Time.
(d) Each common share of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one common share of the Surviving Corporation and, except as provided in Section 2.02(c), will constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.03. Surrender and Payment. (a) Prior to the Closing Date, Parent shall appoint a nationally recognized bank, trust company or other agent reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”) and enter into a paying agent agreement, reasonably acceptable to the Company, with such agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing Company Common Shares (the “Certificates”) or (ii) uncertificated Company Common Shares (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available to the Paying Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares, and such aggregate Merger Consideration shall not be used for any purpose other than to fund payments due pursuant to Section 2.02 and this Section 2.03. Except as set forth in Section 2.05, as promptly as practicable after the Effective Time (but no later than two Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each holder of Company Common Shares at the Effective Time a letter of transmittal and instructions (which will be in a form reasonably acceptable to the Company and finalized prior to the Effective Time and which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.
(b) Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration in accordance with Section 2.02 will be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal in customary form reasonably acceptable to Parent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Company Common Share represented by a Certificate or for each Uncertificated Share (less any applicable and permitted withholding). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share will represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any such Company Common Shares.
(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any stock transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that any such Taxes have been paid or are not payable.
(d) At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2, including subject to applicable Law in the case of Dissenting Company Shares.
(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares twelve (12) months after the Effective Time will be returned to Parent, and any such holder who has not exchanged any Company Common Share for the Merger Consideration in accordance with this Section 2.03 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Share without any interest thereon (subject to abandoned property escheat or similar Applicable Law). Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable, including to any holder of Company Common Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered or Uncertificated Share shall not have been transferred prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.04. Dissenting Shares. (a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time and held by the Company’s stockholders who are entitled to demand and shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Common Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.02(a). Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or transfer of Uncertificated Shares that formerly evidenced such Company Common Shares in the manner provided in Section 2.03 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.08).
(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to participate in all negotiations and Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands in respect of Dissenting Company Shares or waive any failure to timely deliver a written demand for appraisal.
Section 2.05. Treatment of Equity Awards. (a) At the Effective Time, each award of Company RSUs that is outstanding and vested but not yet settled in accordance with the existing terms of such award (after giving effect to any single-trigger vesting provisions set forth in the applicable award agreement in effect as of the date hereof) as of the Effective Time (each, a “Vested RSU Award”) shall be automatically canceled without any action on the part of the holder thereof and converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (A) the Merger Consideration, multiplied by (B ) the number of shares of Company Common Shares subject to such Vested RSU Award at the Effective Time.

(b) At the Effective Time, each award of Company RSUs that is outstanding and not a Vested RSU Award as of immediately prior to the Effective Time (each, an “Unvested RSU Award”) shall be automatically canceled without any action on the part of the holder thereof and converted into a restricted cash award representing the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Shares subject to such Unvested RSU Award (each, a “Converted RSU Award”). With respect to each Converted RSU Award, 50% of such Converted RSU Award (determined on a tranche-by-tranche basis) shall vest and become payable at the Effective Time (together with the Vested RSU Awards, the “Cash Out RSU Awards”), and the remaining 50% of each Converted RSU Award (each, a “Deferred RSU Award”) shall vest and become payable after the Effective Time at the same time as the Unvested RSU Award for which such Deferred RSU Award was exchanged would have vested and been paid pursuant to its terms and shall otherwise be subject to the same terms and conditions (including as to vesting and termination protection) as applied to such corresponding Unvested RSU Award as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or administrative or ministerial changes; provided that, in addition to any other vesting protections that a holder of Deferred RSU Awards has, if the employment of such holder is terminated by Parent or its Affiliates without Cause or by such holder for Good Reason, in each case, within one year following the Effective Time, all of such holder’s Deferred RSU Awards shall immediately vest and be paid.
(c) At the Effective Time, each award of Company PSUs for which the performance period has been completed but not yet settled in accordance with the terms of such award as of immediately prior to the Effective Time (each, a “Vested PSU Award”) shall automatically be canceled without any action on the part of the holder thereof and be converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Shares subject to such Vested PSU Award at the Effective Time (with the number of Company Common Shares determined based on actual performance as determined by the Board of Directors (or committee thereof) in the ordinary course of business consistent with past practice).
(d) At the Effective Time, each award of Company PSUs that is outstanding and not a Vested PSU Award as of immediately prior to the Effective Time (each, an “Unvested PSU Award”) shall be automatically canceled without any action on the part of the holder thereof and converted into a restricted cash award representing the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to (i) the Merger Consideration, multiplied by (ii) the number of Company Common Shares subject to such Unvested PSU Award (calculated based on the greater of (A) target performance and (B) Actual Performance (defined below) for Unvested PSU Awards) (each, a “Converted PSU Award”). With respect to each Converted PSU Award, 50% of such Converted PSU Award (determined on a tranche-by-tranche basis) shall vest and become payable at the Effective Time (together with the Vested PSU Awards, the “Cash Out PSU Awards”), and the remaining 50% of each Converted PSU Award (each, a “Deferred PSU Award,” and, together with each Deferred RSU Award, the “Deferred Cash Awards”) shall vest and become payable after the Effective Time at the same time as the Unvested PSU Award for which such Deferred PSU Award was exchanged would have vested and been paid pursuant to its terms and will be subject to the same terms and conditions (including as to vesting and termination protection, but excluding, for the avoidance of doubt, any performance conditions) as applied to such corresponding Unvested PSU Award as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or administrative or ministerial changes; provided that, in addition to any other vesting protections that a holder of Deferred PSU Awards has, if the employment of such holder is terminated by Parent or its Affiliates without Cause or by such holder for Good Reason, in each case, within one year following the Effective Time, all of such holder’s Deferred PSU Awards shall immediately vest and be paid. For purposes of Section 2.05, “Actual Performance” shall be determined by the Board of Directors (or a committee thereof) prior to the Effective Time as follows: (x) with respect to relative total shareholder return, the Merger Consideration shall be used as the “Ending Stock Price” (as defined in the applicable award agreement); and (y) with respect to organic sales growth, (I) actual performance shall be used for any year during the applicable performance period that is completed prior to the Effective Time and (II) projected performance as determined by the Board of Directors (or a committee thereof) prior to the Effective Time for any other year during the applicable performance period.
(e) At the Effective Time, (i) each award of Company Options that is outstanding immediately prior to the Effective Time shall fully vest, to the extent not vested previously, and (ii) each award of Company Options that is vested and outstanding (after giving effect to the foregoing clause (i)) shall automatically be canceled without any action on the part of the holder thereof and converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Shares subject to such award of Company Options, multiplied by (B) the number of shares of Company Common Shares subject to such award of Company Options at the Effective Time; provided that if the applicable exercise price per share of Company Common Shares of an award of Company Options is equal to or greater than the Merger Consideration, such award of Company Options shall be canceled at the Effective Time for no consideration.
(f) Prior to the Effective Time, the Board of Directors (or a committee thereof) shall adopt resolutions approving, and shall take such other actions, including any such actions under any Company Stock Plan, as may be reasonably required or necessary to effectuate the provisions of this Section 2.05 prior to, and contingent upon, the Effective Time.
(g) Any payments under this Section 2.05(a) through (e) shall be made by the Surviving Corporation or any of its Subsidiaries, as applicable, through its payroll system at or as soon as practicable after (i) the Effective Time (and in no event later than the later of (A) the next regularly scheduled payroll run of the Surviving Corporation or its Subsidiary, as applicable, following the Effective Time, and (B) three Business Days following the Effective Time) for payments made in respect of the Company Options, Cash Out RSU Awards and Cash Out PSU Awards, and (ii) the date on which the Deferred Cash Award (or portion thereof) vests (and in no event later than the later of (A) the next regularly scheduled payroll run of the Surviving Corporation or its Subsidiary, as applicable, following the applicable vesting date, and (B) 30 Business Days following the applicable vesting date), pursuant to the Surviving Corporation’s or its Subsidiary’s, as applicable, ordinary payroll practices, and will be subject to any applicable Tax withholding. Notwithstanding the foregoing, any payments contemplated by this

Section 2.05 that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid or settled in accordance with the timing set forth in the preceding sentence without triggering a Tax or penalty under Section 409A of the Code shall be made at the earliest time permitted under the terms of such award that will not trigger a Tax or penalty under Section 409A of the Code.
Section 2.06. Adjustments. Without limiting any rights or obligations otherwise set forth in this Agreement, if, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, of the Company shall have changed into a different number or class of shares or other securities by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, or any merger, consolidation or other event or similar transaction, but excluding (i) any change that results from settlement or exercise (as applicable) of Company Equity Awards as described above in Section 2.05, or (ii) the issuance of Company Common Shares or Company Equity Awards in accordance with the terms of this Agreement, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Company Securities the same economic effect as contemplated by this Agreement prior to such event.
Section 2.07. Withholding Rights. Notwithstanding anything to the contrary herein, Parent, the Company, the Surviving Corporation, the Paying Agent and any of their respective Affiliates or agents shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other Applicable Law in respect of Taxes. Any amounts so deducted or withheld shall, to the extent timely paid over to the appropriate Taxing Authority, be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Parent shall use commercially reasonable efforts to cooperate with the Company to obtain any affidavits, certificates or other documentation as would reasonably be expected to afford to the Company and any holder of Company Common Shares reduction of or relief from such deduction or withholding.
Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, an agreement to indemnify the Surviving Corporation against any claim that may be made with respect to such Certificate (including, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct), the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.
ARTICLE 3
The Surviving Corporation
Section 3.01. Certificate of Incorporation. Subject to Section 7.02, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.
Section 3.02. Bylaws. Subject to Section 7.02, the bylaws of Merger Sub in effect at the Effective Time will be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation) until thereafter amended in accordance with Applicable Law.
Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4
Representations and Warranties of the Company
Except (a) as disclosed in any Company SEC Document filed on or after January 1, 2024 and at least two (2) Business Days before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section or “forward-looking statements” section under the heading “Quantitative and Qualitative Disclosures About Market Risk” or any other statements that are similarly predictive, cautionary or forward-looking in nature; it being understood that any factual information contained within such sections shall not be excluded), and it being further understood that (i) any matter disclosed in any Company SEC Document will be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent on the face of such disclosure in such Company SEC Document that it is applicable to such section of the Company Disclosure Schedule; and (ii) nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.01, 4.02, 4.04, 4.05, 4.06 or 4.24); or (b) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.01. Corporate Existence and Power. (a) The Company (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all corporate powers required to carry on its business as now conducted and to own, lease or operate its properties and assets, except in the case of this clause (ii) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification or licensing, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Company Certificate of Incorporation and the Company Bylaws, which are in effect as of the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.
Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action not previously taken on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote at the Company Stockholders Meeting on the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required by Applicable Law or under the organizational documents of the Company or any of its Subsidiaries necessary to consummate the transactions contemplated hereby (including the Merger). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).
(b) The Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (iii) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions contained herein and (iv) resolved, subject to Section 6.04, to make the Company Recommendation, and, as of the date of this Agreement, such Company Recommendation has not been subsequently rescinded, modified or withdrawn in any way.
Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws (including filing, or causing to be filed, the Proxy Statement and the clearance thereof by the SEC), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of NYSE and (e) any other actions or filings (i) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the Outside Date.
Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the Outside Date.
Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share (“Company Common Shares”), and 100,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Shares”). As of July 30, 2026 (such date, the “Capitalization Date”), there were outstanding (i) 34,768,334 Company Common Shares, (ii) no Company Preferred Shares, (iii) 340,855 Company Common Shares subject to outstanding Company RSUs, (iv) 418,085 Company Common Shares subject to outstanding Company PSUs (assuming achievement of the applicable performance measures at the maximum level), (v) 17,346 Company Common Shares subject to outstanding Company Options, and (vi) 7,957,857 Company Common Shares reserved for issuance and available on the possible conversion of the 2028 Convertible Notes outstanding and available for issuance under the Company Stock Plans. In addition, as of the Capitalization Date, (x) $116.3 million aggregate principal amount of the 2028 Convertible Notes (with a conversion rate as of the date hereof equal to 11.4681 Company Common Shares per $1,000 principal amount, subject to adjustment as provided in the 2028 Convertible Notes Indenture) were issued and outstanding, and 1,333,557 Company Common Shares were reserved for issuance upon conversion of the 2028 Convertible Notes, and (y) $1,000 million aggregate principal amount of the 2030 Convertible Notes (with a conversion rate as of the date hereof equal to 6.6243 Company Common Shares per $1,000 principal amount, subject to adjustment as provided in the 2030 Convertible Notes Indenture) were issued and outstanding, and 6,624,300 Company Common Shares were reserved for issuance upon conversion of the 2030 Convertible Notes. The Company has made available to Parent a true and complete list, as of the Capitalization Date, of all outstanding Company RSUs and Company PSUs on an individual-by-individual basis, including with respect to each such award, (A) the name or employee identification number of the holder, (B) the date of grant and (C) the Company Stock Plan under which the award was granted, (D) the total number of Company Common Shares subject to such award and (E) the current vesting status; provided the Company shall otherwise cooperate with Parent to provide information necessary to implement the Deferred Cash Awards. There are no outstanding dividend equivalent rights that have accrued in respect of any award granted under the Company Stock Plans.
(b) Except as set forth in Section 4.05(a), as of the Capitalization Date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company or its Subsidiaries, or other obligation of the Company or its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company, (iv) share options, restricted shares, restricted share units, share appreciation rights, “phantom” equity, profits interests, contingent value rights, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of the Company or (v) contractual obligations or commitments relating to any Company Securities, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights. (the items in clauses (i) through (v) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no declared or accrued but unpaid dividends or distributions with respect to any Company Common Shares. None of the Company Securities are owned by any Subsidiary of the Company.
Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company and their respective jurisdictions of organizations as of the date hereof are identified in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025. The Company is not in material default under or in material violation of any of the provisions of, the articles of organization, bylaws or equivalent documents of each of the Company’s Subsidiaries.
(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and non-assessable and is free of any preemptive or similar rights, and is owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) share options, restricted shares, share appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) contractual obligations or commitments relating to any Company Subsidiary Securities, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Subsidiary Securities. Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or other voting securities of or ownership interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of or ownership interests in, any other Person.
Section 4.07. SEC Filings; Internal Control. (a) Since January 1, 2024, the Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Laws (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
(b) As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed or furnished subsequent to the date hereof will when so filed or furnished comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be.
(c) As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2024, the Company has not received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, nor as of the date hereof has received any written notice from the SEC or other Governmental Authority that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Documents (including the financial statements included therein). No Subsidiary of the Company is required to file any schedule, form, report, statement, prospectus, registration statement or other document with the SEC.
(d) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and, with respect to the Company, the applicable listing and corporate governance rules of NYSE. Each Company SEC Document containing financial statements that has been filed with or submitted to the SEC under the Exchange Act was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the 1934 Act and the Sarbanes-Oxley Act. As of the date hereof, none of the foregoing certifications has become incomplete or incorrect. As of the date hereof, neither the Company nor its principal executive officer or principal financial officer has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.
(e) Since January 1, 2024, the Company has, in compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure, and (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of significant deficiencies or material weaknesses (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s Internal Controls and have identified for the Company’s auditors any material weaknesses in Internal Controls. Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial statements or in the Company’s Internal Controls. Since January 1, 2024, neither the Company nor any of its Subsidiaries has received any material unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.
Section 4.08. Financial Statements. The audited consolidated financial statements (including any related notes and schedules) and unaudited consolidated interim financial statements (including any related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (a) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments, which are not material, either individually or in the aggregate).
Section 4.09. Disclosure Documents. The Proxy Statement will, with respect to information regarding the Company, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time (a) of such filing, (b) the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders and (c) of the Company Stockholders Meeting, the Proxy Statement as supplemented or amended (if applicable) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied to the Company by Parent or Merger Sub or any of their respective Representatives in writing specifically for use or incorporation by reference therein.
Section 4.10. Absence of Certain Changes. Since December 31, 2025 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) there has not been any change, circumstance, effect, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.11. No Undisclosed Material Liabilities. (a) There are no liabilities or obligations of the Company or any of its Subsidiaries of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (i) liabilities or obligations to the extent disclosed and provided for in the Company Balance Sheet (or notes thereto); (ii) liabilities or obligations to the extent incurred in the ordinary course of business since the Balance Sheet Date (none of which relates to a breach of Contract, breach of warranty, tort, misappropriation, infringement or violation of Applicable Law); (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities or obligations which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Neither the Company nor any of its Subsidiaries is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, securitization, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as contemplated by Instruction 8 to Item 303(b) of Regulation S-K of the SEC).
Section 4.12. Compliance with Laws; Permits. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Applicable Laws and (ii) neither the Company nor any of its Subsidiaries nor any of their respective assets is, to the Knowledge of the Company, under investigation with respect to or has been threatened in writing to be charged with or given notice of, nor has any Governmental Authority notified the Company or any of its Subsidiaries in writing of its intent to conduct an investigation of, any violation of any Applicable Law.
Section 4.13. Litigation. As of the date hereof, there is no (a) Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity by or before any Governmental Authority or (b) Order outstanding against the Company or any of its Subsidiaries, in each case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
Section 4.14. Properties.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all real property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, in each case free and clear of all Liens other than Permitted Liens, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.
(b) The Company and its Subsidiaries have good and marketable (or the equivalent title in the applicable jurisdiction) to all Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or, as set forth on Section 4.14(b) of the Company Disclosure Schedule, to the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries is in material breach or material default under any material restrictive, affirmative or other covenant or restriction encumbering any Owned Real Property, (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof, (iii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein, and (iv) neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
(c) To the Company’s Knowledge, the Company has made available to Parent a current, complete and accurate copy of each Lease and all amendments thereto. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or, as set forth on Section 4.14(c) of the Company Disclosure Schedule, (i) to the Company’s Knowledge, each Lease is legal, valid, binding, enforceable, and in full force and effect and no event has occurred that, with notice, lapse of time or both, would constitute a default by the Company or any of its Subsidiaries or any other party under any Lease, (ii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries, nor any other party to a Lease, is in violation of any provision of any Lease or is in default under any Lease, and (iii) neither the Company nor any of its Subsidiaries has (x) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (y) collaterally assigned or granted any security interest in any Lease or any interest therein.
(d) The Owned Real Property and Leased Real Property comprise all of the real property used in, or otherwise related to, the business of the Company and its Subsidiaries. Except, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no condemnation or other proceeding in eminent domain pending or, to the Company’s Knowledge, otherwise threatened, affecting any Owned Real Property, and (ii) all buildings, structures, improvements, fixtures, building systems and equipment included in or located on the Owned Real Property are good condition and repair, and sufficient for the operation of the business of the Company and its Subsidiaries.
Section 4.15. Intellectual Property. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Company’s Knowledge, neither the Company or any of its Subsidiaries nor the conduct of the business of the Company or any of its Subsidiaries as currently or previously conducted is or has been in the last six years infringing, misappropriating or violating the Intellectual Property rights of any Person, and (ii) there is no (and has not in the last three years been any) claim or Proceeding pending or, to the Company’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries alleging any of the foregoing.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person is, or in the past six years has been, infringing, misappropriating, or violating the Company-Owned Intellectual Property, and (ii) in the past three years, neither the Company nor any of its Subsidiaries have sent a written notice or claim or initiated any Proceeding alleging the same.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Registered Company-Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part, (ii) there is no pending or, to the Company’s Knowledge, threatened Proceeding challenging or contesting the validity or enforceability of any Company-Owned Intellectual Property, and (iii) the Registered Company-Owned Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable.
(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or one of its Subsidiaries: (i) exclusively owns the Company-Owned Intellectual Property, or (ii) to the Company’s Knowledge, has a valid, enforceable, and sufficient right to all Intellectual Property used in or necessary for the operation of the business of the Company or any of its Subsidiaries, in each case of (i) and (ii), free and clear of any Liens (other than Permitted Liens).
(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets and confidential information owned by the Company or any of its Subsidiaries, and (ii) no such trade secrets or other confidential information have been disclosed or authorized to be disclosed to any Person other than in the ordinary course of business pursuant to a reasonable, written confidentiality and non-disclosure agreement.
(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the IT Systems are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, (ii) the Company and its Subsidiaries have implemented commercially reasonable technical and physical safeguards designed to protect the IT Systems (and any Personal Information stored therein) against unauthorized access, collection, disclosure, destruction, loss, theft or exfiltration, (iii) to the Company’s Knowledge, no IT Systems contain any “virus”, “back door,” “time bomb”, “Trojan horse” or other malicious code, and (iv) to the Company’s Knowledge, there have not been any Security Incidents.
(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries are in compliance, and during the past three years have been in compliance, with all Applicable Laws with respect to Privacy Requirements. To the Company’s Knowledge, no claims have been threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries are, or during the past three years have, (i) received any notice of any audit, investigation, complaint or other Proceeding by any Person, or (ii) sent or been required to send to any Person any notice, in each case of (i) and (ii), concerning any Security Incident or any actual or potential violation of any Privacy Requirements.
Section 4.16. Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.
(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable. The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party.
(c) There is no Proceeding now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.
(d) There are no Liens on any of the assets of the Company or any of its Subsidiaries with respect to Tax, other than Permitted Liens.
(e) With respect to any tax years open for audit as of the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into a written agreement waiving or extending any statute of limitations with respect to Taxes.
(f) Other than with respect to a Tax Return for which the statute of limitations has expired, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Applicable Law or as a successor or transferee.
(g) Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
Notwithstanding anything else in this Agreement to the contrary, the representations and warranties set forth in this Section 4.16 and those portions of Section 4.17 that relate to Taxes are the only representations and warranties of the Company being made hereunder with respect to Tax matters. The representations in this Section 4.16 may be relied upon only with respect to tax periods ending on or prior to the Closing Date. The

Company and its Subsidiaries make no representation or warranty in this Section 4.16 or otherwise as to the amount or availability of, or as to the existence or non-existence of limitations (or the extent of any such limitations) on, the Tax attributes of the Company or any Subsidiary, including Tax basis, net operating losses, capital losses, Tax credits or other Tax assets or attributes.
Section 4.17. Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule sets forth list of all material Company Plans. The Company has made available to Parent a current, accurate and complete copy of each material Company Plan and all amendments thereto as of the date hereof and, to the extent applicable: (i) any related trust agreement, insurance policy or other funding instrument and all amendments thereto, (ii) any summary plan description or summary of material modifications, (iii) for the most recent plan year, the filed Form 5500 annual report (with applicable schedules and attachments thereto); (iv) the most recent favorable determination letter from the IRS or opinion issued to the prototype sponsor with respect to each such Company Plan intended to qualify under Section 401 of the Code; and (v) any material non-routine communication with any Governmental Authority since January 1, 2024.
(b) Each Company Plan has been established, funded, maintained, operated and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Plan intended to be “qualified” under Section 401(a) of the Code has received or is eligible to rely upon a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period that the Company Plan is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code; and, nothing has occurred, and, to the Knowledge of the Company, no condition exists, that would reasonably be expected to cause the loss of such qualified status of such Company Plan or result in the loss of qualified or tax-exempt status of each trust intended to qualify under Section 501(a) of the Code.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.
(d) The Company has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).
(e) There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, Proceeding or investigation of any kind in any court, by any Governmental Authority or otherwise with respect to any Company Plan (in each case, other than routine claims for benefits), in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, (i) other than with respect to the treatment of Company RSUs, Company PSUs, and Company Options in accordance with Section 2.05, entitle any Company Service Provider to any payment or benefit, or accelerate the time of payment, funding or vesting, or otherwise increase the amount of, compensation due or payable or the level of benefits to be provided to any Company Service Provider under any Company Plan, (ii) limit the right to merge, amend or terminate any Company Plan (except any limitations imposed by Applicable Law), or (iii) result in the payment or funding of any amount or provision of any benefit that could, individually or in combination with any other such payment or benefit, reasonably be expected to constitute an “excess parachute payment” under Section 280G(b)(1) or 4999 of the Code.
(g) Neither the Company nor any of its Subsidiaries has, in the past six years, sponsored, maintained, contributed to, been required to contribute to, or had any liability or other obligation (contingent or otherwise), including as the result of any ERISA Affiliate, with respect to, any (i) Pension Plan, (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Plan provides, and neither the Company nor any of its Subsidiaries has an obligation to provide, post-employment or post-service health or life insurance benefits or coverage, or other retiree welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any other Applicable Laws (for which such Person pays the full cost of coverage)).
(h) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax or other penalty under Section 4980B, 4980D, 4980H, 6055, 6056, 6721, or 6722 of the Code. There has been no material “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan.
Section 4.18. Employee and Labor Matters. (a) Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to any collective bargaining agreement or other labor-related contract with any Union (each, a “CBA”), and none are currently being negotiated; and no employees of the Company or any of its Subsidiaries are represented by any Union with respect to their employment with the Company or any of its Subsidiaries. The Company has timely satisfied and will timely satisfy any legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor Union which is representing any employee of the Company or any of its Subsidiaries, or any applicable labor tribunal, in connection with the execution of this Agreement or the transactions contemplated by this Agreement. Since January 1, 2024, (i) no Union or group of current or former Company Employees has made a written demand to the Company for recognition or certification, (ii) to the Knowledge of the Company, there have been no labor organizing activities with respect to any current or former Company Employees and no such activities have been threatened, and (iii) except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there have been no unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against the Company or its Subsidiaries.
(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries are, and for the last three years have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including all Applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification and treatment of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), whistleblower protections, employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar laws (the “WARN Act”)), labor relations, automated employment decision tools and other artificial intelligence, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.
(c) There are no currently pending, or to the Knowledge of the Company, threatened, employment-related Proceedings against the Company or its Subsidiaries based on, arising out of, in connection with, or otherwise relating to the employment, application for employment, or termination of any Company Service Provider by the Company or its Subsidiaries, in each case, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(d) The Company and its Subsidiaries have reasonably investigated all material sexual harassment allegations against officers, directors, or executive-level employees of the Company or its Subsidiaries which have been reported in writing to the Company or its Subsidiaries. With respect to each such allegation (except those the Company or its Subsidiaries reasonably deemed to not have merit), the Company or its Subsidiaries have taken corrective action reasonably calculated to prevent further improper action.
Section 4.19. Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:
(a) since January 1, 2024 through the Closing Date, no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising under any Environmental Laws, and there are no Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation by, or liability of, the Company or any of its Subsidiaries of any Environmental Laws;
(b) the Company and each of its Subsidiaries have all material Permits necessary for their operations to comply with all Environmental Laws and are now, and since January 1, 2024 have been, in compliance with the terms of such Permits;
(c) the Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Environmental Laws;
(d) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Hazardous Substances at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise;
(e) neither the Company nor any of its Subsidiaries (or any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries) has Released any Hazardous Substance at, on, under, to, in or from any real property or facility currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, in each case as would give rise to liability for the Company or its Subsidiaries under any Environmental Laws;
(f) neither the Company nor any of its Subsidiaries has assumed or provided an indemnity with respect to the liability of another Person arising under Environmental Laws or relating to Hazardous Substances; and
(g) the Company has made available to Parent copies of all material environmental audits, assessments and reports and other documents relating to material environmental, health or safety liabilities relating to the current or former properties, facilities or operations of the Company, in each case which are in the possession or reasonable control of the Company or any of its Subsidiaries.
Section 4.20. Material Contracts.
(a) Except as set forth on Section 4.20 of the Company Disclosure Schedule (excluding any Contract that is or relates to a Company Plan), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to our bound by any:
(i) Contract that is required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) but is not so filed;
(ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness for borrowed money or any debt securities or agreement providing for indebtedness in excess of $20,000,000;
(iii) Contract for the sale of any material portion of its assets after the date hereof (other than sales of inventory, product or obsolete equipment in the ordinary course of business);

(iv) Contract under which the Company or any Subsidiary of the Company has an ongoing obligation with respect to an “earn out,” holdback, contingent purchase price or similar contingent payment obligation;
(v) settlement agreement, conciliation or similar agreement with a Governmental Authority involving future performance by the Company or any of its Subsidiaries, in any such case, that is material to the Company and its Subsidiaries, taken as a whole;
(vi) Contract that restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or geographic area and that is material to the Company and its Subsidiaries, taken as a whole;
(vii) Contract with respect to a material joint venture, partnership agreement, strategic alliance or similar Contract relating to the formation, creation, operation, management or control of any joint venture or partnership or the ownership of any equity interest in any Person other than the Company’s Subsidiaries or securities held for investment by the Company or its Subsidiaries in the ordinary course of business;
(viii) other Contract that could reasonably be expected to involve aggregate payments by the Company or any of its Subsidiaries during calendar year 2026 or any subsequent 12-month period of at least $20,000,000 and which is not terminable by either party on less than 60 days’ written notice without material penalty, except for any such Contract which is entered into in the ordinary course of business;
(ix) other Contract that could reasonably be expected to involve aggregate payments from a Third Party to the Company or any of its Subsidiaries during calendar year 2026 or any subsequent 12-month period of at least $50,000,000 and which is not terminable by either party on less than 60 days’ written notice without penalty;
(x) Contract relating to the settlement of any litigation Proceeding that provides for any continuing material obligations on the part of the Company or any of its Subsidiaries; or
(xi) Contract to enter into any of the foregoing.
Each such contract described in the foregoing clauses (i) – (xi) is referred to herein as a “Material Contract.” The Company has made available to Parent true, complete and correct (in all material respects) copies of the Material Contracts.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is a valid, binding and enforceable obligation of the Company or its applicable Subsidiary, and to the Knowledge of the Company, of the other parties thereto, subject to the Enforceability Exceptions, (iii) the Company and its Subsidiaries have performed all obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of termination from any other party to any Material Contract that such other party intends to terminate, not renew or renegotiate in any material respects the terms of any such Material Contract.
Section 4.21. Trade Controls; FCPA. (a) Since January 1, 2022, the Company, its Subsidiaries, and their respective directors, officers, and, to the Knowledge of the Company, managers, employees, agents, or representatives, have, in all material respects, (i) conducted their transactions and dealings in accordance with all applicable anti-money laundering laws of any jurisdiction to which the Company or any Subsidiary is subject, (ii) not been in violation of any import, export, re-export, transfer, and re-transfer control laws, rules, regulations, and statutes of any jurisdiction to which the Company or any Subsidiary is subject (“Trade Control Laws”), and (iii) not been in violation of any anti-bribery or anti-corruption law of any jurisdictions to which the Company or any Subsidiary is subject, including the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Action 2010 (“Anti-Corruption Laws”).
(b) None of the Company, any Subsidiary thereof, nor any of their respective directors, officers or, to the Knowledge of the Company, managers, employees, agents, or representatives, (i)has been or is a Sanctioned Person, or (ii) has, since January 1, 2022, acting for or on behalf of the Company or any Subsidiary, transacted business with or for the benefit of a Sanctioned Person or otherwise violated, in any material respect, applicable Sanctions.
(c) The Company and each of its Subsidiaries have implemented and maintain in effect written policies and procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws, Sanctions, and Anti-Corruption Laws.
(d) Since January 1, 2022, neither the Company nor any of its Subsidiaries has been the subject of any investigation by any Governmental Authority, made any voluntary or involuntary disclosure to any Governmental Authority, received any notice or inquiry from any Governmental Authority or internal or external allegation, or conducted any internal investigation or audit, in each case, relating to an actual or potential violation of Trade Control Laws, Sanctions or Anti-Corruption Laws.
(e) There are no pending or, to the Knowledge of the Company, threatened Proceedings against the Company of any of its Subsidiaries alleging a violation of any Trade Control Laws, Sanctions or Anti-Corruption Laws.
Section 4.22. Healthcare and FDA Regulatory Matters. (a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Healthcare Laws applicable to the business of the Company and its Subsidiaries.

(b) Neither the Company, its Subsidiaries, nor any of their respective directors, officers or managers, or, to the Knowledge of the Company, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) is or has been: (i) debarred, disqualified, excluded, or suspended by any Governmental Authority (including the FDA pursuant to its authority under 21 U.S.C. § 335a and 21 C.F.R. § 812.119); (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act in connection with any material violation of any Governmental Health Program requirement; (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (iv) charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company, its Subsidiaries, nor any of their respective directors, officers or managers, or, to the Knowledge of the Company, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) has been or is a party to, nor has any ongoing reporting obligations pursuant to, any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement agreements, criminal actions, plans of correction or similar agreements or Orders with or imposed by any Governmental Authority concerning any Healthcare Law or Medical Device Law.
(c) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since January 1, 2022, the Company and each of its Subsidiaries have implemented physical, technical and administrative safeguards to protect “protected health information” or “PHI” (as defined under HIPAA). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since January 1, 2024, neither the Company, its Subsidiaries, nor any of their respective directors, officers or employees have received notice, complaints, or audit requests from any Governmental Authority regarding uses or disclosures of PHI or its alleged failure to comply with HIPAA or any other Healthcare Law applicable to PHI.
(d) The Company and its Subsidiaries have, and for the past five years have maintained, all Permits required and issued by the FDA and comparable local, state, and foreign Governmental Authorities (“Medical Device Permits”) necessary for the conduct of the business by of the Company and its Subsidiaries as currently conducted, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries are not in violation or breach of any of the Medical Device Permits. In the past five years, neither the Company nor any Subsidiary has received notice of any Proceedings pending or, to the Knowledge of the Company, threatened relating to the suspension, revocation or modification of any Medical Device Permit.
(e) Except as set forth on Section 4.22 of the Company Disclosure Schedule, for the past five years, the operations of the Company and its Subsidiaries have been in material compliance with Medical Device Laws. The operations of the Company and its Subsidiaries regarding the design, development, manufacturing, testing, packaging, labeling, storage, handling, distribution, marketing, advertising, import, and export of medical devices have been conducted in material compliance with Applicable Laws, including the requirements of current good manufacturing practices under 21 C.F.R. Part 820, ISO 13485:2016, and applicable comparable local, state, and foreign Applicable Laws. As applicable, the medical device manufacturing establishments are registered, and medical devices are listed, with the FDA and comparable local, state, and foreign Governmental Authorities whenever legally required in the jurisdictions where the devices are designed, manufactured, distributed, and/or sold.
(f) Except as set forth on Section 4.22 of the Company Disclosure Schedule, for the past five years (i) there have been no recalls, field safety corrective actions, corrections, or removals ordered (or, to the Knowledge of the Company, threatened) by the FDA or any comparable Governmental Authority with respect to any products designed, manufactured, processed, marketed, or sold by the Company or its Subsidiaries, (ii) the Company and its Subsidiaries have neither voluntarily nor at the request of any Governmental Authority initiated or participated in any recalls, field safety corrective actions, corrections or removals of any products designed, manufactured, marketed, or sold by the Company or its Subsidiaries, and (iii) to the Knowledge of the Company, no customer of the Company or its Subsidiaries has voluntarily, nor at the request of any Governmental Authority, initiated or participated in any recalls, field safety corrective actions, corrections or removals of products designed, processed, or manufactured by the Company or its Subsidiaries as a direct or indirect result of the services of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no facts or circumstances reasonably likely to result in a recall, field safety corrective action, correction, or removal of any product designed, manufactured, processed, marketed, or sold by the Company or any of its Subsidiaries.
(g) In the past five years, no product designed, manufactured, processed, marketed or sold by the Company or any of its Subsidiaries has been seized, withdrawn, detained, subject to a suspension, destruction order, safety alert or similar action, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, detention, public health notification, safety alert or suspension or termination of manufacturing, testing, marketing, or other activity relating to any such product, or (ii) a change in the labeling of any such product suggesting a compliance issue or risk. No Proceeding in the United States or any other jurisdiction seeking the withdrawal, revocation, suspension, import refusal or import alert, or seizure of any product designed, manufactured, processed, marketed or sold by the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(h) For the past five years, all reports, statements, documents, registrations, filings, and submissions required to be filed by or on behalf of the Company or any of its Subsidiaries with the FDA or any comparable local, state, or foreign Governmental Authority have been filed, properly maintained, amended and supplemented as required by Medical Device Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports and filings were and are complete and truthful and in material compliance with Medical Device Laws when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any Governmental Authority with respect to such reports and filings, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company, nor any Subsidiary, officer, director, employee or, to the Knowledge of the Company, agent or subcontractor of the Company or any of its Subsidiaries made any untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority responsible for enforcement or oversight with respect to applicable FDA Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Authority that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Authority to invoke a similar policy.
Section 4.23. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals. All material insurance policies of the Company and its Subsidiaries have been made available to Parent.
Section 4.24. Finders’ Fees. Except for Goldman Sachs & Co. LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any material fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of all engagement letters or other agreements with any broker, finder, investment banker or other similar Person engaged by or on behalf of the Company (including Goldman Sachs & Co. LLC) in connection with the transactions.
Section 4.25. Opinion of Financial Advisor. The Board of Directors has received the opinion of Goldman Sachs & Co. LLC, financial advisor to the Company, that, as of the date of this Agreement, and subject to the qualifications, limitations and matters set forth therein, the Merger Consideration to be received by the holders of Company Common Shares is fair to such holders (other than Parent and its Affiliates) from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Board of Directors and may not be relied on by Parent or Merger Sub for any purpose. A signed, correct and complete copy of such opinion will promptly be made available to Parent for informational purposes only, following receipt thereof by the Company.
Section 4.26. Antitakeover Statutes. The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.
Section 4.27. Related Party Transactions. Neither the Company nor any of its Subsidiaries is party to any agreement, commitment, arrangement or understanding that would be required to be disclosed under Item 404 of Regulation S-K of the SEC, in each case, that is not so disclosed.
Section 4.28. Acknowledgement of No Other Representations and Warranties. Except for the express representations and warranties set forth in Article 5 or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.
ARTICLE 5
Representations and Warranties of Parent and Merger Sub
Subject to Section 11.05, except to the extent set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company as follows:
Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub (a) is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (b) has all corporate powers required to carry on its business as now conducted, except in the case of this clause (b) where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the Outside Date. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are directly owned by, and at the Effective Time will be directly owned by, Parent, free and clear of all Liens, excluding restrictions on transfer arising under applicable securities laws.
Section 5.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no vote of the shareholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). Prior to the execution of this Agreement, Parent, as sole stockholder of Merger Sub, duly executed and delivered a written consent approving and adopting this Agreement in accordance with Section 228 and Section 251 of the DGCL, which by its terms will be effective immediately following execution of this Agreement and, when effective, will constitute the only approval of Merger Sub stockholders necessary to adopt this Agreement.
Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Merger Sub is qualified to do business and (d) any other actions or filings the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the Outside Date.
Section 5.04. Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and, assuming compliance with the matters referred to in Section 5.03, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (a) through (d), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the Outside Date. Neither Parent nor Merger Sub is a “foreign person” as that term is defined in Section 721 of the Defense Production Act of 1950, including all implementing regulations thereof (the “DPA”).
Section 5.05. Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendments or supplements thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.
Section 5.06. Compliance with Laws. Parent and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Applicable Laws, except for failure to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.07. Litigation. As of the date hereof, there is no Proceeding pending, or to the Knowledge of Parent, threatened, against Parent, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and there is no Order outstanding that in any manner seeks to prevent, enjoin, materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.
Section 5.08. Finders’ Fees. There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates payable by the Company prior to the Closing in connection with the transactions contemplated by this Agreement.
Section 5.09. Financing. (a) Parent has delivered to the Company a true, complete and fully executed copy of (i) a debt commitment letter, dated as of the date of this Agreement (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter as described below and redacted in accordance with Section 5.09(c), as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 6.06, the “Debt Commitment Letter”), from the Debt Financing Sources party thereto confirming their respective commitments to provide Parent with debt financing, subject to the terms and conditions thereof, in connection with the transactions contemplated hereby in the amount set forth therein (the “Debt Financing”) and (ii) an equity commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Financing Commitment Letters”) from the Sponsor confirming its commitment to provide Parent with the equity financing, subject to the terms and conditions thereof, in connection with the transactions contemplated hereby in the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).
(b) The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto, enforceable against Parent and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). As of the date hereof, none of Financing Commitment Letters have been amended or modified, the respective commitments contained in the Financing Commitment Letters have not been withdrawn, rescinded or otherwise modified, and no such amendment, modification, withdrawal or rescission of the Financing Commitment Letters is, to the Knowledge of Parent, currently contemplated or the subject of current discussions (other than amendments to the Debt Commitment Letter to add additional lenders, arrangers and agents). No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of (x) Parent, Merger Sub or any of their respective Affiliates or any other Person, under the Equity Commitment Letter or (y) Parent, Merger Sub or any of their respective Affiliates or, to the Knowledge of Parent, any other Person, under the Debt Commitment Letter. All fees (if any) required to be paid under the Financing Commitment Letters on or prior to the date hereof have been paid in full.
(c) There are no conditions precedent directly or indirectly related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitment Letters. Other than the Financing Commitment Letters, there are no other contracts, arrangements or understandings entered into by Parent or any Affiliate thereof related to the funding or investing, as applicable, of the Financing (except for (i) customary fee letters relating to the commitments in the Debt Commitment Letter, a true, complete and fully executed copy of each of which has been provided to the Company, with only the fee amounts, “market flex,” pricing terms, pricing caps and other commercially sensitive terms redacted; provided that Parent represents and warrants that no such redacted provisions in such fee letter permit the imposition of any new conditions (or the modification or expansion of any existing conditions) or (ii) customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Financing). As of the date hereof, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available in full to Parent on the Closing Date.
(d) Assuming the Financing is funded on the Closing Date in accordance with the terms and conditions of the Financing Commitment Letters and the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Financing (after giving effect to any market flex provisions with respect to the Debt Financing), will be in an amount sufficient to enable Parent to (i) make the payment of the Merger Consideration and any other amounts to be paid by it hereunder or under the Financing Commitment Letters and (ii) make any payments required to be made on or after the Closing under the Indentures in respect of the Convertible Notes as a result of the transactions contemplated hereby, including the settlement of any conversions, without giving effect to any payments received pursuant to the Capped Call Transactions, of the Convertible Notes pursuant to the terms of the Indentures (including any make-whole with respect thereto and assuming all conversions are settled solely in cash) and, if applicable, the repurchase of the Convertible Notes as may be required pursuant the terms of the Indentures. Parent acknowledges and agrees that the availability of funds (including the Financing) will not be a condition to the obligation of Parent or Merger Sub to consummate the transactions contemplated hereby.
Section 5.10. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (b) the accuracy of the representations and warranties set forth in Article 4 of this Agreement and (c) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement (including any alternative financing, the payment of the aggregate Merger Consideration and the payment of all related fees and expenses), the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date.
Section 5.11. Guarantee. Concurrently with the execution of this Agreement, Sponsor has delivered to the Company a duly executed Guarantee. The Guarantee is in full force and effect and constitutes a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Sponsor under such Guarantee.
Section 5.12. No Prior Operations; Capitalization. Each of Parent and Merger Sub is a newly formed entity that was formed specifically in connection with the transactions contemplated by this Agreement and, except as required in connection with the transactions contemplated hereby, has not conducted any operations, owned an interest in any assets (including any ownership interest in any other Person), incurred any liabilities of any nature or become party to any agreements. Sponsor is the indirect beneficial owner of 100% of the outstanding ownership interests of Parent. Parent is the direct beneficial owner of 100% of the outstanding ownership interests of Merger Sub.
Section 5.13. Ownership of Common Shares. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any Company Common Shares or other Company Securities, and except as set forth in Section 5.13 of the Parent Disclosure Schedule, neither Parent nor Merger Sub is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Shares or other Company Securities. Neither Parent nor Merger Sub nor any of their respective Affiliates is, or has been within the past three years, an “associate” of the Company. For purposes of this Section 5.13, the term “associate” shall have the meaning ascribed to it in Rule 12b-2 of the 1934 Act.
Section 5.14. Acknowledgement of No Other Representations and Warranties. Except for the express representations and warranties set forth in Article 4 or in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the

Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.
ARTICLE 6
Covenants of the Company
Section 6.01. Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or contemplated or permitted by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in accordance with Applicable Law and in the ordinary course of business consistent with past practice to preserve intact the material components of its current business organizations and relationships and goodwill with suppliers, customers, employees, Governmental Authorities and other material business relations and not:
(a) (i) amend the Company Certificate of Incorporation or Company Bylaws or (ii) amend the comparable organizational documents of any of the Subsidiaries of the Company;
(b) (i) adjust, split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its Subsidiaries to the Company or to other Subsidiaries of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of a Company Stock Plan;
(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of Company Common Shares upon the settlement or exercise (as applicable) of Company Equity Awards, and (B) any issuance, delivery or sale among the Company and any of its Subsidiaries or between any of such Subsidiaries or (ii) amend any term of any Company Security or any Company Subsidiary Security;
(d) acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, a material amount of securities or any material business, division or other business organization in excess of $10,000,000 in the aggregate in any one transaction or series of related transactions;
(e) enter into any material new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement (other than reasonably foreseeable extensions of the existing business of the Company and its Subsidiaries);
(f) sell, lease, license, assign or otherwise transfer, encumber, abandon, let lapse or subject to any material Lien (in each case, other than Permitted Liens) any material assets, businesses or properties of the Company or any of its Subsidiaries, including material Company-Owned Intellectual Property and the Owned Real Property, other than (i) such sales, leases, assignments, transfers, Liens or other dispositions of inventory or other assets (excluding Company-Owned Intellectual Property) that are in the ordinary course of business consistent with past practice, (ii) pursuant to existing Contracts, (iii) among the Company and any of its Subsidiaries, (iv) non-exclusive licenses of Company-Owned Intellectual Property granted in the ordinary course of business consistent with past practice or (v) the abandonment or lapse of Company-Owned Intellectual Property in the ordinary course of business;
(g) disclose to any Person any material trade secrets or other material confidential information of the Company or any of its Subsidiaries (other than in the ordinary course of business pursuant to a reasonable, written confidentiality and non-disclosure agreement);
(h) other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries in the ordinary course of business), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business consistent with past practice;
(i) other than (i) borrowings under the Company Credit Facilities or (ii) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, (A) incur any indebtedness for borrowed money or any debt securities (or, in each case, guarantees thereof) or (B) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness for borrowed money of any other Person, except with respect to obligations of wholly owned Subsidiaries of the Company, in the cases of the foregoing clauses (A) and (B), in excess of $10,000,000 in the aggregate;
(j) settle or compromise (i) any Proceeding (excluding any Proceeding relating to Taxes) involving or against the Company or any of its Subsidiaries other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Parent, the Company or any of their respective Subsidiaries, except for confidentiality and similar de minimis obligations) involving payment by the Company or any of its Subsidiaries of an amount not greater than $1,500,000 individually or $5,000,000 in the aggregate or (ii) except in accordance with Section 8.08, any Proceeding (excluding any Proceeding relating to Taxes) that relates specifically to the transactions contemplated hereby;

(k) (i) amend or modify in any material respect, waive any material rights under, or terminate (other than any termination in accordance with the terms of an existing Material Contract) any Material Contract or (ii) enter into any contract which if entered into prior to the date of this Agreement would have been a Material Contract, (A) in the case of clause (i), other than in the ordinary course of business consistent with past practice and (B) in the case of clause (ii), other than Contracts of the type referred to in Section 4.20(a)(viii) and Section 4.20(a)(ix) that are entered into in the ordinary course of business consistent with past practice;
(l) other than as required by Applicable Law or a Company Plan existing as of the date of this Agreement, (i) increase or accelerate or grant any increase or acceleration in the funding, payment or vesting of the compensation or benefits provided to any current or former Company Service Provider, (ii) establish, adopt, amend or terminate any Company Plan or any other benefit or compensation plan, policy, program, contract agreement or arrangement that would be a Company Plan if in effect on the date hereof, (iii) grant or announce any cash or equity or equity-based incentive awards, bonuses, retention, change in control, transaction, severance or similar compensation, (iv) hire, promote or engage any current or former Company Service Provider who is an Executive Vice President or higher or (v) terminate any Company Service Provider other than for cause who is an Executive Vice President or higher;
(m) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);
(n) materially change the Company’s methods of financial accounting except as required or authorized by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(o) make or revoke any material Tax election, file a material amendment with respect to a material tax return, adopt or change any material Tax accounting period or methodology, waive any right to a material tax refund, settle or compromise any material Tax Liability or Proceeding relating to Taxes, or consent to any extension or waiver of the statute of limitations, except, in each case, in the ordinary course of business;
(p) (i) (A) negotiate, modify, amend, extend, terminate or enter into any CBA or (B) recognize or certify any Union or group of employees as the bargaining representative for any Company Employees; (ii) other than in the ordinary course of business consistent with past practice in consultation with Parent, implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could implicate the WARN Act; or (iii) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Company Service Provider;
(q) cancel, materially reduce, terminate or fail to use reasonable best efforts to maintain in effect without replacing material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;
(r) make, or commit to make, any capital expenditures in amounts exceeding the capital expenditures budget of the Company set forth on Section 6.01(r) of the Company Disclosure Schedule, other than any capital expenditures that do not exceed $3,000,000 individually or in the aggregate during any fiscal quarter;
(o) enter into any agreement, commitment, arrangement or understanding with, any Affiliate of the Company or any Person covered by Item 404 of Regulation S-K of the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or
(s) agree, resolve or commit to do any of the foregoing.
Section 6.02. Company Stockholders Meeting. The Company shall (a) as soon as reasonably practicable (and in any event within five Business Days) following confirmation from the SEC that it will not review, or that it has completed review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not notified the Company on or prior to the tenth calendar day after making the Company’s initial filing of the Proxy Statement, duly call (including establishing a record date for) and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares (together with any adjournments or postponements thereof, the “Company Stockholders Meeting”) to take place within 35 days following the ﬁrst mailing of the Proxy Statement to the Company’s stockholders for purposes of seeking the Company Stockholder Approval, (b) initiate or cause to be initiated a “broker search” in accordance with Rule 14a-13 of the 1934 Act in order for the Company to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a), convene and hold the Company Stockholders Meeting in accordance with the DGCL and applicable requirements of NYSE; provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or (ii) to the extent the Company reasonably determines in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) due to Applicable Law (including fiduciary duties) or a request from the SEC or its staff, (C) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval or (D) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, that in the case of the foregoing clauses (ii)(A) – (D), the Company Stockholders Meeting shall not be adjourned or postponed on more than two occasions and no such adjournment or postponement shall be for more than five (5) Business Days per occasion; provided, further, that in no event shall the Company Stockholders Meeting be adjourned or postponed beyond the date that is five Business Days prior to the Outside Date. The record date for the Company Stockholders Meeting shall be selected after reasonable consultation with Parent. The Company agrees to use reasonable efforts to provide Parent periodic updates concerning proxy solicitation results as reasonably requested by Parent (including, if requested, providing daily voting reports to the extent reasonably practicable). Subject to Section 6.04, the Board of Directors shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (x) include the Company Recommendation in the Proxy Statement, (y) use its reasonable best efforts to obtain the Company Stockholder Approval and (z) otherwise comply in all material respects with all legal requirements applicable to such meeting. In the event that the Board of Directors makes an Adverse Recommendation Change pursuant to Section 6.04 and this Agreement has not been terminated in accordance with its terms in connection therewith, the Company will nevertheless submit this Agreement to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.
Section 6.03. Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law and other than any such matters that relate to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto), in each case, solely for the purpose of consummating the Merger and integration planning, the Company shall (i) give Parent and its Representatives, upon reasonable written notice, reasonable access during normal business hours to the offices, properties, assets, books and records and personnel (including employees and agents) of the Company and its Subsidiaries and (ii) reasonably promptly furnish to Parent and its Representatives such existing financial and operating data and other information as such Persons may reasonably request in writing (it being acknowledged and agreed that nothing herein express or implied shall require the Company or any of its Subsidiaries to provide any data or information in any format other than as it then exists, or otherwise manipulate or reconfigure any data or information regarding the Company and its Subsidiaries or any of its or their assets, financial performance or conditions or operations); provided that, in each case, such access may be limited to the extent that such access would jeopardize the health and safety of any of its Representatives; provided, further, that the Company may, in its sole discretion, designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be furnished only to the outside counsel of Parent and will not be disclosed to any other Persons unless express permission is obtained in advance from the Company or its legal counsel. The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.03, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any (A) information if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and privacy laws) or binding agreement entered into prior to the date of this Agreement, (B) communications between the Company and its investment bankers, attorneys, accountants and other advisors, (C) information protected by attorney-client privilege or other applicable legal privilege or (D) information related or reasonably pertinent to actual or potential threatened litigation or disputes between the parties to this Agreement; provided that, in the case of clauses (A) and (C), the Company shall use reasonable best efforts to allow for such access or disclosure in a manner that would not violate any such Applicable Law or jeopardize the protection of the attorney-client privilege or other applicable legal privilege. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform or cause to be performed any intrusive environmental sampling or assessment with respect to any property of the Company or any of its Subsidiaries without the prior written consent of the Company.
(b) All information exchanged or otherwise received pursuant to Section 6.03(a) will be subject to the confidentiality agreement dated as of May 22, 2026 between the Company and Parent (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement. Parent will use its reasonable best efforts to minimize any disruption to the business of the Company and its Subsidiaries that may result from requests for access under this Section 6.03.
Section 6.04. No-Shop; Other Offers. (a) No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.04, from the execution of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, shall cause its Subsidiaries, officers and directors not to, and shall instruct its other Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate (including by way of providing information) or encourage the submission of any Acquisition Proposal or any inquiry or indication of interest that is reasonably likely to lead to an Acquisition Proposal, (ii) engage in, enter into or participate in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records, or to any personnel of the Company or any of its Subsidiaries to, or otherwise cooperate with, any Third Party, in each case relating to an Acquisition Proposal by such Third Party, (iii) (A) fail to make, withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify the Company Recommendation (or recommend an Acquisition Proposal), (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, or otherwise declare advisable, any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, (C) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) thereof or take any public position in connection with a tender or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors, (D) in the event of a publicly announced Acquisition Proposal that is not covered by the foregoing clause (C), fail to publicly reaffirm the Company Recommendation within ten Business Days after Parent so requests in writing, or (E) fail to include the recommendation of the Board of Directors in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or amendment or release under any standstill or confidentiality agreement; provided that the foregoing clause (iv) shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries, in each case, solely to the extent the Board of Directors determines, in consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, (v) enter into any agreement in principle, letter of intent, indication of interest, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument relating to or that would reasonably be expected to lead to, an Acquisition Proposal or (vi) resolve, or agree to do any of the foregoing.

(b) Exceptions. Notwithstanding anything contained in this Section 6.04 to the contrary, at any time prior to the receipt of the Company Stockholder Approval:
(i) the Company, directly or indirectly through its Representatives, may (a) engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide Acquisition Proposal that the Board of Directors determines, in good faith, after consultation with outside counsel and a financial advisor, is or is reasonably likely to result in a Superior Proposal and did not result from a breach of Section 6.04(a), and (b) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent, to the extent not already made available or otherwise provided to Parent); provided that, (x) to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such nonpublic information or access is provided or made available to Parent prior to or substantially concurrently with it being shared with such Third Party and (y) any competitively sensitive information or data (as determined by the Company’s legal counsel) provided to any such Third Party in accordance with this Section 6.04 who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data; and
(ii) subject to compliance with Section 6.04(d), the Board of Directors may make an Adverse Recommendation Change (a) following receipt of a Superior Proposal or (b) solely with respect to clause (A) and (E) of the definition of Adverse Recommendation Change, in response to events, changes or developments in circumstances that are material to the Company and its Subsidiaries, taken as a whole, that were not known to or reasonably foreseeable by the Board of Directors as of or prior to the date hereof and that become known to the Board of Directors after the date hereof (or, if known to the Board of Directors as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date hereof) (an “Intervening Event”); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (ii) changes in the market price or trading volume of Company Common Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event); (iii) the Company meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event); or (iv) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, or the consequences of any of the foregoing; in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Delaware law. In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal (provided that neither the Company nor the Board of Directors may make an Adverse Recommendation Change unless permitted by this Section 6.04(b)), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) contacting and engaging in discussions with any person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of this Section 6.04 for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.04.
(c) Required Notices. Prior to the earlier of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall notify Parent promptly (and in any event within 24 hours) of the receipt by the Company of any Acquisition Proposal or any request for material non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries by any Third Party (which notice shall include the identity of the Third Party making such Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to the financing), and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof) and keep Parent reasonably informed, on a prompt basis, of the status and material terms and conditions of any Acquisition Proposal and any developments which are not immaterial related thereto and the status of any discussions or negotiations, including promptly (but in no event later than 24 hours after receipt) providing Parent summaries of all oral communications between the Company and Third Party and unredacted copies of all material correspondence and written materials (including any amendments or modifications thereto) sent or provided to or by the Company or any of its Subsidiaries or any of their respective Representatives in connection therewith.
(d) Last Look. Neither the Board of Directors nor the Company shall be permitted to take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least five Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and (A) in the case of a Superior Proposal, including the identity of the Person or group making such proposal and the material terms thereof or (B) in the case of an Intervening Event, reasonably detailed description of the facts and circumstances relating to such Intervening Event, (ii) during such five Business Day period following the date on which such notice is received, the Company shall have negotiated with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law, and, in the case of Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal and (iv) in the event of any change to any of the financial terms or any other material terms (it being understood that conditionality, termination and termination fees, regulatory efforts and financing are material terms) of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be three Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) with respect to such additional notice, including clauses (i) through (iii) above.
(e) Obligation to Terminate Discussions. Subject to this Section 6.04, the Company shall, and shall cause any of its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated (i) any and all existing activities, discussions, negotiations or solicitations of the foregoing, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) the Company shall promptly (and in any event within two Business Days after the date hereof) terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party that has executed a confidentiality or similar agreement in connection with any transaction or proposal involving the Company that could reasonably be expected to lead to an Acquisition Proposal or that relates to a potential Acquisition Proposal promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives. If at any time the Company provides any non-public information to a Third Party, in compliance with Section 6.04(b) and the Board of Directors subsequently determines that the Acquisition Proposal made by such Third Party is not, or would not reasonably be expected to lead to, a Superior Proposal, then the Company shall promptly (and in any event within 48 hours after the date thereof) terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives.
(f) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal (but substituting “more than 50%” for all references to “20% or more” in the definition of such term) that (i) the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to the Company’s stockholders (solely in their capacity as such) than the Merger and (ii) relative to the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal), is reasonably likely to be completed on the terms proposed, taking into consideration (A) the identity of the counterparty, (B) the expected timing, conditionality and likelihood of consummation of the contemplated transaction(s), (C) any other legal, financial, financing and regulatory aspects of such Acquisition Proposal and (D) any other factors determined by the Board of Directors to be relevant.
Section 6.05.  Stock Exchange Delisting and Deregistration. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, including making all necessary filings, reasonably necessary, proper or advisable under Applicable Laws and the rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Company Common Shares under the 1934 Act and the suspension of the Company’s duty to file reports under Sections 13 and 15(d) of the 1934 Act, in each case as promptly as practicable after the Effective Time.
Section 6.06. Company Financing Cooperation.
(a) The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing (including with respect to any “market flex” to the extent exercised or any Alternative Financing) as may be reasonably requested by Parent that is necessary and customary for financings of the type contemplated by the Debt Commitment Letter, including, without limitation, the following:
(b) participating in a reasonable number of meetings, due diligence sessions, presentations, lender meetings, “road shows” and similar sessions with the Debt Financing Sources and other prospective financing sources, investors and ratings agencies, in each case on reasonable advance notice and at mutually agreeable times;
(c) assisting with the preparation of materials for rating agency presentations, bank information memoranda, marketing materials and other similar documents, including executing customary authorization letters in connection with the distribution of such materials, in each case only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter;
(d) furnishing, at least three Business Days prior to the Closing, such documentation and information as is reasonably requested in writing by the Parent at least ten Business Days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, in order to satisfy the conditions set forth in the Debt Commitment Letter;
(e) (A) executing and delivering any credit agreements, pledge and security documents, guarantees, other definitive financing documents and schedules thereto or other requested certificates or documents; provided that (x) none of the foregoing documents or certificates shall be executed and/or delivered, except in connection with the Closing and (y) the effectiveness thereof shall be conditioned upon, or become operative only after or concurrently with, the occurrence of the Closing and (B) facilitating the obtaining of guarantees and pledging of collateral, granting of security interests and other similar matters ancillary to the Debt Financing, in each case as may be reasonably requested by Parent; and
(f) cooperating with, and taking all actions required or otherwise reasonably requested by Parent in order to facilitate the termination and payoff of the indebtedness under the Company Credit Agreement at Closing upon or simultaneously with the funding of the Debt Financing (including, upon such funding, (w) the repayment in full of all obligations then outstanding thereunder, (x) the release of all encumbrances, security interests and collateral, (y) the termination of all guaranties and the agreements evidencing subordination in connection therewith and (z) the termination or replacement of all letters of credit outstanding thereunder, in each case at the Closing), and arranging for delivery to Parent Payoff Letters, lien terminations and other instruments of discharge, in each case, in form and substance reasonably satisfactory to Parent, from the administrative agent, trustees or other similar agents under the Company Credit Agreement.
(g) Notwithstanding the foregoing, nothing in this Section 6.06 shall require the Company or any of its Subsidiaries to:
(h) take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Article 9 to fail to be satisfied by the Outside Date or otherwise result in a breach of this Agreement by the Company;
(i) take any action in respect of the Debt Financing that would conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any Applicable Law, or result in the contravention of, or violation of breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party;
(j) take any action to the extent such action would (A) unreasonably interfere with the business or operations of the Company or its Subsidiaries or (B) cause competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;
(k) execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing (other than the customary authorization letters described in clause (a)(ii) above) or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing;
(l) pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date;
(m) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or contract;
(n) subject the Company or any of its Subsidiaries, respective directors, managers, officers or employees to any actual or potential personal liability;
(o) cause the directors and managers of the Company and its Subsidiaries to adopt resolutions (or take other corporate action) approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Company and the applicable Subsidiaries on and after the Closing Date and such resolutions (or take other corporate action) are contingent upon the occurrence of, or only effective as of, the Closing;
(p) waive or amend any terms of this Agreement or any other material contract to which the Company or its Subsidiaries is party; or
(q) take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Debt Commitment Letter, the definitive documents related to the Debt Financing or any information utilized in connection therewith (in each case, except following the Closing).
(r) Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith, in each case, other than to the extent arising from any material inaccuracy of any financial statements delivered by the Company or the fraud, bad faith or willful misconduct of the Company, its Subsidiaries or any of its or their Representatives. The foregoing obligations shall be referred to herein as the “Reimbursement Obligations” and shall survive the termination of this Agreement; provided that the Reimbursement Obligations payable pursuant to this Section 6.06(c) shall not exceed $1,000,000 in the aggregate (the “Reimbursement Cap”).
(s) All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement; provided, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, arrangers, agents, other potential Debt Financing Sources, other potential sources of capital and rating agencies during the arrangement, syndication and marketing of the Debt Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Debt Financing (including customary “click-through” confidentiality undertakings and through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities) and (ii) on a confidential basis to rating agencies.

(t) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that does not violate any existing contractual obligation of the Company and is not intended to, nor reasonably likely to, harm or disparage the Company.
(u) Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing or any alternative Debt Financing or on the performance of any party to the Debt Commitment Letter.
(v) Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement (including the condition set forth in Section 9.02(a) as it applies to the Company’s obligations under this Section 6.06), the Company’s obligations under this Section 6.06 shall be deemed satisfied unless (i) the Company has willfully and materially breached its obligations under this Section 6.06, (ii) Parent has promptly notified the Company of such breach and (iii) such breach was the direct cause of Parent or Merger Sub’s failure to receive any material portion of the proceeds of the Debt Financing.
Section 6.07. Resignation. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.
Section 6.08. Treatment of Certain Indebtedness. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent, an executed copy of all customary payoff letter in connection with the repayment of the indebtedness that is set forth on Section 6.08 of the Company Disclosure Schedule, stating the aggregate amount of the indebtedness thereunder required for payoff as of the date specified in such letter (together with a customary per diem for payment following such date), the instructions for payment of the same to discharge such obligations and, if such indebtedness is secured by any Lien or other security interest, all Lien terminations and instruments of discharge releasing and terminating such Lien or security interest, as applicable, upon the receipt of the applicable payoff amounts (each, a “Payoff Letter”). At the Closing, Merger Sub shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then necessary to pay the amounts set forth in each Payoff Letter.
ARTICLE 7
Covenants of Parent
Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or could reasonably be expected to, individually or in the aggregate, prevent, delay or impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01, which shall be exclusively governed by Section 8.01.
Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation to do the following:
(a) For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers, managers, employees and agents of the Company and its Subsidiaries and their respective successors and heirs and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of acts or omissions prior to the Effective Time, in each case to the fullest extent permitted by the DGCL or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws or other organizational documents of the Company or any of its Subsidiaries in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation; provided that such Indemnified Person agrees in advance to return any such funds to which it is determined in a final, non-appealable judgment that such Indemnified Person is not ultimately entitled to indemnification. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation. At its own expense, an Indemnified Person may, but will not be obligated to, employ separate counsel and participate in the defense of any action involving such Indemnified Person and so controlled by the Surviving Corporation; provided that if (i) the named parties to any such action include the Surviving Corporation and such Indemnified Person and such Indemnified Person is advised in writing by its own counsel that there are legal defenses available to it that are different from or additional to those available to the Surviving Corporation or any other Indemnified Person that is party thereto, (ii) a conflict of interest exists between such Indemnified Person and the Surviving Corporation or (iii) the Surviving Corporation and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel for such Indemnified Person, then in each such case such Indemnified Person will be entitled to obtain its own separate counsel and the Surviving Corporation shall pay the fees and expenses of such counsel. The Surviving Corporation shall not settle any action that is indemnifiable pursuant to this Section 7.02, except (A) with the consent of the applicable Indemnified Persons, which consent shall not be unreasonably withheld, conditioned or delayed or (B) if such settlement or compromise (1) includes an unconditional release thereof from all liability arising out of such action in a form reasonably satisfactory to the applicable Indemnified Person and (2) does not include a statement or admissions of fault, culpability or a failure to act, by or on behalf of such Indemnified Person. No Indemnified Person will be liable for any settlement entered into in contravention of the foregoing sentence.
(b) For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect provisions in the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person that exists as of the date hereof, and not, without the written agreement of the Indemnified Person, amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.
(d) Prior to the Effective Time, (x) the Company shall, (y) if Parent elects, Parent shall, or (z) if the Company is unable to, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) as of the Effective Time, purchase (and fully pay the premium for), and maintain in full force and effect, a prepaid, noncancellable “tail policy” on terms and conditions (in both amount and scope) no less favorable than the current directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate annual premium amount in excess of 400% of the amount per annum for the Company’s existing policies, which amount is set forth in Section 7.02(d) of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Parent and the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.
(f) The rights of each Indemnified Person under this Section 7.02 will be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
Section 7.03. Employee Matters. (a) The Company and Parent hereby acknowledge and agree that a “Change in Control” (or similar phrase) within the meaning of any Company Plan will occur as of the Effective Time. From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation (or one or more of its Subsidiaries, as applicable) to, assume and honor all the Company Plans in accordance with their terms.
(b) For the period commencing at the Effective Time and ending on the date that is 12 months thereafter (or, if earlier, on the date of the employee’s termination of employment), Parent shall cause the Surviving Corporation and/or its Subsidiaries to provide each Company Employee as of immediately prior to the Effective Time whose employment continues with the Surviving Corporation or any of its Subsidiaries after the Effective Time (each, a “Continuing Employee”) (i) an annual rate of base salary or base hourly wage, as applicable, that is no less favorable than the annual rate of base salary or base hourly wage provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) target annual cash bonus or other short-term cash incentive opportunities that are no less favorable than the target annual cash bonus or other short-term cash incentive opportunities provided to such Continuing Employee as of immediately prior to the Effective Time (excluding any discretionary, one-time, signing, change in control, transaction, retention, long-term incentive or equity-or-equity-based compensation or opportunities), (iii) employee benefits that, on an aggregate basis, are substantially comparable to the employee benefits (other than any long-term incentive, equity or equity-based compensation, nonqualified deferred compensation, severance, defined benefit pension, post-employment welfare benefits, retention or change in control plans, agreements, programs, policies or arrangements (collectively, “Excluded

Benefits”)) provided to such Continuing Employee as of immediately prior to the Effective Time and (iv) severance protections no less favorable than those set forth on Section 7.03(a) of the Company Disclosure Schedule, taking into account all service with the Company, Parent and their respective Affiliates in determining the amount of severance benefits payable.
(c) Parent shall, or shall cause the Surviving Corporation and any applicable Subsidiary to use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) and in which such Continuing Employees may be eligible to participate for the plan year which includes the Effective Time to the extent such pre-existing condition or waiting period was not applicable as of immediately prior to the Effective Time under any similar Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement), and (ii) credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under the Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) for the plan year which includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the similar group health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) for the plan year which includes the Effective Time.
(d) As of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any applicable Subsidiary to, give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of eligibility, vesting (other than vesting of future equity awards) and benefit accrual under any employee benefit plans, programs, policies, agreements and arrangements maintained by Parent, the Surviving Corporation or an applicable Subsidiary in which any Continuing Employee may be eligible to participate after the Effective Time, to the same extent that such service was credited under any similar Company Plan immediately prior to the Effective Time; provided that such credit for service shall not apply (i) to the extent it would result in a duplication of benefits or compensation or (ii) for any purpose with respect to the Excluded Benefits.
(e) With respect to annual short-term cash incentive bonuses set forth on Section 7.03(e) of the Company Disclosure Schedule relating to the performance year in which the Effective Time occurs, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to continue the applicable annual bonus plan following the Closing in good faith and in the ordinary course of business substantially consistent in all respects with the Company’s or its applicable Subsidiary’s past practice and shall cause each Continuing Employee who remains employed through the date that such bonuses would be paid in the ordinary course of business to receive an amount in respect of such bonus equal to the greater of (i) the target bonus opportunity under such plan and (ii) the amount determined based on the level of achievement of the applicable performance goals (the “Closing Year Bonus”). Notwithstanding the foregoing, in the event that the employment of any Continuing Employee is terminated by Parent or its Subsidiaries, including the Surviving Corporation, without Cause or by any Continuing Employee for Good Reason, in each case, between July 1 and December 31 of the year in which the Closing occurs, Parent shall, and shall cause its Subsidiaries, including the Surviving Corporation, to, pay to such Continuing Employee, at such time set forth in the preceding sentence, a prorated amount of the Closing Year Bonus based on the number of days that such Continuing Employee was employed during such year.
(f) Prior to making any written or broad-based oral communications to any current or former Company Service Provider pertaining to compensation or benefits matters described in this Agreement or to compensation or benefits that will be provided by Parent or any of its Affiliates following the Closing, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.
(g) Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no Company Employee, Continuing Employee, Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.03. Nothing herein shall, or shall be deemed to, (i) establish, terminate, amend or modify any Company Plan or any other compensation or benefit plan, program, policy or agreement maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Affiliates; (ii) alter or limit Parent’s, the Surviving Corporation’s or any of their respective Affiliates’ ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement; (iii) be treated as an amendment to any Company Plan or any compensation or benefit plan, program, policy or agreement maintained or sponsored by Parent, the Surviving Corporation, or any of their respective Affiliates, or obligate Parent, the Surviving Corporation or any of their respective Affiliates to maintain any particular benefit plan, program, policy or agreement; or (iv) confer upon any Continuing Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
(h) Prior to the Closing, Parent shall, or shall cause the Surviving Corporation and any applicable Subsidiary to, fully and timely satisfy all notice, information, consultation, bargaining or consent obligations owed to any Union which is representing any Company Employee, or any applicable labor tribunal, in connection with the transactions contemplated by this Agreement.
(i) Notwithstanding anything contained herein to the contrary, Parent and its Affiliates’ obligations under this Section 7.03 shall not apply with respect to any Continuing Employees who are covered by a CBA.
Section 7.04. Debt Financing Covenants. (a) Parent and Merger Sub shall (and shall cause their Subsidiaries to) use their reasonable best efforts to arrange and obtain the Debt Financing, including using their reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (c)

below), (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including the flex provisions) or on other terms taken as a whole, not materially less favorable to Parent and Merger Sub, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions to funding the Debt Commitment Letter and such definitive agreements related thereto that are within their control and (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing.
(b) Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing contemplated by the Debt Commitment Letter and shall give the Company notice of any material adverse change with respect to the Debt Financing as promptly as practicable. Parent and Merger Sub shall give the Company prompt notice (i) of the termination, repudiation, rescission, cancellation or expiration of the Debt Commitment Letter or the definitive agreements related to the Debt Financing, (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse or time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter, or any definitive agreements related to the Debt Financing, in each case of which Parent or Merger Sub becomes aware, (iii) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Source with respect to any (A) actual or threatened breach of Parent’s or Merger Sub’s (or any of their respective Subsidiaries’) obligations under the Debt Commitment Letter or definitive agreements related to the Debt Financing, or actual or potential default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of the Debt Commitment Letter) or (B) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing and (iv) of the receipt of any written notice or other written communication on the basis of which Parent expects that a party to the Debt Financing will fail to fund the Debt Financing or is reducing the amount of the Debt Financing. As soon as reasonably practicable, but in any event within three Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence.
(c) For the avoidance of doubt, Parent shall have the right from time to time to amend, supplement or otherwise modify or waive its rights under the Debt Commitment Letter, including to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement; provided that no such amendment, supplement, modification or waiver shall (A) reduce the aggregate amount of available Debt Financing (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions existing on the date of this Agreement)) to less than the amount required to consummate the transactions contemplated by this Agreement (taking into account amounts to be provided pursuant to the Equity Financing), (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter, (C) adversely change the timing of the funding of the Debt Financing thereunder in a manner that is reasonably expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement or (D) otherwise adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement. Parent shall furnish to the Company a copy of any executed written amendment, supplement, modification or waiver of the Debt Commitment Letter. Parent shall not permit or consent to or agree to any amendment, restatement, supplement or other modification or waiver of any provision or remedy under, the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder). Parent shall furnish to the Company a copy of any executed written amendment, restatement, supplement, modification, waiver or consent of or relating to the Equity Commitment Letter or the promptly upon execution definitive agreements related to the Equity Financing thereof. For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Equity Commitment Letters” and the “Financing Commitment Letters” shall include any such document as permitted or required by this Section 7.04 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Equity Financing” and “Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.
(d) In the event that any portion of the Debt Financing necessary for Parent to consummate the Closing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Section 9.03), (i) Parent shall promptly notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (an “Alternative Financing”) on terms that (1) taken as whole, are no more adverse to Parent and Merger Sub than the existing Debt Commitment Letter (including after giving effect to the market flex provisions), (2) do not impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing set forth in the existing Debt Commitment Letter and (3) do not reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement (taking into account amounts to be provided pursuant to the Equity Financing) and (B) provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Section 5.09, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with this Section 7.04, the “Alternative Financing Commitment Letter”). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Alternative Financing materially in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions).

(e) For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Debt Commitment Letter” and the “Financing Commitment Letters” shall include such document as permitted or required by this Section 7.04 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” and “Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.
ARTICLE 8
Covenants of Parent and the Company
Section 8.01. Regulatory Undertakings.
(a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04 and the terms of Section 8.01(b) through Section 8.01(f)), the Company and Parent shall use reasonable best efforts (except where a different standard is specifically contemplated, in which case such different standard shall apply) to take, or cause to be taken, all actions (including instituting or defending any Proceeding), and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event, at least five Business Days prior to the Outside Date), including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications, and other documents; and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper, or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event, at least five Business Days prior to the Outside Date).
(b) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (and Parent shall cause its Affiliates to) make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as reasonably practicable and in any event within 20 Business Days after the date hereof, and such filings shall request early termination of any applicable waiting period under the HSR Act, and (ii) any other required filings pursuant to applicable Competition Laws as promptly as practicable after the date hereof. To facilitate these filings, each of the Company and Parent shall (and Parent shall cause its Affiliates to) furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement (other than copies of HSR Act filings, which need not be shared). Each of Parent and the Company shall appropriately respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other Competition Laws as promptly as practicable.
(c) If any objections are asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, or any other applicable Competition Law, or if any Proceeding is instituted or threatened by any Governmental Authority under the HSR Act or any other applicable Competition Law challenging any of the transactions contemplated by this Agreement, Parent and the Company shall take, or cause to be taken, all actions necessary to resolve such objections or Proceedings as promptly as practicable and obtain any needed authorization, consent or approval of a Governmental Authority or avoid or eliminate any impediments under the HSR Act or any such other Competition Law. In furtherance of and without limiting the foregoing, in connection with any such objection or Proceeding (including solely for the purposes of clause (G) of this Section 8.01(c), any Proceeding instituted or threatened by a Third Party that is not a Governmental Authority), Parent shall, and shall cause its Subsidiaries to, take any such actions as may be necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act or any such other Competition Law so as to enable the consummation of the transactions hereby to occur no later than 5 Business Days prior to the Outside Date, including (A) agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of the Company or any of the Company’s Subsidiaries, (B) terminating, amending or assigning any existing relationships and contractual rights and obligations of the Company or any of its Subsidiaries, (C) terminating any venture or other arrangement of the Company or any of its Subsidiaries, (D) having the Company or any of its Subsidiaries grant any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any Third Party, (E) imposing limitations on the Company or any of the Company’s Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (F) effectuating any other change to, or restructuring of, the Company or any of the Company’s Subsidiaries, and (G) opposing (1) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (2) any request for, the entry of, and seek to have vacated or terminated, any Order that could reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated hereby, including in the case of either (1) or (2), by defending through litigation any Proceeding brought by any Person in any court or before any Governmental Authority, and pursuing all available avenues of administrative and judicial appeal, in each case, as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act or any such other Competition Law or (y) by any domestic or foreign court or other tribunal in any Proceeding challenging such transactions as violative of any Competition Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.01(c) shall require Parent or the Company or its Subsidiaries to take any action contemplated in this Section 8.01(c) that is not conditioned upon consummation of the Merger and the other transactions contemplated hereby; provided, further, that nothing in this Agreement shall require any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or its Affiliates, to take any action with respect to any of their respective businesses, assets, operations or otherwise.
(d) Each party shall, subject to Applicable Law, (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby and permit the other parties to review, reasonably in advance, any substantive written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such other may party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings and material correspondences and communications between them, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Laws in connection with this Agreement; provided, however, that materials required to be provided pursuant to the foregoing clauses (i) – (iii) may be redacted to (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date hereof, and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01(d) as “Outside Counsel Only Material;” provided, further, however, that neither party shall be required to share its HSR filing with the other party. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Competition Law. Subject to compliance with its obligations under this Section 8.01, Parent shall have the right to lead the regulatory strategy for securing approvals and expiration of relevant waiting periods under the HSR Act and Competition Laws, including with respect to the timing and content of any filings, submissions and communications with or to any Governmental Authority in connection therewith; provided that Parent shall consult with, and consider in good faith the views of, the Company; provided, further, that no party shall extend any waiting periods under the HSR Act or any other Competition Law without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).
(e) Parent shall not, and shall cause KKR Core Investments Fund II SCSp (excluding any portfolio company of KKR Core Investments Fund II SCSp) not to, enter into, facilitate or consummate any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any Person, if such action would (A) reasonably be expected to make it materially more likely that there would arise any material impediments under any Competition Law or any other Applicable Laws that may be asserted by any Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby as promptly as practicable or (B) impose any material delay in the expiration or termination of any waiting period or obtaining of any approval from any Governmental Authority applicable to the transactions contemplated by this Agreement.
(f) Parent shall pay and be responsible for all HSR filing fees and any other filing fees under any Competition Laws incurred in connection with the matters contemplated by this Section 8.01.
Section 8.02. Certain Filings. (a) As promptly as practicable following the date of this Agreement (but in no event later than 35 days following the date of this Agreement), the Company shall prepare (with the assistance and cooperation of Parent as reasonably requested by the Company) and file or cause to be filed with the SEC a preliminary proxy statement relating to the Company Stockholders Meeting (as amended or supplemented, the “Proxy Statement”).
(b) The Company and Parent shall reasonably cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.
(c) Each of Parent and Merger Sub shall, upon the Company’s request, promptly furnish to the Company all information concerning itself, its Subsidiaries, directors and officers as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made to the SEC or NYSE in connection with the Proxy Statement. Parent and the Company shall each use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after filing. Prior to each filing of the Proxy Statement, disseminating the Proxy Statement to stockholders of the Company or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and give reasonable and good-faith consideration to any comments made by Parent and its counsel in connection with any such document or response. The Company shall provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other substantive communications. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate.
(d) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the date the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or at the times of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(e) If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing (or correcting) such information shall promptly be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.
Section 8.03. Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent. Except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company (a) shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement (including any announcement to officers or employees of the Company or its Subsidiaries), or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, (a) either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other party had consented (or been consulted) in accordance with the terms of this Section 8.03 and (b) Parent and its Affiliates may provide information regarding this Agreement and the transactions contemplated hereby to their respective existing or prospective limited partners and other investors on a confidential basis to the extent such recipients are subject to customary confidentiality obligations prior to the receipt of such information.
Section 8.04. Merger Sub Approval. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger in accordance with and subject to the terms and conditions of this Agreement. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.
Section 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 8.06. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares (as well as Company Equity Awards and other derivative securities of Company Common Shares) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 8.07. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than communications pursuant to Section 8.01, which shall be governed by Section 8.01), (c) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, which would reasonably be expected to cause or result in any of the conditions to the Merger contained in Article 9 not being satisfied or the satisfaction of those conditions being materially delayed and

(d) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s failure to comply with this Section 8.07 shall not, absent Willful Breach, constitute a breach of this Section 8.07 for purposes of Article 9, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.
Section 8.08. Litigation and Proceedings. The Company shall promptly notify Parent of any action brought by stockholders of the Company against the Company and/or its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise), including by providing copies of all pleadings with respect thereto. Prior to the Effective Time, the Company shall control the defense or settlement of any litigation or other Proceedings against the Company or any of its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that, other than Proceedings between or among the parties hereto, the Company shall (i) give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against the Company or any of its directors or officers relating to this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) give Parent a reasonable opportunity to participate, at Parent’s expense, in the defense, settlement or prosecution of any Proceedings; provided further that that the Company agrees that it shall not settle or offer to settle any Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.
Section 8.09. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
Section 8.10. Convertible Notes; Capped Calls. (a) At or prior to the Effective Time, the Company shall cooperate with Parent and take all actions required under the Indentures, the Convertible Notes and the Capped Call Transactions, including in connection with the Merger and the other transactions contemplated by this Agreement, and all Applicable Laws in connection therewith, including for the avoidance of doubt as a result of the Merger constituting a “Fundamental Change” and/or “Make-Whole Fundamental Change” (as such terms are defined in the applicable Indenture), in each case, applicable to the Company, including, without limitation, (i) preparing, executing and delivering, and using reasonable best efforts to cause the applicable Trustee to execute and deliver, any supplemental indenture(s) to the Indentures in connection with the Merger, and (ii) preparing, delivering, issuing and entering into any notices, certificates, opinions of counsel or other documents or instruments required to comply with the Indentures, the Convertible Notes or the Capped Call Transactions; provided, that prior to the Effective Time, the Company shall not, except as otherwise set forth in this Section 8.10, amend, modify, supplement or terminate the Indentures, in each case, without the prior written consent of Parent.
(b) Prior to the Effective Time, the Company shall (i) take all actions reasonably requested by Parent in connection with making elections under, amending, negotiating adjustments, obtaining waivers or unwinding the Capped Call Transactions or otherwise settling the Capped Call Transactions effective as of or after the Effective Time, (ii) reasonably promptly advise Parent of any notices or other material communications with the counterparties to the Capped Call Transactions in respect of any settlement or termination thereof or adjustment thereto (including notices of adjustments received by the Company arising out of an Announcement Event (as defined in the Capped Call Transactions)), and (iii) reasonably cooperate with Parent with respect to its efforts to settle, terminate or amend the Capped Call Transactions effective as of or after the Effective Time and the negotiation of any adjustment, termination or settlement payment or valuation related thereto or the negotiation of any amendment thereto, as applicable; provided, that the Company shall not agree to amend, modify or supplement the terms relating to any Capped Call Transaction, or affirmatively agree to any adjustment thereto or amount due upon the termination or settlement thereof, in each case, without the prior written consent of Parent.
(c) The Company shall provide Parent and its counsel as promptly as possible prior to issuance, delivery or execution an opportunity to review and comment on any notices, certificates, press releases, supplemental indentures or other documents or instruments deliverable pursuant to or in connection with the Indentures, the Convertible Notes or the Capped Call Transactions, and the Company shall respond as promptly as reasonably practicable to any questions from, and incorporate all reasonable comments provided by, Parent and its counsel with respect thereto prior to the issuance, delivery or execution.
(d) Notwithstanding the foregoing, nothing in this Section 8.10 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Indentures or any Capped Call Transaction prior to the occurrence of the Effective Time (other than to the extent expressly required under the Indentures or any Capped Call Transaction or for which Parent agrees to concurrently reimburse the Company), (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to the Indentures or any Capped Call Transaction, that is effective prior to the occurrence of the Effective Time, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the Indentures or the Capped Call Transactions (it being understood that the Company will provide Parent with prior notice of any such delivery with a reasonable opportunity to comment on the relevant notice).

ARTICLE 9
Conditions to the Merger
Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:
(a) the Company Stockholder Approval shall have been obtained in accordance with the DGCL;
(b) no Order issued by any Governmental Authority (whether temporary, preliminary or permanent) of competent jurisdiction, or Applicable Law prohibiting, rendering illegal or enjoining the consummation of the Merger shall be in effect; and
(c) any applicable waiting period (including any extension thereof) under the HSR Act relating to the Merger, and any agreement between a Governmental Authority, on the one hand, and the Company and Parent, on the other hand, prohibiting the consummation of the Merger, shall have expired or been terminated and each consent, approval, waiver, clearance, authorization or permission of a Governmental Authority set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated).
Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions:
(a) the Company shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing;
(b) (i) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05(a) (other than the first two sentences) (Capitalization), Section 4.05(b) (Capitalization) and Section 4.24 (Finders’ Fees) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (ii) the representations and warranties of the Company contained in the first two sentences of Section 4.05(a) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (iii) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date and (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(c) since the date hereof, there shall not have occurred a Company Material Adverse Effect; and
(d) Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in foregoing clauses (a) – (c) have been satisfied.
Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:
(a) each of Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing;
(b) (i) the representations and warranties of Parent and Merger Sub contained in Section 5.01(a) (Corporate Existence and Power) and Section 5.02 (Corporate Authorization) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (ii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and
(c) the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in foregoing clauses (a) – (b) have been satisfied.
ARTICLE 10
Termination
Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company and with any termination by Parent also being an effective termination by Merger Sub):
(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:
(i) the Merger has not been consummated on or before 5:00 p.m. Eastern time on May 2, 2027 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party who is in breach of, or has breached, its obligations under this Agreement, where such breach has primarily caused or resulted in the failure of the Closing to occur on or before the Outside Date;
(ii) there shall be any Order issued by any Governmental Authority of competent jurisdiction rendering illegal, or restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided that, at the time at which such Person would otherwise exercise such termination right, the material breach by such Person (and, in the case of Parent, Merger Sub’s) of its (or their) obligations under this Agreement has not been the primary cause of, or resulted in, the events specified in this Section 10.01(b)(ii); or
(iii) at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or
(c) by Parent:
(i) prior to receipt of the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred; or
(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02 not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from Parent (or, if earlier, five Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available if at such time there is any breach or inaccuracy, of any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would cause or result in the failure of a condition set forth in Section 9.03; or
(d) by the Company, if:
(i) prior to receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal; provided that (x) concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 11.04 and (y) the Company and the Board of Directors shall have complied in all material respects with Section 6.04 with respect to such Superior Proposal;
(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 9.03 not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from the Company (or, if earlier, five Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if there is any breach or inaccuracy of any of the Company’s representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would cause or result in the failure of a condition set forth in Section 9.02; or
(iii) (A) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing (assuming the satisfaction of those conditions at such time if Closing were to occur at such time)), (B) the Company has, after the failure in clause (C) below, irrevocably confirmed to Parent in writing that it is ready, willing and able to consummate the Closing on such date of confirmation and at all times during the three Business Day period immediately thereafter, and (C) Parent has failed to consummate the Closing on or prior to the date on which the Closing should have occurred pursuant to Section 2.01.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other parties specifying the provision of this Section 10.01 pursuant to which this Agreement is being terminated.
Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided that, subject to Section 11.04(c) and Section 11.04(d) in all respects, no party shall be relieved of liability to the extent such termination shall result from the fraud or any Willful Breach of this Agreement by a party prior to termination, and in each such case, such party shall be fully liable for any and all liabilities and damages that were incurred or suffered by the other parties as a result of such fraud or Willful Breach (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs and will include the benefit of the bargain lost by a party’s stockholders, which may be deemed in such event to be damages of such party as determined by the trier of fact). The Confidentiality Agreement, the Guarantee and the provisions of Section 6.03(b), this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01. For purposes of this Agreement, “Willful Breach” means any material breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

ARTICLE 11
Miscellaneous
Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

c/o Kohlberg Kravis & Roberts & Co. L.P.
30 Hudson Yards
New York, New York 10001
Attention:	Max Lin
Hunter Craig

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Jennifer S. Perkins, P.C.
David M. Klein, P.C.
Daniel A. Guerin, P.C.
Steven M. Choi
E-mail:	jennifer.perkins@kirkland.com
dklein@kirkland.com
daniel.guerin@kirkland.com
steven.choi@kirkland.com

if to the Company, to:

Integer Holdings Corporation
5830 Granite Parkway, Suite 1150
Plano, Texas 75024
Attention:	Diron Smith
Lindsay Blackwood

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	James P. Dougherty
E-mail:	james.dougherty@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 11.02. No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.04. Expenses & Fees. (a) General. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.
(i) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), the Company shall pay or cause to be paid to Parent in immediately available funds $154,000,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, concurrently with and as a condition to such termination.
(ii) If (A) this Agreement is terminated by (x) Parent or the Company pursuant to Section 10.01(b)(i) (Outside Date) and at the time of such termination the Company Stockholder Approval has not been received, (y) Parent or the Company pursuant to Section 10.01(b)(iii) (Company No Vote) or (z) Parent pursuant to Section 10.01(c)(ii) (Company Breach), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn or otherwise abandoned at least five Business Days prior to such termination of this Agreement or the date of the Company Stockholders Meeting, in the case of termination pursuant to Section 10.01(b)(iii) (Company No Vote) and (C) within 12 months following such termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal, then the Company shall concurrently with such consummation or entry into a definitive agreement, pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 11.04(b)(ii)(C), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”
(iii) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) (Parent Breach) or Section 10.01(d)(iii) (Parent Failure to Close) (or by Parent pursuant to Section 10.01(b)(i) (Outside Date), at a time when the Company had the right to terminate the Agreement pursuant to Section 10.01(d)(ii) (Parent Breach) or Section 10.01(d)(iii) (Parent Failure to Close) (in each case, without giving effect to any notice requirement or cure period or right set forth therein)), then Parent shall pay or cause to be paid to the Company in immediately available funds $307,000,000 (the “Parent Termination Fee”), in the case of a termination by the Company, within two Business Days after such termination and, in the case of a termination by Parent, concurrently with and as a condition to such termination.
(c) Each party agrees that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Company Termination Fee or the Parent Termination Fee, as applicable, constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) (and that neither such amount is excessive or unreasonably large, given the parties’ intent and dealings with each other) and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary.
(d) Notwithstanding anything herein to the contrary (but subject to Section 10.02 and Section 11.04(e)), Parent and Merger Sub agree that, except in the case of fraud or any Willful Breach of this Agreement, upon any valid termination of this Agreement under circumstances where the Company Termination Fee is payable pursuant to this Section 11.04 and such Company Termination Fee is paid in full, the receipt by Parent of the Company Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of such party in connection with this Agreement or the transactions contemplated hereby and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other parties or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives of the Company (the “Company Related Parties”) in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (other than a Willful Breach). Notwithstanding the foregoing, this Section 11.04(d) shall not relieve the Company from any liability for fraud or Willful Breach. Notwithstanding anything to the contrary in this Agreement, other than the Company’s injunctive, specific performance and equitable relief rights, as and only to the extent expressly permitted by Section 11.13, (i) the Company’s right to terminate this Agreement pursuant to Section 10.01(d)(iii) or Section 10.01(d)(iii) and receive payment of the Parent Termination Fee, the Reimbursement Obligations (subject to the Reimbursement Cap) and the Collection Obligations (subject to the Collection Cap) from Parent (or the Sponsor under and in accordance with the Guarantee) shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company and any of its Affiliates against Parent, Merger Sub, Sponsor and any of its or their Affiliates or any of its or their respective former, current or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or Representatives (the “Parent Related Parties”), or any Debt Financing Sources for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement and the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or the failure to consummate the Merger and (ii) other than the payment of the Parent Termination Fee, the Reimbursement Obligations (subject to the Reimbursement Cap) and the Collection Obligations (subject to the Collection Cap) to the Company by Parent (or Sponsor under the Guarantee) if and when due, no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or failure to consummate the Merger. Notwithstanding the foregoing, in the event that this Agreement is terminated without the Closing having occurred, this Section 11.04(d) will not relieve Parent or Merger Sub from any liability for any fraud or any Willful Breach of this Agreement, except that under no circumstances will the amount payable by Parent and Merger Sub under this Agreement (for clarity, including the Parent Termination Fee, if payable) whether payable hereunder or by Sponsor under the Guarantee exceed, in the aggregate, the amount of the Parent Termination Fee plus the Reimbursement Obligations (subject to the Reimbursement Cap) and the Collection Obligations (subject to the Collection Cap). Each party acknowledges and agrees that in no event shall the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, other than the Company’s injunctive, specific performance and equitable relief rights, the Company acknowledges and agrees that in no event will the Company or any Company Related Party seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award or damages (including consequential, special, indirect or punitive damages) against any Parent Related Party with respect to this Agreement, the Financing Commitment Letters, the Guarantee or the Merger (including any breach by any Parent Related Party), the termination of this Agreement, the failure to consummate the Merger or any Proceedings under Applicable Law arising out of any such breach, termination or failure (including in the event of any Willful Breach), other than the Company seeking the Parent Termination Fee, the Reimbursement Obligations (subject to the Reimbursement Cap) and the Collection Obligations (subject to the Collection Cap) from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Company seeking the Parent Termination Fee, the Reimbursement Obligations (subject to the Reimbursement Cap) and the Collection Obligations (subject to the Collection Cap) from the Sponsor to the extent expressly provided for in the Guarantee. For the avoidance of doubt, nothing in this Section 11.04(d) shall (i) limit any remedies of Parent prior to any such termination of this Agreement under circumstances where the Company Termination Fee is payable pursuant to this Section 11.04, including specific performance pursuant to Section 11.13 or (ii) shall restrict the Company’s entitlement to seek and obtain specific performance (1) hereunder as and to the extent permitted by Section 11.13, (2) against the Sponsor under the Guarantee or (3) under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein. In no event will any party be entitled to receive both (A) a grant of specific performance which results in the consummation of the Closing as contemplated in this Agreement and (B) payment of the Company Termination Fee or the Parent Termination Fee, as applicable.
(e) If the Company or Parent fails to promptly pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, Parent or the Company, as applicable, commences a Proceeding that results in a judgment against the other for such amount or any portion thereof, the responsible party will pay the other its reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on such amount due or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law (the foregoing obligations, the “Collection Obligations”); provided that (i) the Collection Obligations payable pursuant to this Section 11.04(e) shall not exceed $5,000,000 in the aggregate (the “Collection Cap”).
(f) Except as expressly set forth in Section 2.03(c), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent when due. Parent shall file, or cause to be filed, all Tax Returns and other documentation required to be filed with respect to such Taxes and fees.
Section 11.05. Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in the corresponding section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule or Parent Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule or Parent Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule or Parent Disclosure Schedule is being provided solely for the purpose of making disclosures under this Agreement. In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section 11.06. Binding Effect; Third Party Beneficiaries; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to Section 7.02, which shall insure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; (ii) the right of any holders of Company Common Shares and Company Equity Awards to receive the Merger Consideration following the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement and (iii) the right of the Company, on behalf of the holders of Company Common Shares and Company Equity Awards (each of which are third party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to pursue specific performance as set forth in Section 11.13 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties acknowledge and agree will not be limited to reimbursement of expenses or out of pocket costs and may include the benefit of the bargain lost by such holders) in the event of a Willful Breach hereof by Parent of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders.
(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. relieve Parent or Merger Sub of its obligations under this Agreement or enlarge, alter or change any obligation of any party hereto or due to Parent or Merger Sub. Any purported assignment, delegation or other transfer without such consent or otherwise consistent with the foregoing sentence shall be void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction. Any and all claims, controversies, causes of action, or other Proceedings arising out or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction.
Section 11.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, relating to, or in connection with, this Agreement shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state courts, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.
Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written definitive agreement or other communication).
Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement, the Equity Commitment Letter and the Guarantee constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, solely for purposes of Section 251 of the DGCL, the Company Disclosure Schedule is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger.”
Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.13. Specific Performance.
(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that, subject to Section 11.13(b), the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement, the Guarantee and/or the Equity Commitment Letter, or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of speciﬁc performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Each of Parent and Merger Sub acknowledges and agrees that the Company may pursue a grant of specific performance under this Section 11.13, the payment of the Parent Termination Fee and damages; provided that in no event shall the Company be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Parent Termination Fee or damages.
(b) Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that the right of the Company to specific performance in connection with enforcing the obligations of Parent and Merger Sub hereunder and under the Equity Commitment Letter to effect the Closing or cause the Equity Financing to be funded will be subject to the requirements that (i) all of the conditions in Section 9.01 and Section 9.02 (other than those conditions which by their terms or nature are to be satisfied at the Closing (but subject to such conditions being satisfied or, to the extent permissible, waived at Closing)) have been satisfied or waived and remain so satisfied or waived at the time specific performance is granted, and Parent failed to consummate the Closing on or prior to the date the Closing should have occurred pursuant to Section 2.01, (ii) after such failure referenced in clause (i), the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Closing on such date of confirmation and at all times during the three Business Day period immediately thereafter and will consummate the Closing if specific performance is granted, (iii) the Debt Financing (or any Alternative Financing in accordance with Section 7.04) has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing, and (iv) Parent fails to consummate the Closing within three Business Days after receipt of such irrevocable notice. In no event shall Parent be obligated to both (x) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (y) pay the Parent Termination Fee or any other monetary damages whatsoever.
Section 11.14. Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company and Parent, on behalf of themselves and their Subsidiaries and Affiliates, hereby: (a) (i) agree that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof; and (ii) irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agree not to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agree that service of process upon the Company or Parent, or any of their Subsidiaries in any such action or proceeding shall be effective if notice is given in accordance with Section 11.01, (d) waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (e) waive, to the fullest extent permitted by Applicable Law, all rights of trial by jury in any action brought against the Debt Financing Sources Related Parties in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agree that no Debt Financing Sources Related Party will have any liability to the Company or any of its Subsidiaries in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder), and (g) agree that that (i) the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, this Section 11.14 and Section 11.04(d) and (ii) such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 11.14 and Section 11.04(d)) together with Section 11.07 shall not be amended in any way materially adverse to any Debt Financing Source Related Parties without the prior written consent of the Debt Financing Sources.
Section 11.15. No Recourse.
(a) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Parent Related Parties that are expressly identified as parties hereto and no Parent Related Parties (other than Parent, Merger Sub and the Sponsor to the extent set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate contemplated by this Agreement and executed by an officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity.
(b) The Company (on behalf of itself and any Person claiming by through or on behalf of the Company) agrees that it shall not institute, and shall not permit any of its Representatives or Affiliates to bring, make or institute any action, claim or Proceeding (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and none of the Parent Related Parties shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein, or the Sponsor pursuant to the Equity Commitment Letter or the Guarantee (in each case, in accordance with the terms set forth therein).
[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

INTEGER HOLDINGS CORPORATION

By:	/s/ Payman Khales
	Name:	Payman Khales
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

ARMSTRONG PARENT, INC.

By:	/s/ Max Lin
	Name:	Max Lin
	Title:	President

ARMSTRONG BIDCO, INC.

By:	/s/ Max Lin
	Name:	Max Lin
	Title:	President

[Signature Page to Merger Agreement]

Exhibit A

Certificate of Incorporation of Surviving Corporation

Annex B
Opinion of Goldman Sachs & Co. LLC
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
August 2, 2026

Board of Directors
Integer Holdings Corporation
5830 Granite Parkway, Suite 1150
Plano, TX 75024
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Armstrong Parent, Inc. (“Buyer”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Integer Holdings Corporation (the “Company”) of the $127 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 2, 2026 (the “Agreement”), by and among Buyer, Armstrong Bidco, Inc., a wholly owned subsidiary of Buyer, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Buyer, any of their respective affiliates and third parties, including KKR & Co. Inc. (“KKR”), an affiliate of Buyer, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with KKR and/or its subsidiaries. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to KKR and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as book runner with respect to a convertible notes offering of KKR in March 2025; as book runner with respect to a bank loan to Simon & Schuster Inc., a portfolio company of KKR, in August 2025; as financial advisor to KKR with respect to its acquisition of OSTTRA in October 2025; as financial advisor to Kito Crosby, a portfolio company of KKR, with respect to its acquisition of Datagroup in February 2026; as financial advisor to Varsity Brands Inc., a portfolio company of KKR, with respect to its sale in April 2026; as book runner with respect to an equity offering of BrightSpring Health Services,

Board of Directors
Integer Holdings Corporation
August 2, 2026

a portfolio company of KKR, in June 2026; and as financial advisor to Lorca Telecom Bidco, a portfolio company of KKR, with respect to the sale of its stake in MasOrange in June 2026. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Buyer, KKR and their respective affiliates and, as applicable, portfolio companies for which Goldman Sachs Investment Banking may receive compensation. Funds managed by affiliates of Goldman Sachs & Co. LLC also are co-invested with KKR and/or its affiliates and have invested in equity interests of funds managed by affiliates of KKR. Such funds managed by affiliates of Goldman Sachs & Co. LLC may co-invest with, and invest in equity interests of, KKR and/or its affiliates or funds managed thereby in the future.
We further note that, in connection with the issuance of the Company’s 2.125% convertible senior notes due 2028 in February 2023 and the Company’s 1.875% convertible senior notes due 2030 in March 2025 (collectively, the “Convertible Notes”), the Company entered into capped call transactions with respect to the Convertible Notes (collectively, the “Capped Call Transactions”) with Goldman Sachs & Co. LLC and other counterparties, each acting as principal for its own account, consisting of the purchase by the Company of capped call options with respect to collectively approximately 9.8 million Shares, the aggregate number of Shares underlying the Convertible Notes. The Capped Call Transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the Transaction. In particular, under the terms of the Capped Call Transactions, Goldman Sachs & Co. LLC and the other counterparties, each acting separately as calculation agent under the Capped Call Transactions to which it is a party, is entitled in certain circumstances to make adjustments to the terms of such Capped Call Transactions to reflect the economic effect of the announcement of the Transaction on the embedded call options. In addition, each of Goldman Sachs & Co. LLC and the other counterparties may, acting separately as the calculation agent, determining party or otherwise as principal under the Capped Call Transactions to which it is a party, determine such adjustments and/or value owed upon termination or cancellation in respect of such Capped Call Transactions in accordance with their terms, and a payment may be made to or from Goldman Sachs & Co. LLC and/or its affiliates under various circumstances, including on or following consummation or abandonment of the Transaction. Goldman Sachs Investment Banking may receive a portion of any gain or loss realized by Goldman Sachs & Co. LLC in respect of the Capped Call Transactions, including any termination payment. All actions or exercises of judgment by Goldman Sachs & Co. LLC, in its capacity as calculation agent, pursuant to the terms of the Capped Call Transactions to which it is a party must be performed in good faith and a commercially reasonable manner.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2025; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

Board of Directors
Integer Holdings Corporation
August 2, 2026

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Buyer and its affiliates) of Shares, as of the date hereof, of the $127 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $127 in cash per Share to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Buyer or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $127 in cash per Share to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)

SCAN TO
VIEW MATERIALS & VOTE

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m. Central Time on October 20, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T03521-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTEGER HOLDINGS CORPORATION

The Board of Directors recommends you vote FOR the following proposals (as listed in the proxy statement):

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on October 21, 2026:
The Notice and Proxy Statement is available at www.proxyvote.com.

T03522-TBD

Integer Holdings Corporation
Special Meeting of Stockholders
October 21, 2026 at 9:00 a.m. Central Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and Proxy Statement, hereby appoint(s) Lindsay K. Blackwood and Diron Smith, and each of them, acting individually or in the absence of others, as proxies, each with the full power of substitution and re-substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this card, all of the shares of common stock of Integer Holdings Corporation that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually at 9:00 a.m. Central Time on October 21, 2026 at www.virtualshareholdermeeting.com/ITGR2026SM and any postponements or adjournments thereof. The undersigned hereby revokes all proxies previously given by the undersigned with respect to the Special Meeting of Stockholders, including any previously given by telephone or internet.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, the proxies will have authority to vote "FOR" Proposal 1, the merger agreement proposal, "FOR" Proposal 2, the merger-related compensation proposal, and "FOR" Proposal 3, the adjournment proposal, and in their discretion on any other matters that may properly come before the meeting.

Continued, and must be signed and dated on the other side